           EXHIBIT 10.1

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

by and among

HARBINGER GROUP INC.,

CF TURUL LLC,

PROVIDENCE TMT DEBT OPPORTUNITY FUND II, L.P.

PECM STRATEGIC FUNDING L.P.,

and

WILTON RE HOLDINGS LIMITED

May 12, 2011

This Securities Purchase Agreement contains a number of representations and warranties which the Company and the Purchasers have made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the Company and the Purchasers have exchanged in connection with signing the Securities Purchase Agreement. These disclosure schedules contain information that has been included in the general prior public disclosures of the Company, as well as additional non-public information. While we do not believe that this non-public information is required to be publicly disclosed by the Company under the applicable securities laws, that information does modify, qualify and create exceptions to the representations and warranties set forth in the Securities Purchase Agreement. In addition, these representations and warranties were made as of the date of the Securities Purchase Agreement. Information concerning the subject matter of the representations and warranties may have changed since the date of the Securities Purchase Agreement, which subsequent information may or may not be fully reflected in the public disclosures of the Company. Moreover, representations and warranties are frequently utilized in Securities Purchase Agreements as a means of allocating risks, both known and unknown, rather than to make affirmative factual claims or statements. Accordingly, ONLY THE PARTIES TO THIS AGREEMENT SHOULD RELY ON THE REPRESENTATIONS AND WARRANTIES AS CURRENT CHARACTERIZATIONS OF FACTUAL INFORMATION ABOUT THE COMPANY OR THE PURCHASERS.

i

Annexes

Annex A	Shares and Purchasers

Exhibits

Exhibit A	Form of Certificate of Designation
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Tag-Along Agreement
Exhibit D	Form of Corporate Opportunities Agreement
Exhibit E	Form of Legal Opinion
Exhibit F	Form of Indemnification Agreement
Exhibit G	Form of Stockholder Written Consent

 INDEX OF DEFINED TERMS

Term	Section
Agreement	Preamble
Antitrust Regulatory Requirements	5.1(a)
Basket Amount	10.4
Capitalization Date	3.2(a)
Certificate of Designation	Recitals
Change	1
Closing	2.2(a)
Closing Date	2.2(a)
Company	Preamble
Company Annual Report	3.8(a)
Company Financial Statements	3.8(c)
Company Indemnified Parties	10.3
Company Indemnified Party	10.3
Company Intellectual Property	3.12(c)
Company SEC Filings	3.8(a)
Confidential Information	5.11(a)
Consent	3.6
Contracts	3.23(a)(v)
Convertible Preferred Stock	Recitals
Corporate Opportunities Agreement	Recitals
Debt Exercise Notice	5.5(d)(ii)
Debt Participation Amount	5.5(b)
Debt Participation Right	5.5(b)
Debt Participation Rights Notice	5.5(d)(i)
Debt Transaction	5.5(b)
Debt Transaction Lender	5.5(b)
DGCL	Recitals
Disclosure Schedule	3
Environmental Permits	3.20(a)(i)
ERISA Affiliate	3.13(d)
Foreign Benefit Plans	3.13(f)
Form S-4	3.8(a)
Fortress Purchaser	Preamble
GAAP	3.8(c)
Indemnification Agreement	7.2(b)
Indemnified Party	10.5
Indemnifying Party	10.5
Insurance Regulatory Authorities	5.1(b)
Law	3.5
Laws	3.5
Leased Real Property	3.21(b)
Lien	3.5

Term	Section
Material Contract	3.23(a)
New York Court	12.5(b)
NYSE	3.16(a)
NYSE Plan	3.16(b)
OM Financial Statements	3.16(b)
Participation Rights	5.5(b)
PECM Purchaser	Preamble
Preferred Participation Amount	5.5(a)
Preferred Stock	3.2(a)
Purchaser Adverse Effect	4.3
Purchaser Indemnified Parties	10.1
Purchaser Indemnified Party	10.1
Registration Rights Agreement	Recitals
Rule 144	4.8(a)
Securities Exercise Notice	5.5(c)(ii)
Securities Participation Amount	5.5(a)
Securities Participation Right	5.5(a)
Securities Participation Rights Notice	5.5(c)(i)
Share	2.1
Share Purchase Price	2.1
Shares	2.1
Spectrum Financial Statements	3.8(e)
Spectrum SEC Reports	3.27(o)
Standstill Period	5.4(a)
Survival Period	10.2
Tag-Along Agreement	Recitals
Third Party Intellectual Property	3.12(c)
Wilton Purchaser	Preamble
Zap.Com Financial Statements	3.8(d)
Zap.Com SEC Reports	3.8(b)

v

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated May 12, 2011, by and among Harbinger Group Inc., Delaware corporation (the “Company”), CF Turul LLC, a Delaware limited liability company (the “Fortress Purchaser”), PECM Strategic Funding L.P., a Cayman Islands limited partnership, Providence TMT Debt Opportunity Fund II, L.P., a Cayman Islands limited partnership (together with PECM Strategic Funding L.P., each a “PECM Purchaser” and collectively, the “PECM Purchasers”) and Wilton Re Holdings Limited, a Bermuda limited company (the “Wilton Purchaser”).

WHEREAS, the Company has authorized the issuance and sale of up to 400,000 shares of Series A Participating Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Convertible Preferred Stock”), the rights, preferences and privileges of which are to be set forth in a Certificate of Designation, in the form attached hereto as Exhibit A (the “Certificate of Designation”), which shares of Convertible Preferred Stock shall be convertible into authorized but unissued shares of Common Stock (as defined below);

WHEREAS, subject to the terms and conditions set forth herein, the Company desires to issue and sell to the several Purchasers, and the several Purchasers desire to purchase from the Company, the Shares (as defined below);

WHEREAS, the Board (as defined below) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and the other Transaction Agreements (as defined below) to which the Company is a party providing for the transactions contemplated hereby and thereby in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, and (ii) approved the execution, delivery and performance of this Agreement and the other Transaction Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the DGCL upon the terms and conditions contained herein and therein;

WHEREAS, each Purchaser has approved the execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby in accordance with applicable law upon the terms and conditions contained herein and therein;

WHEREAS, as a condition to the consummation of the transactions contemplated hereby, on the Closing Date the Company and/or certain of the Harbinger Affiliates and the Fortress Purchaser will enter into (i) the Registration Rights Agreement in the form attached as Exhibit B hereto (the “Registration Rights Agreement”), (ii) the Tag-Along Side Letter in the form attached as Exhibit C hereto (the “Tag-Along Agreement”) and (iii) the Corporate Opportunities Side Letter in the form attached as Exhibit D hereto (the “Corporate Opportunities Agreement”); and

WHEREAS, as a condition to the consummation of the transactions contemplated hereby, on the Closing Date the Company and/or certain of the Harbinger Affiliates, the PECM

Purchasers and the Wilton Purchaser will enter into (i) the Registration Rights Agreement and (ii) the Tag-Along Agreement.

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1.           Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“Accreting Dividends” shall have the meaning set forth in the Certificate of Designation.

“Acquisition Date” means July 9, 2009.

“Additional Permitted Preferred Stock” shall have the meaning set forth in the Certificate of Designation.

 “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that with respect to the Wilton Purchaser, the term Affiliate shall mean any other Person that directly, or indirectly, through one or more intermediaries is controlled by the Wilton Purchaser.  Notwithstanding the foregoing, (i) none of the Company, its Subsidiaries or its other controlled Affiliates, nor any Harbinger Affiliates shall be considered Affiliates of any Purchaser, (ii) no Purchaser shall be considered an Affiliate of any Portfolio Company in which such Purchaser or any of its Affiliates have made a debt or equity investment (provided, however, that for purposes of Sections 5.4 and 5.6 hereof, a Purchaser shall be considered an Affiliate of any such Portfolio Company if such Portfolio Company has received material confidential information regarding the Company or any of its Subsidiaries  from such Purchaser or any of its Affiliates in violation of Sections 5.11 (disregarding for this purpose clause (v) of Section 5.11(a)), and (iii) no Purchaser shall be considered an Affiliate of any other Purchaser or any of such other Purchaser's Affiliates; provided, however, that a Portfolio Company shall be deemed to be an Affiliate of a Purchaser if such Purchaser, directly or indirectly, encouraged, directed or caused such Portfolio Company to take any action that would have been prohibited by the terms of this Agreement if such Portfolio Company had been an Affiliate of such Purchaser but for clause (ii) of this definition.

“Agreement” shall have the meaning set forth in the preamble.

“Antitrust Laws” means the HSR Act and any foreign antitrust Laws.

“Antitrust Regulatory Requirements” shall have the meaning set forth in Section 5.1.

“Basket Amount” shall have the meaning set forth in Section 10.4.

“Beneficially Own,” “Beneficially Owned,” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act; provided, however, that, other than for purposes of the definition of “Hedging Agreement”,  a Person will be deemed to be the beneficial owner of any security which may be acquired by such Person whether within 60 days or thereafter, upon the conversion, exchange or exercise

(without giving effect to any provision governing such security that would limit, reduce or otherwise restrict the conversion, exchange or exercise features of such security) of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire such security; provided, further, that for purposes of Section 5.4, the Convertible Preferred Stock shall be deemed to be convertible at any time notwithstanding the limitations on conversion thereof contained in SECTION 5 of the Certificate of Designation.

“Benefit Plans” with respect to any Person shall mean each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee of such Person or its Subsidiaries has any present or future right to benefits or which are contributed to, sponsored by or maintained by the Person or any of its Subsidiaries.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Capitalization Date” shall have the meaning set forth in Section 3.2(a).

“Certificate of Designation” shall have the meaning set forth in the recitals.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company, or any other shares of capital stock into which the Common Stock shall be reclassified or changed.

“Company” shall have the meaning set forth in the preamble.

“Company Annual Report” shall have the meaning set forth in Section 3.8(a).

“Company Change in Control Event” means any transaction or series of transactions (as a result of a tender offer, merger, consolidation, reorganization or otherwise) that results in, (i) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company and its Subsidiaries (taken as a whole) to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (including any liquidation, dissolution or winding up of the affairs of the Company, or any other distribution made, in connection therewith); (ii) any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) becoming the ultimate Beneficial Owner, directly or indirectly, of 35% or more of the voting power of the Voting Stock of the Company other than a Harbinger Affiliate or any Purchaser (aggregated with its Affiliates); provided, that such event shall not be deemed a Change of Control so long as one or more Harbinger Affiliates shall Beneficially Own more of the voting power of the Voting Stock of the Company than such person or group; or (iii) the Continuing Directors ceasing to constitute a majority of the members of the Board.  For purposes of this definition, (x) any direct or indirect holding company of the Company shall not itself be considered a Person for purposes of clause (ii) above or a “person” or “group” for purposes of clause (ii) above, provided that no “person” or “group” (other than the Harbinger Affiliates or another such holding company) Beneficially Owns, directly or indirectly, more than 50% of the voting power of the voting stock of such company, and a majority of the voting stock of such holding company immediately following it becoming the holding company of the Company is Beneficially Owned by the Persons who Beneficially Owned the voting power of the Voting Stock of the Company immediately prior to it becoming such holding company and (y) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Company Financial Statements shall have the meaning set forth in Section 3.8(c).

“Company Indemnified Party” shall have the meaning set forth in Section 10.3.

“Company Intellectual Property” shall have the meaning set forth in Section 3.12(c).

“Company Option” shall mean an option to acquire shares of Common Stock that was issued under any Company Stock Plan.

“Company SEC Filings” shall have the meaning set forth in Section 3.8(a).

“Company Stock Plans” shall mean the plans listed on Schedule 1.2.

“Confidential Information” shall have the meaning set forth in Section 5.11(a).

“Consent” shall have the meaning set forth in Section 3.6.

“Continuing Directors” means, as of any date of determination, any member of the Board who was: (x) a member of the Board on the Closing Date; (y) nominated for election or elected pursuant to any of the Transaction Agreements, or (z) nominated for election or elected to such Board with the approval of the Harbinger Affiliates or a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Contracts” shall have the meaning set forth in Section 3.23(a)(v).

“control” (including the terms “controlling” “controlled by” and “under common control with”) with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, as of the date hereof (but without precluding a different determination as of any date subsequent to the date hereof dependent on the relevant facts and circumstances at such time), the Company shall not be considered to control Spectrum.

“Conversion Price” shall have the meaning set forth in the Certificate of Designation.

“Conversion Shares” shall mean the shares of Common Stock issuable upon the conversion of the Convertible Preferred Stock as provided for in the Certificate of Designation.

“Convertible Preferred Stock” shall have the meaning set forth in the recitals.

“Corporate Opportunities Agreement” shall have the meaning set forth in the recitals.

“Debt Exercise Notice” shall have the meaning set forth in Section 5.5(d)(ii).

“Debt Participation Amount” shall have the meaning set forth in Section 5.5(b).

“Debt Participation Right” shall have the meaning set forth in Section 5.5 (b).

“Debt Participation Rights Notice” shall have the meaning set forth in Section 5.5(d)(i).

“Debt Transaction” shall have the meaning set forth in Section 5.5(b).

“Debt Transaction Lender” shall have the meaning set forth in Section 5.5(b).

“DGCL” shall have the meaning set forth in the recitals.

“Director” means any member of the Board.

“Disclosure Schedule” shall have the meaning set forth in Section 3.

“Draft 10-Q” shall have the meaning set forth in Section 3.8(a).

“Environmental Law” shall mean any and all Laws relating to the protection of the environment (including ambient air, surface water, groundwater or land) or natural resources and any other Laws concerning human exposure to Hazardous Substances.

“Environmental Permits” shall have the meaning set forth in Section 3.20(a)(i).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 3.13(d).

“Equity Securities” shall mean, with respect to any Person, (i) shares of capital stock of, or other equity or voting interest in,  such Person, (ii)  any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, such Person,

(iii) options, warrants, rights or other commitments or agreements to acquire from such Person, or that obligates such Person to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, such Person, (iv) obligations of such Person to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Person and (v) the capital stock of such Person.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“Foreign Benefit Plans” shall have the meaning set forth in Section 3.13(f).

“Form S-4” shall have the meaning set forth in Section 3.8(a).

“Fortress Entities” means, from time to time, the Fortress Purchaser and its Affiliates.

“Fortress Representative” shall have the meaning set forth in the Certificate of Designation.

“FS/OM Permitted Activities” shall have the meaning set forth in the Certificate of Designation.

“GAAP” shall have the meaning set forth in Section 3.8(c).

“Governmental Entity” shall mean any United States or non-United States federal, state or local government, or any agency, bureau, board, commission, department, tribunal or instrumentality thereof or any court, tribunal, or arbitral or judicial body.

“Harbinger Affiliate” shall mean any of Philip A. Falcone, Harbinger Capital Partners, or any limited partnership, limited liability company, corporation or other entity that controls, is controlled by, or is under common control with Philip A. Falcone or Harbinger Capital Partners (other than the Company and its Subsidiaries).

“Harbinger Capital Partners” shall mean Harbinger Capital Partners LLC and Harbinger Capital Partners II LP, collectively.

“Harbinger F&G” shall mean Harbinger F&G, LLC (f/k/a Harbinger OM, LLC).

“Hazardous Substance” shall mean any substance, material or chemical that is characterized or regulated under any Environmental Law as “hazardous,” a “pollutant,” “waste,” a “contaminant,” “toxic” or words of similar meaning or effect, or that could result in liability under any Environmental Law, and shall include petroleum and petroleum products, polychlorinated biphenyls, lead, crystalline silica and asbestos.

“Hedging Agreement” shall mean any swap, forward or option contract or any other agreement, arrangement, contract or transaction that hedges the direct economic exposure to a decline in value resulting from ownership by any Person of the Common Stock, the Convertible

Preferred Stock or the equity securities of any Subsidiary of the Company that are traded on a national securities exchange, regardless of whether any such agreement, arrangement, contract or transaction is to be settled by delivery of securities, in cash or otherwise; provided, however, that, for the avoidance of doubt, in no event shall an agreement providing for (i) the direct Transfer of Common Stock or Convertible Preferred Stock actually Beneficially Owned by such Person or (ii) transactions involving an index-based portfolio of securities that includes Common Stock or common equity securities of any Subsidiary (provided that the value of such Common Stock or common equity securities of any Subsidiary, as applicable, in such portfolio is not more than 10% of the total value of the portfolio of securities) be deemed a “Hedging Agreement” hereunder.

“Hedging Limitation Period” shall mean the period from the date hereof until the earlier of (i) the twelve (12) month anniversary of the Closing or (ii) the occurrence of a Specified Breach Event.

“Holdco Equity Securities” means, with respect to an Intermediate Holding Company Subsidiary:  (i) shares of capital stock of, or other equity or voting interest in, such Intermediate Holding Company Subsidiary, (ii) securities of such Intermediate Holding Company Subsidiary convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, such Intermediate Holding Company Subsidiary, (iii) outstanding options, warrants, rights or other commitments or agreements to acquire from such Intermediate Holding Company Subsidiary, or that obligates such Intermediate Holding Company Subsidiary to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, such Intermediate Holding Company Subsidiary, (iv) obligations of such Intermediate Holding Company Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Intermediate Holding Company Subsidiary.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all of the rules and regulations promulgated thereunder.

“Indemnification Agreement” shall have the meaning set forth in Section 7.2(b).

“Indemnified Party” shall have the meaning set forth in Section 10.5.

“Indemnifying Party” shall have the meaning set forth in Section 10.5.

“Information Statement” means the information statement (as defined in Rule 14c-1 under the Exchange Act), as amended or supplemented from time to time, relating to (a) the ability of the Purchasers to (i) vote on an as-converted basis with the Common Stock such that the Shares will have voting power equal to or in excess of twenty percent (20%) of the voting power outstanding before such grant of voting power and (ii) convert any of the Shares into a number of shares of Common Stock equal to or in excess of twenty percent (20%) of the number of shares of Common Stock outstanding before such conversion, and (b) (i) the ability of the Purchasers to exercise Securities Participation Rights and (ii) the issuance of Equity Securities of the Company pursuant to such exercise of Securities Participation Rights, in each of the cases of clauses (i) and (ii), pursuant to, and in accordance with, Section 5.5.

“Insurance Regulatory Authorities” shall have the meaning set forth in Section 5.1(b).

“Insurance Subsidiaries” shall have the meaning set forth in the Old Mutual Purchase Agreement.

“Intermediate Holding Company Subsidiary” shall mean any Subsidiary of the Company that is a holding company that holds equity interests in two (2) or more Portfolio Companies engaged in unrelated lines of business; provided, however, that (w) Spectrum shall not be considered an Intermediate Holding Company Subsidiary, (x) the reinsurance and insurance businesses shall be considered to be a single line of business, (y) any Portfolio Company that operates in more than one (1) Specified Industry shall be an Intermediate Holding Company Subsidiary and (z) any Portfolio Company that operates in only one (1) Specified Industry shall not be an Intermediate Holding Company Subsidiary.

“Intellectual Property” shall mean all U.S. or foreign intellectual property, including (i) patents, trademarks, service marks, trade names, domain names, other source indicators and the goodwill of the business symbolized thereby, copyrights, works of authorship in any medium, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs (“Registered Intellectual Property”), (iii) inventions, processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

“Knowledge” shall mean, with respect to the Company, the knowledge of any of the Persons set forth on Schedule 1.1.  Such individuals will be deemed to have “knowledge” of a particular fact or other matter if (i) such individual has or at any time had actual knowledge of such fact or other matter or (ii) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably diligent review concerning the existence thereof with each employee of the Company or any of its Subsidiaries who reports directly to such individual and who (x) has responsibilities or (y) would reasonably be expected to have actual knowledge of circumstances or other information, in each case, that would reasonably be expected to be pertinent to such fact or other matter. Notwithstanding the foregoing, the Company will be deemed to have knowledge of any fact or matter of which an officer of the Company has received written notice (whether in hard copy, digital or electronic format).

“Law” shall have the meaning set forth in Section 3.5.

“Leased Real Property” shall have the meaning set forth in Section 3.21(b).

“Legal Proceeding” shall mean any action, suit, litigation, petition, claim, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, or investigation by or before, or otherwise involving, any court or other Governmental Entity or arbitral body.

“Liability” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall have the meaning set forth in Section 3.5.

“Losses” shall mean any and all actions, causes of action, suits, claims, liabilities, losses, damages, penalties, judgments, costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses), it being agreed that Losses may include any losses that any Person deciding any dispute in respect thereof (whether a court, jury or other Person) may determine are recoverable, including if so determined to be recoverable, losses that represent diminution in value.

“Material Adverse Effect” shall mean any fact, circumstance, event, change, effect, occurrence or development (each, a “Change”) that, individually or in the aggregate with all other Changes, has a material adverse effect on or with respect to the business, operations, assets (including intangible assets), liabilities, results of operation or financial condition of the Company and its Subsidiaries taken as a whole, provided, however, that a Material Adverse Effect shall not include any Change (by itself or when aggregated or taken together with any and all other Changes) (i) generally affecting the industries in which the Company and its Subsidiaries operate or economic conditions in the United States (including changes in the capital or financial markets generally); (ii) resulting from any outbreak or escalation of hostilities or acts of war or terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States; (iii) resulting from changes (or proposed changes) in Law or GAAP (or authoritative interpretations thereof); (iv) resulting from changes in the market price or trading volume of the Company’s or Spectrum’s securities or from the failure of the Company or any of its Subsidiaries to meet projections, forecasts or estimates (it being understood that the causes underlying such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (v) acts of God (including earthquakes, storms, fires, floods and natural catastrophes), (vi) effects relating to or arising from the announcement of the execution of this Agreement or the transactions contemplated hereby or the identity of any Purchaser or a Purchaser’s Affiliates, including the loss of any customers, suppliers or employees; (vii) effects resulting from compliance with the terms and conditions of this Agreement or any other Transaction Agreement to which the Company is a party by the Company or any of its Subsidiaries or consented to in writing by a Purchaser, (viii) the seasonality of the business of the Company or any of its Subsidiaries, or (ix) any breach of this Agreement by a Purchaser, except to the extent that, with respect to clauses (i), (ii), (iii), (iv) and (v), the impact of such Changes is disproportionately adverse to the Company and its Subsidiaries.  For purposes of Sections 3.8(f), 3.8(g) and 3.27(q),it is expressly agreed that with respect to the historical financial statements of Old Mutual referenced therein, no error or omission or alleged error or omission therein will be considered in determining whether a Material Adverse Effect has occurred unless and then only to the extent such error or omission would have or would reasonably be expected to result in a Fair Market Value (as defined in the Indenture) of Old Mutual as of the Closing Date that is less than $350 million and would otherwise constitute a Material Adverse Effect (and then only to the extent the Fair Market Value of Old Mutual as of the Closing Date is less than $350 million).

“Material Contracts” shall have the meaning set forth in Section 3.23(a).

“New York Court” shall have the meaning set forth in Section 12.5(b).

“Notes” shall mean the Company’s 10.625% Senior Secured Notes due 2015.

“NYSE” shall have the meaning set forth in the Section 3.16(a).

“NYSE Plan” shall have the meaning set forth in the Section 3.16(b).

“Old Mutual” shall mean Fidelity & Guaranty Life Holdings, Inc., a Delaware corporation (f/k/a Old Mutual U.S. Life Holdings, Inc.).

“Old Mutual Purchase Agreement” shall mean the First Amended and Restated Stock Purchase Agreement, dated as of February 17, 2011, between OM Group (UK) Limited and Harbinger F&G.

“OM Financial Statements” shall have the meaning set forth in Section 3.8(f).

“Participation Percentage” shall have the meaning set forth in Section 5.5(a).

“Participating Purchaser” means each of the Fortress Purchaser and the PECM Purchasers.

“Participation Rights” shall have the meaning set forth in Section 5.5(b).

“Participation Rights Fraction” shall mean, (x) in the case of the Fortress Purchaser, a fraction, the numerator of which is the number of shares of Common Stock held by the Fortress Entities on a fully-diluted basis from either the Shares or the Common Stock issuable on conversion of the Shares, as of such date, and the denominator of which is the number of shares of Common Stock then outstanding on a fully-diluted basis, as of such date, and (y) in the case of a PECM Purchaser, a fraction, the numerator of which is the product of (A) the number of shares of Common Stock held by such PECM Purchaser on a fully-diluted basis from either the Shares or the Common Stock issuable on conversion of the Shares, as of such date, multiplied by (B) 0.75, and the denominator of which is the number of shares of Common Stock then outstanding on a fully-diluted basis, as of such date.

“PECM Purchaser” shall have the meaning set forth in the preamble.

“Permitted Liens” means, (a) local, state and federal Laws, including, without limitation, zoning or planning restrictions, and utility lines, easements, permits, covenants, conditions, restrictions, rights-of-way, oil, gas or mineral leases of record and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the continued use of such property for the purposes for which the property is currently being used by the Company or any Subsidiary, (b) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded on the Company Financial Statements, (c) Liens for carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ and similar Liens incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded on the Company Financial Statements, (d) Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, which do not materially impair the value of the underlying property or the continued use of such property for the purposes for which the property is currently being used by the Company or any Subsidiary, (e) Liens granted under equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (f) Liens permissible under any applicable loan agreements and indentures, (g) restrictions arising under applicable securities Laws and (h) Liens securing the Notes.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.

“Portfolio Company” shall have the meaning set forth in the Certificate of Designation.

“Preferred Participation Amount” shall have the meaning set forth in Section 5.5(a).

“Preferred Stock” shall have the meaning set forth in Section 3.2(a).

“Protected Information” shall have the meaning set forth in Section 5.1(b).

“Public Market Capitalization” shall have the meaning set forth in the Certificate of Designation.

“Purchasers” means, collectively, the Fortress Purchaser, the PECM Purchasers and the Wilton Purchaser.

“Purchaser Adverse Effect” shall have the meaning set forth in the Section 4.3.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 10.1.

“Registered Intellectual Property” shall have the meaning set forth in the definition of “Intellectual Property.”

“Registration Rights Agreement” shall have the meaning set forth in the recitals.

“Representatives” means, with respect to any Person, such Person’s Affiliates (other than any Portfolio Company) and their respective directors, officers, employees, managers, trustees, principals, stockholders, members, general or limited partners, agents and other representatives.

“Rule 144” shall have the meaning set forth in Section 4.8(a).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Securities Exercise Notice” shall have the meaning set forth in Section 5.5(c)(ii).

“Securities Participation Amount” shall have the meaning set forth in Section 5.5(a).

“Securities Participation Right” shall have the meaning set forth in Section 5.5(a).

“Securities Participation Rights Notice” shall have the meaning set forth in Section 5.5(c)(i).

“Shares” shall have the meaning set forth in Section 2.1.

“Share Purchase Price” shall have the meaning set forth in the Section 2.1.

“Significant Subsidiary” shall mean any Subsidiary or group of Subsidiaries that would, taken together, be a "significant subsidiary" as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as such regulation is in effect from time to time; provided, however, that Spectrum and its Subsidiaries shall be deemed not to be Significant Subsidiaries of the Company for purposes of Section 3.

“Specified Breach Event” shall have the meaning set forth in the Certificate of Designation.

“Specified Industries” shall mean the consumer products, insurance and financial products, agriculture, power generation and water and natural resources industries.

“Spectrum” shall mean Spectrum Brands Holdings, Inc., a Delaware corporation.

“Spectrum Financial Statements” shall have the meaning set forth in the Section 3.8(e).

“Spectrum SEC Reports” shall have the meaning set forth in the Section 3.27(p).

“Standstill Period” shall have the meaning set forth in Section 5.4(a).

“Stockholder Approval means, as required pursuant to NYSE Rule 312.03, the approval of the stockholders of the Company holding a majority of the issued and outstanding shares of Common Stock required to (a) permit the Purchasers to (i) vote on an as-converted basis with the Common Stock such that the Shares will have voting power equal to or in excess of twenty percent (20%) of the voting power outstanding before such grant of voting power and (ii) convert any of the Shares into a number of shares of Common Stock equal to or in excess of twenty percent (20%) of the number of shares of Common Stock outstanding before such conversion, and (b) permit (i) the Purchasers to exercise Securities Participation Rights and (ii) the issuance of Equity Securities of the Company pursuant to such exercise of Securities Participation Rights, in each of the cases of clauses (i) and (ii), pursuant to, and in accordance with, Section 5.5.

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or other form of legal entity (whether incorporated or unincorporated) of which (or in which) more than 50% of (i) the Total Current Voting Power; (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company; or (iii) the beneficial interest in such trust or estate; is, directly or indirectly, owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries; provided, however, that Spectrum and Old Mutual and their respective Subsidiaries shall be deemed not to be Subsidiaries of the Company for purposes of Section 3 (other than Sections 3.2, 3.8(e), 3.8(f), 3.8(g), 3.10(a), 3.23(a)(i), 3.23(a)(vii) and 3.26) or for purposes of the definition of “Benefit Plan”; provided, further, however, that Old Mutual and its Subsidiaries shall be deemed to be Subsidiaries of the Company for purposes of Sections 3.19.  For the avoidance of doubt, Spectrum, Old Mutual and their respective Subsidiaries shall be deemed to be Subsidiaries of the Company for purposes of the definition of “Material Adverse Effect.”

“Survival Period” shall have the meaning set forth in Section 10.2.

“Tag-Along Agreements” shall have the meaning set forth in the recitals.

“Tax Returns” shall mean returns, reports, information statements and other documentation (including any additional or supporting material) filed or required to be filed in connection with the calculation, determination, assessment or collection of any Tax, including any schedules or amendments thereto.

“Taxes” shall mean any and all taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto) imposed by any Governmental Authority, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and any ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs or duties.

“Third Party Intellectual Property” shall have the meaning set forth in Section 3.12(c).

“Total Current Voting Power” shall mean, with respect to any entity, at the time of determination of Total Current Voting Power, the total number of votes which may be cast in the general election of directors of such entity (or, in the event the entity is not a corporation, the governing members, board or other similar body of such entity).

“Transaction Agreements” shall mean this Agreement, the Certificate of Designation, the Tag-Along Agreements, the Corporate Opportunities Agreement and the Registration Rights Agreement.

“Transfer” shall mean the direct or indirect transfer, sale, assignment, exchange, distribution, mortgage, pledge or disposition of any Equity Securities of the Company.

“Treasury Regulation” shall mean the Treasury Regulations promulgated under the Code.

“Voting Stock” shall mean securities of any class or kind ordinarily having the power to vote generally for the election of (x) Directors of the Company or its successor (including the Common Stock and the Convertible Preferred Stock) or (y) directors of any Subsidiary of the Company.

“Wholly Owned Subsidiary” means (x) any Subsidiary of the Company of which the Company owns, either directly or indirectly, 100% of the outstanding equity interests of such Subsidiary (excluding qualifying shares held by directors), and (y) Zap.Com.

“Wilton Purchaser” shall have the meaning set forth in the preamble.

“Zap.Com” shall mean Zap.Com Corporation, a corporation formed under the Laws of the State of Nevada.

“Zap.Com Financial Statements” shall have the meaning set forth in Section 3.8(d).

“Zap.Com SEC Reports” shall have the meaning set forth in Section 3.8(b).

2.             Authorization, Purchase and Sale of Shares.

2.1           Authorization, Purchase and Sale.  Subject to and upon the terms and conditions of this Agreement, the Company will issue and sell to the several Purchasers, and the several Purchasers will purchase from the Company, at the Closing, the number of shares of Convertible Preferred Stock set forth next to each such Purchaser’s name on Annex A (each, a “Share” and collectively, the “Shares”).  The purchase price per Share shall be $1,000 and the aggregate purchase price (the “Share Purchase Price”) for the Shares shall be the amount set forth on Annex A.

2.2           Closing.

(a)           The closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York immediately following the satisfaction or waiver of each of the conditions set forth in Section 6 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing), or at such other place or such other date as agreed to by the parties hereto (the “Closing Date”).

(b)           At the Closing:

(i)           the Company shall deliver to each Purchaser one or more certificates representing the Shares purchased by such Purchaser; and

(ii)           each Purchaser shall deliver, or cause to be delivered, to the Company an amount equal to the portion of the Share Purchase Price set forth next to such

Purchaser’s name on Annex A by wire transfer of immediately available funds to an account that the Company shall designate at least one (1) Business Day prior to the Closing Date.

3.             Representations and Warranties of the Company.  Except as set forth in the disclosure schedule delivered by the Company to the Purchasers on the date hereof (the “Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent) or as disclosed in the Company SEC Filings, Spectrum SEC Reports or the Zap.com SEC Reports, filed and publicly available prior to the date of this Agreement and only as and to the extent disclosed therein (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly forward-looking), the Company hereby represents and warrants to the Purchasers as follows:

3.1           Organization and Power.

(a)           Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization.  Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation (or other legal entity) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The organizational or governing documents of the Company and each of its Subsidiaries are in full force and effect.  Neither the Company nor any Subsidiary is in violation of its organizational or governing documents.  The Company has delivered or made available to the Purchasers complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date and currently in full force and effect, of the Company and its Significant Subsidiaries.

3.2           Capitalization.

(a)           As of the date of this Agreement, the authorized shares of capital stock of the Company consist of 500,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).  As of the close of business on April 28, 2010 (the “Capitalization Date”), (i) 139,201,939 shares of Common Stock were issued and outstanding, (ii) 6,355,588 shares of Common Stock were reserved for issuance under the Company Stock Plans, (iii) zero shares of Preferred Stock were issued and outstanding, and (iv) zero shares of Common Stock or Preferred Stock were held by the Company as treasury shares.  All outstanding shares of Common Stock are validly issued, fully paid, nonassessable and free of preemptive or similar rights.  Since the Capitalization Date, the Company has not sold or issued or repurchased, redeemed or otherwise acquired any shares of the Company’s capital stock (other than issuances pursuant to the exercise of any Company Option or vesting of any share unit award that had been granted under any Company Stock Plan, or repurchases, redemptions or other acquisitions pursuant to agreements contemplated by a Company Stock Plan).  No Subsidiary of the Company owns any Equity Securities of the Company.

(b)           As of the Capitalization Date, with respect to the Company Stock Plans, (i) there were 502,780 shares of Common Stock underlying outstanding Company Options to acquire shares of Common Stock, such outstanding Company Options having a weighted average exercise price per share as of the Capitalization Date of $5.65, (ii) there were zero shares of Common Stock issuable upon the vesting of outstanding share award units, and (iii) 5,852,808 additional shares of Common Stock were reserved for issuance for future grants pursuant to the Company Stock Plans.  All shares of Common Stock reserved for issuance as noted in the foregoing sentence, when issued in accordance with the respective terms thereof, are or will be validly issued, fully paid, nonassessable and free of preemptive or similar rights.  Each Company Option was granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the Department of Treasury regulations and other interpretive guidance issued thereunder) of the Common Stock underlying such Company Option on the grant date thereof and was otherwise issued in material compliance with applicable Law.

(c)           Except as set forth in this Section 3.2, as of the date of this Agreement, there are no outstanding Equity Securities of the Company and no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Equity Securities of the Company.  There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company.

(d)           Except as set forth in the Transaction Agreements or in any registration rights agreements filed as exhibits to the Company’s SEC Reports, neither the Company nor any of its Subsidiaries is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Equity Securities of the Company.

(e)           Upon the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, (i) the Convertible Preferred Stock will be duly authorized and (ii) a sufficient number of Conversion Shares will have been duly authorized and validly reserved for issuance upon conversion of the Shares in accordance with the Certificate of Designation.  When the Shares are issued and paid for in accordance with the provisions of this Agreement and the Certificate of Designation, all such Shares will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights except as set forth in the Transaction Agreements.  When Conversion Shares are issued in accordance with the provisions of the Certificate of Designation all such Conversion Shares will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

3.3           Authorization.  The Company has all requisite corporate power to enter into each of the Transaction Agreements to which it is a party and to consummate the transactions contemplated by each of the Transaction Agreements to which it is a party and to carry out and perform its obligations thereunder.  All corporate action on the part of the Company, its officers and directors necessary for the authorization of the Convertible Preferred Stock and the authorization, execution, delivery and performance of the Transaction Agreements to which the Company is a party has been taken.  The execution, delivery and performance of the Transaction Agreements to which the Company is a party by the Company and the issuance of the Common Stock upon conversion of the Shares, in each case in accordance with their terms, and the consummation of the other transactions contemplated herein do not require any approval of the Company’s stockholders except for the Stockholder Approval.  Upon their respective execution by the Company and the other parties thereto and assuming that they constitute legal and binding agreements of each Purchaser party thereto, each of the Transaction Agreements to which the Company is a party will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

3.4           Registration Requirements.  Subject to the accuracy of the representations made by the Purchasers in Section 4, the offer, sale and issuance of the Shares and the conversion of the Shares into Common Stock in accordance with the Certificate of Designation (i) has been and will be made in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act and (ii) will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable Blue Sky laws.

3.5           No Conflict.  Subject to the accuracy of the representations made by the Fortress Purchaser in Section 4.12, the execution, delivery and performance of the Transaction Agreements to which the Company is a party by the Company, the issuance of the Shares and the Common Stock upon conversion of the Shares and the consummation of the other transactions contemplated hereby and by the other Transaction Agreements to which the Company is a party will not (i) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws of the Company, or, upon its filing with the Secretary of State of the State of Delaware, the Certificate of Designation, (ii) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under any mortgage, Contract, purchase or sale order, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties, assets or rights of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to prevent or materially delay or hinder the ability of the Company to perform its obligations under the Transaction Agreements, or (iii) subject to the matters referred to in Section 3.6, conflict with or violate any applicable material law, statute, code, ordinance, rule, regulation, or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law (collectively, “Laws” and each, a “Law”) or any judgment, order, injunction or decree issued by any Governmental Entity.

3.6           Consents.  No consent, approval, order, or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity is required on the part of the Company or its Subsidiaries in connection with (a) the execution, delivery or performance of the Transaction Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, or (b) the issuance of the Shares or the issuance of the Common Stock upon conversion of the Shares in accordance with the Certificate of Designation; other than (i) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, (ii) the expiration or termination of any applicable waiting periods under the Antitrust Laws with respect to performance under the Transaction Agreements, or the consummation of transactions, in each case occurring after the Closing, (iii) those to be obtained, in connection with the registration of the Shares under the Registration Rights Agreement, under the applicable requirements of the Securities Act and any related filings and approvals under applicable state securities laws, (iv) such filings as may be required under any applicable requirements of the Exchange Act or the rules of the NYSE, (v) any required or necessary approval from Insurance Regulatory Authorities, (vi) the Stockholder Approval, (vii) the filing with the SEC of the Information Statement  and the mailing thereof in accordance with the Exchange Act, and (viii) such Consents the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to prevent or materially delay or hinder the ability of the Company to perform its obligations under the Transaction Agreements.

3.7           Permits.  The Company and each of its Subsidiaries possess all permits, licenses, authorizations, consents, approvals and franchises of Governmental Entities that are required to conduct its business, except for such permits or licenses the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses consistent with past practices.

3.8           SEC Reports; Financial Statements.

(a)           The Company has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws since the Acquisition Date (collectively, with the Registration Statement on Form S-4 (File No. 333-171924) as amended or superseded by a filing prior to the date of this Agreement (the “Form S-4”) and the draft quarterly report for the period ended March 31, 2011 on Form 10-Q in the form previously provided to the Purchasers (the “Draft 10-Q”), the “Company SEC Filings”), including the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2010, as amended through the date of this Agreement (the “Company Annual Report”).  Each Company SEC Filing complied as of its filing date (and, with respect to the Draft 10-Q, as of the date hereof which shall be treated as the deemed date of filing solely for purposes of this Agreement), as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Filing was filed (and, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing).  As of its filing date (and, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Filing did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Other than Spectrum and Zap.Com, none of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.  Since the Acquisition Date, no executive officer of the Company or Zap.Com has failed to make the certifications required by him or her under Section 302 and 906 of the Sarbanes Oxley Act of 2002 with respect to any Company SEC Filing or Zap.Com SEC Report.  There are no transactions that have occurred since the Acquisition Date that are required to be disclosed in the Company SEC Filings pursuant to Item 404 of Regulation S-K that have not been disclosed in the Company SEC Filings.

(b)           Zap.Com has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws since January 1, 2010 (the “Zap.Com SEC Reports”).  Each Zap.Com SEC Report complied as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Zap.Com SEC Report was filed (and, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing).  As of its filing date (and, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Zap.Com SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)           The consolidated financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Filings and  (collectively, the “Company Financial Statements”) (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods therein specified, all in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) throughout the periods therein specified (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments).

(d)           The financial statements (including all related notes and schedules) of Zap.Com included in the Zap.Com SEC Reports (collectively, the “Zap.Com Financial Statements”) (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and (ii) fairly present, in all material respects, the consolidated financial position of Zap.Com and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods therein specified, all in accordance with GAAP throughout the periods therein specified (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments).

(e)           To the Company’s Knowledge, the financial statements (including all related notes and schedules) of Spectrum included in the Spectrum SEC Reports (collectively, the “Spectrum Financial Statements”) (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable with respect thereto, and (ii) fairly present, in all material respects, the consolidated financial position of Spectrum and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods therein specified, all in accordance with GAAP throughout the periods therein specified (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments).

(f)           To the Company’s Knowledge, the financial statements (including all related notes and schedules) of Old Mutual included in the Form S-4 (collectively, the “OM Financial Statements”) (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable with respect thereto, and (ii) fairly present, in all material respects, the consolidated financial position of Old Mutual and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods therein specified, all in accordance with GAAP throughout the periods therein specified (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments), except, in each case, as would not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)           There are no Liabilities of the Company or any of its Subsidiaries of any kind whatsoever, other than:  (i) Liabilities disclosed and provided for in the Company Financial Statements, the Spectrum Financial Statements, the OM Financial Statements or in the Zap.Com Financial Statements; (ii) Liabilities incurred in the ordinary course of business consistent with past practice; (iii) Liabilities incurred in connection with the transactions contemplated by this Agreement or the other Transaction Agreements to which the Company is a party or (iv) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)           The Company’s principal executive officer and its principal financial officer have (i) devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP, and have evaluated such system at the times required by the Exchange Act and in any event no less frequently than at reasonable intervals and (ii) disclosed to the Company’s management, auditors and the audit committee of the Board (x) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s or any of its Subsidiaries’ (other than Spectrum, Harbinger F&G and their Subsidiaries, as to which no representation is made pursuant to this clause (ii)(x)) ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company, and the Company has provided to the Purchasers copies of any written materials relating to the foregoing.  To the Company’s Knowledge, Spectrum’s principal executive officer and its principal financial officer have disclosed to Spectrum’s management, auditors and the audit committee of Spectrum’s board of directors (x) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Spectrum’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of Spectrum.  As of the date of this Agreement, the Company has no Knowledge of any material weaknesses in the internal controls over financial reporting of Harbinger F&G and its Subsidiaries, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a 15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and its Subsidiaries (other than Harbinger F&G and its Subsidiaries as to which the Company is in the process of implementing its disclosure controls and procedures.) required to be included in the Company’s periodic reports under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, and such disclosure controls and procedures are sufficient to ensure that the Company’s principal executive officer and its principal financial officer are made aware of such material information required to be included in the Company’s periodic reports required under the Exchange Act.  There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.  Neither the Company, since the Acquisition Date, nor any Subsidiary of the Company, since the date that the Company acquired (either directly or indirectly) a majority of the outstanding capital stock of such Subsidiary, has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

3.9           Litigation.  Except as set forth on Schedule 3.9, there are no (i) investigations or, to the Knowledge of the Company, proceedings pending or threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries or any of their properties or assets,  (ii) Legal Proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any of their respective properties or assets, at Law or in equity that would reasonably be expected to result in liability to the Company or its Subsidiaries in excess of $250,000, or (iii) orders, judgments or decrees of any Governmental Entity against the Company or any of its Subsidiaries.

3.10         Absence of Certain Changes.  Since December 31, 2010 and except as disclosed on Schedule 3.10, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and there has not been:

(a)           any Change which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(b)           any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(c)           any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money in excess of $25,000, individually, or $100,000, in the aggregate, or the repurchase, redemption or repayment of any indebtedness for borrowed money of the Company or any of its Subsidiaries in excess of $25,000, individually, or $100,000, in the aggregate;

(d)           any event of default (or event which with notice, the passage of time or both, would become a event of default) in the payment of any indebtedness for borrowed money in an aggregate principal amount in excess of $100,000 by the Company or any of its Subsidiaries;

(e)           any change in any methods of accounting by the Company or any of its Subsidiaries, except as may be appropriate to conform to changes in GAAP; or

(f)           any material Tax election made by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its Subsidiaries, except (i) as required by applicable Law or (ii) with respect to any material Tax election, consistent with elections historically made by the Company.

3.11         Compliance with Law.  The Company and each of its Subsidiaries are in compliance with and are not in default under or in violation of, and have not received any written notices of non-compliance, default or violation with respect to, any material Laws, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or to materially delay or hinder the ability of the Company to perform its obligations under the Transaction Agreements.

3.12         Intellectual Property.

(a)           The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries, as currently conducted, free and clear of all Liens (other than non-exclusive licenses granted in the ordinary course of business), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Intellectual Property developed for the Company or any of its Subsidiaries by any employees, contractors and consultants of the Company or any of its Subsidiaries is exclusively owned by the Company or one of its Subsidiaries, free and clear of all Liens (other than non-exclusive licenses granted in the ordinary course of business or Permitted Liens).

(b)           All Registered Intellectual Property owned by the Company or any of its Subsidiaries is subsisting and has not expired or been cancelled or abandoned and, to the Company’s Knowledge, is valid and enforceable, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property in any material respect.

(c)           The execution and delivery of the Transaction Agreements to which the Company is a party by the Company and the consummation of the transactions contemplated hereby and thereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license or other agreement relating to any

Intellectual Property owned by the Company or any of its Subsidiaries (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property, excluding generally commercially available, off-the-shelf software programs licensed for a license fee of less than $50,000 in the aggregate (the “Third Party Intellectual Property”), except, in either case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)           The conduct of the business of the Company and its Subsidiaries has not infringed, violated or constituted a misappropriation of any Intellectual Property of any third party and as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except, in either case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries (i) has received any written claim or notice alleging any such infringement, violation or misappropriation, or (ii) has been or is subject to any settlement, order, decree, injunction, or stipulation imposed by any Governmental Entity that may affect the use, validity or enforceability of Company Intellectual Property.

(e)           The Company and its Subsidiaries take all reasonable actions to protect the Company Intellectual Property and to protect and preserve the confidentiality of their trade secrets, including disclosing trade secrets to a third party only where such third party is bound by a confidentiality agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.13         Employee Benefits.

(a)           Prior to the date hereof, a complete and correct copy of each Benefit Plan of the Company has been delivered or otherwise made available to the Purchasers.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to any Benefit Plan of the Company, no Legal Proceeding has been threatened, asserted, instituted, or, to the Knowledge of the Company, is anticipated (other than non-material routine claims for benefits, and appeals of such claims), and, to the Knowledge of the Company, no facts or circumstances exist that would give rise to any such Legal Proceeding.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Benefit Plan of the Company has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and all other applicable laws, rules and regulations, and each Benefit Plan of the Company that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that such Benefit Plan of the Company is qualified under the Code and nothing has occurred that would reasonably be expected to cause the loss of such qualification.

(d)           Except as set forth in Schedule 3.13(d), neither the Company, any of its Subsidiaries, nor any other entity which, together with the Company or any of its Wholly Owned Subsidiaries would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (each such entity, an “ERISA Affiliate”) sponsors, maintains, contributes to, or has had in the past six (6) years an obligation at any time to sponsor, maintain or contribute to, or has any liability in respect of (i) any “defined benefit pension plan” (as defined in Section 3(35) of ERISA), (ii) any “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA, including any “multiemployer plan” (as defined in Section 4001(a)(15) of ERISA), (iii) any other plan which is subject to Section 4063, 4064 or 4069 of ERISA, or (iv) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is not intended to be qualified under Section 401(a) of the Code.  Except as set forth in Schedule 3.13(d), except as required by Section 4980B of the Code, no Benefit Plan of the Company provides any retiree or post-employment medical, disability or life insurance benefits to any person.  The assets of any defined benefit pension plan equal or exceed the projected benefit obligation of such plan, as determined using the actuarial assumptions used for purposes of the Company Financial Statements.

(e)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the execution of the Transaction Agreements nor the consummation of the transactions contemplated hereby and thereby will (i) accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Company employee, or (ii) give rise to any other liability or funding obligation under any Benefit Plan of the Company or otherwise, including liability for severance pay, unemployment compensation or termination pay.

(f)           Except as set forth on Schedule 3.13(f), no Benefit Plan of the Company is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Benefit Plan the “Foreign Benefit Plans”).  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the Company or its applicable Subsidiary.

3.14         Labor Relations.

(a)           (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as set for in Schedule 3.14, no Company employee is represented by a labor union or works council and, to the Knowledge of the Company, no organizing efforts have been conducted within the last three years or are now being conducted, (ii) neither the Company nor any of its Subsidiaries is a party to any material collective bargaining agreement or other labor contract or collective agreement, and (iii) neither the Company nor any of its Subsidiaries currently has, or, to the Knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other material labor dispute.

(b)           (i) Each of the Company and its Subsidiaries has complied with all applicable laws relating to the employment of labor, including all applicable laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social security taxes, except as would not, individually or in the aggregate, have a Material Adverse Effect and (ii) neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law within the last two years which remains unsatisfied.

3.15         Taxes.

(a)           The Company and each of its Subsidiaries have filed all Tax Returns required to have been filed as of the date hereof (or extensions have been duly obtained) and such Tax Returns are correct and complete in all respects and have paid all Taxes required to have been timely paid by them in full through the date hereof, except to the extent such Taxes are both (i) being challenged in good faith and (ii) adequately provided for on the financial statements of the Company and its Subsidiaries in accordance with GAAP, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Neither the Company nor any of its Subsidiaries has any current liability, and to the Knowledge of the Company, there are no events or circumstances which would result in any liability, for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)           None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar Contract or arrangement other than any such agreement or similar Contract or arrangement between the Company and any of its Subsidiaries.

(d)           All Taxes required to be withheld, collected or deposited by or with respect to Company and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)           No deficiencies for any Taxes have been proposed or assessed in writing against or with respect to the Company or any of its Subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries pending or raised by an authority in writing, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No written claim has been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.  Neither the Company nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax.

(f)           There are no Liens with respect to Taxes upon any of the assets or properties of either the Company or any of its Subsidiaries, other than with respect to Taxes not yet delinquent, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)           No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(h)           Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)           The representations and warranties expressly set forth in this Section 3.15 shall be the only representations and warranties, express or implied, written or oral, with respect to the subject matter contained in this Section 3.15.

3.16         NYSE.

(a)           Shares of the Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed on The New York Stock Exchange (the “NYSE”), and there is no action pending by the Company or any other Person to terminate the registration of the Common Stock under the Exchange Act or to delist the Common Stock from NYSE, nor has the Company received any notification that the SEC or the NYSE is currently contemplating terminating such registration or listing.

(b)           On August 3, 2010, the Company submitted a plan to the NYSE outlining a strategy for compliance with the NYSE listing requirements (the “NYSE Plan”) and the Company has received notification from the NYSE that the NYSE Plan was accepted by the NYSE.  Since submission, the Company has made a good faith effort to comply with the NYSE Plan.

(c)           The shares of Common Stock issuable upon conversion of the Shares have been approved by the NYSE for listing on the NYSE.

(d)           The representations and warranties expressly set forth in this Section 3.16 shall be the only representations and warranties, express or implied, written or oral, with respect to the subject matter contained in this Section 3.16.

3.17         Investment Company Act.  The Company is not, nor immediately after the Company’s receipt of the Share Purchase Price from the Purchasers, will the Company be, an “investment company” within the meaning of, and required to be registered under, the Investment Company Act of 1940, as amended.

3.18         Brokers.  Except for Jefferies & Company, Inc., the Company has not retained, utilized or been represented by any broker or finder who is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.19         Subsidiaries.

(a)           As of the date hereof, the Company has no Subsidiaries other than as listed in Exhibit 21.1 to the Company Annual Report and Harbinger F&G and any Subsidiaries thereof, which are listed on Schedule 3.19.

(b)           Except as set forth on Schedule 3.19, all of the outstanding shares of capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than restrictions under applicable securities Laws and Liens securing the Notes).

3.20         Environmental Matters.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)           The Company and its Subsidiaries and their respective operations are and have been in compliance with all, and have not violated any, applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all permits, licenses, authorizations, waivers, exemptions, registrations, consents, approvals and franchises from Governmental Entities required under applicable Environmental Laws (“Environmental Permits”) for the operation of the business of the Company and its Subsidiaries; the Company has no reason to believe that any such Environmental Permits will be modified, revoked or otherwise made ineffective, or will not be renewed on terms substantially the same as those currently in effect.

(ii)           Neither the Company nor any of its Subsidiaries, nor any other entity for which the Company or any of its Subsidiaries is responsible, has transported, produced, processed, manufactured, generated, used, treated, handled, stored or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws and in a manner that would not result in liability under any applicable Environmental Law.  No Hazardous Substance has been released by the Company, the Subsidiaries, or to the Knowledge of the Company, by any other Person (including, without limitation, any of the predecessors in interest to the Company or any of its Subsidiaries), at, on, about or under (i) any property now or formerly owned, operated or leased by the Company, its Subsidiaries or their respective predecessors in interest; or (ii) any property to which the Company, its Subsidiaries or their respective predecessors in interest has sent waste;

(iii)          Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective predecessors in interest has exposed any employee or any third party to Hazardous Substances in violation of, or in a manner that would result in liability under, any applicable Environmental Law or tort law;

(iv)          Neither, the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective predecessors in interest, is a party to or the subject of any pending, or, to the Knowledge of the Company, threatened, Legal Proceeding alleging Liabilities under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law.  Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective predecessors in interest, is subject to any orders, judgments or decrees or agreement by or with any Governmental Entity or third party imposing any Liabilities with respect to any Environmental Laws or any Hazardous Substances;

(v)           There are no liabilities of any third party arising out of or related to Environmental Laws or Hazardous Substances that the Company, its Subsidiaries or, to the Knowledge of the Company, their respective predecessors in interest has expressly agreed to assume, to indemnify or retain by contract or otherwise;

(vi)          Neither the Company nor the Subsidiaries has received any notice, claim, subpoena, or summons from any Person alleging: (i) any environmental liability relating to the Company, the Subsidiaries, or their respective predecessors in interest; or (ii) any violation by the Company, the Subsidiaries or their respective predecessors in interest of any Environmental Law;

(vii)         Neither the Company nor any of its Subsidiaries has manufactured any products that are not or were not in compliance with all Environmental Laws applicable to such products to be imported, sold, or otherwise marketed in any jurisdiction in which such products are currently, or have been, imported, sold, or otherwise marketed; and

(viii)        None of the products currently or formerly manufactured, produced, distributed, sold, leased, licensed, repaired, delivered, installed, conveyed or otherwise put into the stream of commerce by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other Person for which the Company or any of its Subsidiaries is responsible by contract or operation of law, contains or has contained (i) asbestos; or (ii) any other Hazardous Substance that has resulted in or would reasonably be expected to result in any liability to the Company or any of its Subsidiaries.

(b)           As of the date hereof, all reports of environmental site assessments, reviews, audits, investigations or similar evaluations, and any material documents in the possession or control of the Company or any of its Subsidiaries concerning (i) environmental conditions at any facilities or real property ever owned, operated or leased by the Company, the Subsidiaries or any of their respective predecessors in interest; or (ii) any environmental liability of the Company, its Subsidiaries or any of their respective predecessors in interest have been made available to the Purchasers.

(c)           The representations and warranties expressly set forth in this Section 3.20 shall be the only representations and warranties, express or implied, written or oral, with respect to the subject matter contained in this Section 3.20.

3.21         Assets.

(a)           The Company and its Subsidiaries have good and marketable title to all of its or their real or personal properties (whether tangible or intangible), rights and assets, except as would not, individually or in the aggregate, reasonably be expected to have a Material

Adverse Effect, in each case, free and clear of all Liens (other than Permitted Liens or as disclosed on Schedule 3.21).  The properties and assets owned and leased by the Company and its Subsidiaries are sufficient to carry on their businesses as they are now being conducted except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid leasehold interests in all of its leased properties, whether as lessee or sublessee (the “Leased Real Property”), in each case, sufficient to conduct its respective businesses as currently conducted, free and clear of all Liens (other than Permitted Liens), assuming the timely discharge of all obligations owing under or related to Leased Real Property.  Neither the Company nor any of its Subsidiaries owns any real property.

3.22         Insurance.  The Company and its Subsidiaries have and maintain in effect policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and its Subsidiaries and which the Company reasonably believes are adequate for the operation of its business.  All such insurance policies are in full force and effect, no written notice of cancellation has been received by the Company as of the date hereof and, to the Knowledge of the Company, no such notice is imminent, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There is no material claim pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies and there has been no threatened termination of any such policies, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.23         Material Contracts.

(a)       Except as filed as an exhibit to the Company SEC Filings, Spectrum SEC Reports or Zap.com SEC Reports, there are none of the following (each a “Material Contract”):

(i)            Contracts restricting the payment of dividends upon, or the redemption, repurchase or conversion of, the Convertible Preferred Stock or the Common Stock issuable upon conversion thereof;

(ii)           joint venture, partnership, limited liability or other similar Contract or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii)          any Contract relating to the acquisition or disposition of any business, stock or assets that is material to the business of the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;

(iv)          Contracts containing any covenant (x) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or in any geographic area, or (y) prohibiting the Company or any of its Subsidiaries from engaging in business with any Person or levying a fine, charge or other payment for doing so;

(v)           “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, excluding any exhibits, schedules and annexes to such material contracts that are not required to be filed with the SEC, and those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries required to be filed with the SEC (the Material Contracts, together with any lease, binding commitment, option, insurance policy, benefit plan or other contract, agreement, instrument or obligation (whether oral or written) to which the Company or any of its Subsidiaries may be bound, the “Contracts”);

(vi)          Contracts relating to indebtedness for borrowed money of the Company or any of its Subsidiaries in an amount exceeding $500,000;

(vii)         Contracts that would be binding on the Purchasers or any of their Affiliates after the Closing;

(viii)        Contracts with any Governmental Entity that imposes any material obligation or restriction on the Company or any of its Subsidiaries, taken as a whole; and

(ix)           any material Contract with any current or former director, officer or employee.

(b)           Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, on each other party thereto, and is in full force and effect, and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder or would result in the termination thereof or would cause or permit the acceleration or other change of any right or obligation of the loss of any benefit thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.24         Right of First Refusal; Stockholders Agreement; Voting and Registration Rights.  Except as set forth on Schedule 3.24 or as provided for in this Agreement or the other Transaction Agreements, no party has any right of first refusal, right of first offer, right of co-sale, preemptive right, anti-dilution right or other similar right regarding Equity Securities of the

Company.  Except as set forth on Schedule 3.24, there are no provisions of the Company’s organizational documents and no Material Contracts other than the Certificate of Designation, this Agreement or the other Transaction Agreements, which (a) may affect or restrict the voting rights of the Purchasers with respect to the Shares in their capacity as stockholders of the Company, (b) restrict the ability of the Purchasers, or any successor thereto or assignee or transferee thereof, to transfer the Shares, (c) would adversely affect the Company’s or the Purchasers’ right or ability to consummate the transactions contemplated by this Agreement or comply with the terms of the other Transaction Agreements or the Certificates of Designation and the transactions contemplated hereby or thereby, (d) require the vote of more than a majority of the Company’s issued and outstanding Common Stock or require a separate class vote, voting together as a single class, to take or prevent any corporate action (other than those matters expressly requiring a different vote under the provisions of the DGCL) or (e) entitle any party to nominate or elect any director of the Company or require any of the Company’s stockholders to vote for any such nominee or other person as a director of the Company.

3.25         Anti-Takeover Statutes.  The Board has taken all necessary actions so that the restrictions on business combinations set forth in Article IX, Section (b) of the Company’s certificate of incorporation are not applicable to the Transaction Agreements and the transactions contemplated hereby and thereby, including the acquisition of Beneficial Ownership by the Purchasers of additional shares of voting stock of the Company pursuant to additional issuances contemplated by the Certificate of Designation or through the exercise of the Fortress Entities’ rights set forth in Section 5.5, and any other acquisition of Beneficial Ownership by the Purchasers of additional shares of voting stock of the Company made in compliance with Section 5.4.  The Company has elected in its certificate of incorporation not to be governed by Section 203 of the DGCL and no other state takeover statute or similar regulation applies to or purports to apply to the Transaction Agreements and the transactions contemplated hereby and thereby.

3.26         No Additional Understandings.  Other than the Transaction Agreements, (x) none of the Company, its Subsidiaries or any of the Harbinger Affiliates is a party to any agreement or other legally binding arrangement, whether oral or written, with any Purchaser or any Affiliate thereof relating to the Shares or the transactions contemplated by the Transaction Agreements and (y) none of the Purchasers or any of their Affiliates have been paid or are entitled to any transaction or similar fees or compensation (other than reimbursement of actual out-of-pocket costs and expenses as provided in Section 12.8) in connection herewith or therewith.

3.27         Spectrum and Old Mutual.

(a)           As of the date hereof, the Company directly or indirectly owns 27,756,905 shares of common stock of Spectrum free and clear of all Liens (other than restrictions under applicable securities Laws and Liens securing the Notes).

(b)           Organization.  Each of Spectrum and Old Mutual and their respective Subsidiaries are validly existing and in good standing under the laws of their respective jurisdictions of organization; and each of them is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           No Conflicts.  Subject to the accuracy of the representations made by the Fortress Purchaser in Section 4.12, the execution, delivery and performance of the Transaction Agreements, the issuance of the Shares and the Common Stock upon conversion of the Shares and the consummation of the other transactions contemplated hereby and by the other Transaction Agreements will not (i) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws of Spectrum or Harbinger F&G or any of their respective Subsidiaries, (ii) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under any mortgage, Contract, purchase or sale order, instrument, permit, concession, franchise, right or license binding upon Spectrum or Harbinger F&G or any of their respective Subsidiaries or result in the creation of any Lien upon any of the properties, assets or rights of Spectrum or Harbinger F&G or any of their respective Subsidiaries, or (iii) subject to the matters referred to in Section 3.27(d), conflict with or violate any applicable Law or any judgment, order, injunction or decree issued by any Governmental Entity, except in each case with respect to clauses (i), (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to prevent or materially delay or hinder the ability of the Company to perform its obligations under the Transaction Agreements.

(d)           No Consents.  No Consent of any Governmental Entity is required on the part of Spectrum or Harbinger F&G or any of their respective Subsidiaries in connection with (a) the execution, delivery or performance of the Transaction Agreements party and the consummation of the transactions contemplated hereby and thereby, or (b) the issuance of the Shares or the issuance of the Common Stock upon conversion of the Shares in accordance with the Certificate of Designation; other than (i) such filings as may be required under any applicable requirements of the Exchange Act, (ii) any required or necessary approval from Insurance Regulatory Authorities, and (iii) such Consents the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to prevent or materially delay or hinder the ability of the Company to perform its obligations under the Transaction Agreements.

(e)           Permits.  Each of Spectrum and its Subsidiaries possess all permits, licenses, authorizations, consents, approvals and franchises of Governmental Entities that are required to conduct its business, except for such permits or licenses the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)           Litigation.  To the Knowledge of the Company, except as disclosed in the Spectrum SEC Reports and the disclosure schedules to the Old Mutual Purchase Agreement, there are no (i) investigations or proceedings pending or threatened by any Governmental Entity with respect to Spectrum or Old Mutual or any of their respective Subsidiaries or any of their properties or assets,  (ii) Legal Proceedings pending or, to the Knowledge of the Company, threatened against or affecting Spectrum or Old Mutual or any of their respective Subsidiaries, or any of their respective properties or assets, at law or in equity, or

(iii) orders, judgments or decrees of any Governmental Entity against Spectrum or Old Mutual or any of their respective Subsidiaries, except in the case of each of clauses (i), (ii), and (iii), which would not reasonably be expected to have a Material Adverse Effect.

(g)           Compliance with Law.  Each of Spectrum and Old Mutual and each of their respective Subsidiaries are in compliance with and are not in default under or in violation of, and have not received any written notices of non-compliance, default or violation with respect to, any Laws, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(h)           Insurance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of Spectrum and Old Mutual and each of their respective Subsidiaries have and maintain in effect policies of insurance covering such entities, their respective Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of such entities and which the Company reasonably believes are adequate for the operation of their respective businesses.

(i)           Intellectual Property.  To the Knowledge of the Company, each of Spectrum and Old Mutual and their respective subsidiaries:  (i) own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, except where the failure to own, possess or acquire such intellectual property rights would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) have not received any written notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j)           Benefit Plans.  To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Benefit Plan of Spectrum and Benefit Plan of Old Mutual and their respective Subsidiaries has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and all other applicable laws, rules and regulations.

(k)           Labor Matters.  To the Knowledge of the Company, no labor dispute with the employees of Spectrum or Old Mutual, or any of their respective Subsidiaries, exists or is imminent, except such labor disputes as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)           Taxes.  To the Knowledge of the Company, Spectrum, Old Mutual and their respective Subsidiaries have filed all Tax Returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have a

Material Adverse Effect); and, to the Knowledge of the Company, Spectrum, Old Mutual and their respective Subsidiaries have paid all Taxes required to be paid by them, except for any such Taxes currently being contested in good faith or as would not, individually or in the aggregate, have a Material Adverse Effect.

(m)           Environmental Matters.  To the Knowledge of the Company, none of Spectrum or Old Mutual or their respective Subsidiaries is in violation of any Environmental Law, owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; nor to the Knowledge of the Company is there any pending investigation which would reasonably be expected to lead to such a claim.

(n)           Title to Property.  To the Knowledge of the Company, each of Spectrum, Old Mutual and their respective Subsidiaries have good and marketable title in fee simple to all real property owned by them, good title to all personal property owned by them and valid leasehold interests in real and personal property being leased by them, in each case, as of the date hereof, free from all liens, charges, encumbrances and defects, except for (x) Permitted Liens as such term is defined in the Indenture, (y) such as would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use made and proposed to be made of such property by the Company and its Subsidiaries, or (z) such as would not otherwise have a Material Adverse Effect.

(o)           Spectrum SEC Compliance.  To the Company’s Knowledge, Spectrum has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws since October 1, 2009 (the “Spectrum SEC Reports”).  To the Company’s Knowledge, each Spectrum SEC Report complied as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Spectrum SEC Report was filed (and, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing).  To the Company’s Knowledge, as of its filing date (and, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Spectrum SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(p)           Old Mutual.  The acquisition contemplated by the Old Mutual Stock Purchase Agreement has been consummated.  Except as set forth on Schedule 3.27(p), to the Knowledge of the Company, there has not been any breach of the representations and warranties made by OM Group (UK) Limited to Harbinger F&G in Article III of the Old Mutual Stock Purchase Agreement that has given or would reasonably be expected to give rise to a claim for indemnification under the Old Mutual Stock Purchase Agreement.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Insurance Subsidiaries possess all permits, licenses, authorizations, consents, approvals and franchises that are required by applicable Law to conduct their business in the ordinary course of business.

(q)           Form S-4.  To the Company's Knowledge, as of its effective date (and, if thereafter amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), the financial statements of Spectrum and its subsidiaries incorporated by reference into the Form S-4, the financial statements of Old Mutual and its subsidiaries incorporated by reference into the Form S-4 and the information contained in Annexes A through E included in the Form S-4 did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except as would not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.28         No Other Representations and Warranties.  Except for the representations and warranties contained in Section 3 (including, or as qualified by, the Disclosure Schedule), the Company makes no other representation or warranty, express or implied, written or oral, and hereby, to the maximum extent permitted by applicable Law, disclaims any such representation or warranty, whether by the Company or any other Person, with respect to the Company or with respect to any other information (including, without limitation, pro-forma financial information, financial projections or other forward-looking statements) provided to or made available to any Purchaser in connection with the transactions contemplated hereby.  Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to any Purchaser or any other Person resulting from any other express or implied representation or warranty with respect to the Company, unless any such information is expressly included in a representation or warranty contained in Section 3 or in an applicable section of the Disclosure Schedule.

4.             Representations and Warranties of the Purchasers.  Each Purchaser represents and warrants, severally and not jointly, to the Company as follows:

4.1           Organization.  Such Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

4.2           Authorization.  Such Purchaser has all requisite corporate power to enter into this Agreement and the other Transaction Agreements to which such Purchaser is a party and to consummate the transactions contemplated by the Transaction Agreements to which such Purchaser is a party and to carry out and perform its obligations thereunder.  All corporate or member action on the part of such Purchaser or the holders of the capital stock or other equity interests of such Purchaser necessary for the authorization, execution, delivery and performance of the Transaction Agreements to which such Purchaser is a party has been taken.  Upon their respective execution by such Purchaser and the other parties thereto and assuming that they constitute legal and binding agreements of the Company, each of the Transaction Agreements to which such Purchaser is a party will constitute a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

4.3           No Conflict.  The execution, delivery and performance of the Transaction Agreements to which such Purchaser is a party by such Purchaser, the issuance of the Shares and the Common Stock upon conversion of the Shares in accordance with the Certificate of Designation and the consummation of the other transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of such Purchaser, (ii) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, any Contract binding upon such Purchaser or (iii) subject to the matters referred to in Section 4.4, conflict with or violate any applicable Laws or any judgment, order, injunction or decree issued by any Governmental Entity, except in the case of each of clauses (i), (ii) and (iii) as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of such Purchaser to perform its obligations under the Transaction Agreements (with respect to each Purchaser, a “Purchaser Adverse Effect”).

4.4           Consents.  No Consent of any Governmental Entity is required on the part of such Purchaser in connection with (a) the execution, delivery or performance of the Transaction Agreements to which such Purchaser is a party and the consummation of the transactions contemplated hereby and thereby, and (b) the issuance of the Shares or the issuance of the Common Stock upon conversion of the Shares in accordance with the Certificate of Designation, other than (i) any required or necessary approvals from Insurance Regulatory Authorities, (ii) the expiration or termination of any applicable waiting periods under the Antitrust Laws with respect to the performance under the Transaction Agreements, or consummation of transactions, in each case occurring after the Closing, (iii) those to be obtained, in connection with the registration of the Shares under the Registration Rights Agreement, under the applicable requirements of the Securities Act and any related filings and approvals under applicable state securities Laws, (iv) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, and (v) such Consents the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Purchaser Adverse Effect.

4.5           Brokers.  Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.

4.6           Purchase Entirely for Own Account.  Such Purchaser is acquiring the Shares for its own account solely for the purpose of investment, not as nominee or agent, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same, in violation of the Securities Act.  Such Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Shares.

4.7           Investor Status.  Such Purchaser certifies and represents to the Company that such Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.  Such Purchaser’s financial condition is such that it is able to bear the risk of holding the Shares for an indefinite period of time and the risk of loss of its entire investment.  Such Purchaser has been afforded the opportunity to receive information from, and to ask questions of and receive answers from the management of, the Company concerning this investment so as to allow it to make an informed investment decision prior to its investment and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company.

4.8           Securities Not Registered.

(a)           Such Purchaser understands that the Shares and the Conversion Shares have not been approved or disapproved by the SEC or by any state securities commission nor have the Shares or the Conversion Shares been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Shares and the Conversion Shares must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.  Such Purchaser understands that the exemptions from registration afforded by Rule 144 under the Securities Act (“Rule 144”) (the provisions of which are known to it) depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

(b)           The Shares and the Conversion Shares shall be subject to the restrictions contained herein.

(c)           It is understood that the Shares and the Conversion Shares, and any securities issued in respect thereof or in exchange therefor, may bear one or all of the legends set forth in Section 9.

4.9           Financing.  Such Purchaser has (and at the Closing will have) an amount of cash sufficient to enable it to consummate the transactions contemplated hereunder (including the purchase of the Shares set forth next to such Purchaser’s name on Annex A) on the terms and conditions set forth in this Agreement.

4.10         Equity Securities of the Company and its Subsidiaries.  None of such Purchaser, any of its Affiliates or, to the knowledge of such Purchaser, any Portfolio Companies of such Purchaser or any of such Portfolio Companies' Affiliates, in each case, Beneficially Owns any Equity Securities of the Company or any of its Subsidiaries, except, as of the Closing, the Shares.

4.11         Indebtedness.  Except as disclosed to the Company in writing on or prior to the date hereof, neither such Purchaser nor any of its Affiliates owns any debt securities or other indebtedness issued by the Company or any of its Subsidiaries.

4.12         HSR Act.  As of the Closing Date, the "person", as defined in Section 801.1(a)(1) of the rules promulgated under the HSR Act, within which the Fortress Purchaser is included, will not have annual net sales or total assets of $13,200,000 or more, as determined in accordance with the HSR Act and the rules promulgated thereunder.

5.             Covenants.

5.1           Regulatory Approval.

(a)           The Company and each Purchaser acknowledge that one or more filings under the Antitrust Laws may be necessary with respect to the performance or consummation of the transactions contemplated by this Agreement, in each case occurring after the Closing (the “Antitrust Regulatory Requirements”).  To the extent a filing or notification is required under the Antitrust Regulatory Requirements with respect to such Purchaser, the Company and such Purchaser shall, respectively, (i) promptly file with the U.S. Federal Trade Commission, the U.S. Department of Justice and/or any other Governmental Entity all forms, applications, notifications and other documents necessary to be filed by such party pursuant to the Antitrust Regulatory Requirements (provided that a filing required under the HSR Act shall be only made by the Company on a prompt basis following notice to the Company by the applicable Purchaser that such a filing is required), in connection with the issuance of the Shares and the Conversion Shares and/or otherwise in connection with the transactions contemplated by this Agreement and the other Transaction Agreements and (ii) cooperate with each other in promptly producing such additional information as those authorities may reasonably require from such party to comply with the Antitrust Laws.

(b)           To the extent a filing, notification or submission is to be made under applicable insurance laws with the Vermont Department of Banking, Insurance, Securities and Health Care Administration, the New York State Insurance Department, the Maryland Insurance Administration, the Bermuda Monetary Authority or any other Governmental Entity regulating an insurance business of the Company or any of its controlled Affiliates (the “Insurance Regulatory Authorities”) in connection with the exercise by a Purchaser of its rights under the Transaction Agreements, upon the request of such Purchaser, the Company shall reasonably cooperate and assist such Purchaser in the making by it of any such filing, notification or submission with the Insurance Regulatory Authorities, including by promptly furnishing any information or documentation as those authorities may reasonably require or request from such Purchaser in connection with such filing, notification or submission.  Each Purchaser hereto shall promptly inform the Company (and vice versa) of any meetings or hearings to be held with or before any Insurance Regulatory Authority regarding any of the transactions contemplated by the Transaction Agreements applicable to such Purchaser, and shall afford the Company or such Purchaser, as applicable, the opportunity to attend all such meetings and hearings to the extent permitted by such Insurance Regulatory Authority and applicable Law, except as to any portion of such meeting that addresses Protected Information (as defined below) of such Purchaser.  Each Purchaser shall permit the Company and their counsel (and vice versa) the opportunity to review in advance, and comment upon, any proposed written communication to any Insurance Regulatory Authority, and provide the Company or such Purchaser, as applicable, with copies of all filings made by the Company or such Purchaser, as applicable, and all correspondence between such Purchaser (or its advisors) or the Company with any Insurance Regulatory Authority and any other information supplied by such Purchaser or the Company to, or received from, any Insurance Regulatory Authority, in each case relating to the transactions contemplated by the Transaction Agreements relating to such Purchaser, except to the extent prohibited by such Insurance Regulatory Authority or applicable Law or in the event any Insurance Regulatory Authority requires or requests a Purchaser or the Company or any of their

Affiliates to provide or a Purchaser or the Company or any of their Affiliates otherwise provides: (i) personal financial information, including, but not limited to, any individual tax return or statement of net worth, or any other information that is of a personal or private nature, about any individual who is an employee, officer, director, general partner or limited partner (including the identity of any such limited partner) of such party or any of its Affiliates, or (ii) information that is either confidential or constitutes a trade secret of such party (the information described in the preceding clauses (i) and (ii), “Protected Information”), such party shall have no obligation to provide to the other party, and the other party shall have no right to review, such Protected Information, the other party shall not seek Protected Information from any such Insurance Regulatory Authority, and in the event any Insurance Regulatory Authority were to share such information with the other party, the other party agrees upon discovering this fact, to cease accessing or reading any Protected Information, not to disclose such information to any third party, and to return it (otherwise unread) to such party.  Subject to applicable Law, each Purchaser and the Company shall have the right to file Protected Information separately from other correspondence, filings or communications, or to redact Protected Information from such documents prior to sharing them with the other party.

(c)           Each Purchaser hereto shall promptly inform the Company (and vice versa) of any material communication from the U.S. Federal Trade Commission, the U.S. Department of Justice, the Insurance Regulatory Authorities or any other Governmental Entity regarding any of the transactions contemplated by this Agreement relating to such Purchaser.  If any Purchaser or the Company or any Affiliate thereof receives a request for additional information or documentation from any such Governmental Entity with respect to the transactions contemplated by this Agreement relating to such Purchaser, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and, if permitted by applicable Law, after consultation with the other party, an appropriate response in compliance with such request; provided, however, the foregoing shall not require any party to disclose or otherwise provide any Protected Information.

5.2           Shares Issuable Upon Conversion.  The Company will at all times have reserved and available for issuance such number of shares of Common Stock as shall be from time to time sufficient to permit the conversion in full of the outstanding Shares into Common Stock, including as may be adjusted for share splits, combinations or other similar transactions as of the date of determination or due to the accrual of Accreting Dividends.

5.3           Commercially Reasonable Efforts; Further Assurances; Notification.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the Purchasers and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Agreements, including using commercially reasonable efforts to:  (i) cause the conditions to the Closing set forth in Section 6 to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and make all necessary registrations, declarations and filings with Governmental Entities; and (iii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Transaction Agreements.

(b)           Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be reasonably necessary to effectuate the transactions contemplated by this Agreement and the other Transaction Agreements, subject to the terms and conditions hereof and thereof and compliance with applicable Law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof and thereof.

5.4           Standstill.

(a)           Each Purchaser hereby agrees that from Closing until the date that is three (3) years following the Closing (the “Standstill Period”), such Purchaser shall not, and shall cause its Affiliates not to, directly or indirectly:

(i)            except for Equity Securities of the Company received (1) by way of stock splits, stock dividends, reclassifications, recapitalizations or other distributions by the Company in respect of the Shares (or the Common Stock issuable on conversion of the Shares), (2) pursuant to the conversion of the Shares, (3) pursuant to Section 5.5, or (4) upon the exercise or conversion of any convertible or exercisable Equity Securities of the Company received pursuant to the foregoing subclauses (1), (2) or (3), (x) acquire (directly or indirectly, by purchase or otherwise) any Equity Securities of the Company or (y) authorize or make a tender offer, exchange offer or other offer or proposal, whether oral or written, to acquire (directly or indirectly, by purchase or otherwise) Equity Securities of the Company, in each case, if such acquisition (together with any other Equity Securities of the Company previously acquired) would result in such Purchaser and its Affiliates Beneficially Owning (on a fully diluted basis) an amount of Common Stock equal to or greater than fifteen percent (15%) of the Company’s issued and outstanding Common Stock;

(ii)           except indirectly as a result of ownership of Equity Securities of the Company acquired hereunder at the Closing or thereafter in accordance with Section 5.4(a)(i), (x) acquire (directly or indirectly, by purchase or otherwise) any Equity Securities of any Subsidiary of the Company or (y) authorize or make a tender offer, exchange offer or other offer or proposal, whether oral or written, to acquire (directly or indirectly, by purchase or otherwise) Equity Securities of any Subsidiary of the Company, in each case if such acquisition (together with any other Equity Securities of any Subsidiary of the Company previously acquired) would result in such Purchaser and its Affiliates Beneficially Owning (on a fully diluted basis) an amount of any such Subsidiary’s common stock equal to or greater than (A) fifteen percent (15%) of, or (B) with respect to Spectrum or Old Mutual, any of, its issued and outstanding common stock;

(iii)          make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any Person (other than (x) such Purchaser or its Affiliates, (y) in accordance with and consistent with the recommendation of the Board or (z) with respect to the Fortress Representatives that are directors) with respect to the voting of any Voting Stock;

(iv)          authorize or commence any tender offer or exchange offer for shares of Voting Stock (for the avoidance of doubt, tendering into any tender offer or exchange offer not otherwise violating this clause this Section 5.4(a)(iv) will not violate this Section 5.4(a)(iv));

(v)           form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act, for the purpose of voting, acquiring, holding, or disposing of any Voting Stock;

(vi)          submit to the Board a written proposal for or offer of (with or without conditions), any merger, recapitalization, reorganization, business combination or other extraordinary transaction involving the Company or any Subsidiary thereof or any of the securities or assets, or make any public announcement with respect to such proposal or offer;

(vii)         request the Company or any of its Affiliates, directly or indirectly, to amend or waive any provision of this Section 5.4; or

(viii)        enter into any arrangements with any third party concerning any of the foregoing.

(b)           If, at any time prior to the termination of the Standstill Period, (i) the Company has entered into a definitive agreement, the consummation of which would result in a Company Change in Control Event, (ii) any Person shall have commenced and not withdrawn a bona fide public tender or exchange offer which if consummated would result in a Company Change in Control Event and the Board has not recommended that the stockholders of the Company reject such offer within the time period contemplated by Rule 14e 3 under the Exchange Act, or (iii) the Company files or consents to the filing against the Company of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, insolvency, reorganization or other similar Law, makes an assignment for the benefit of creditors or consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or with respect to any substantial part or its property, then, in each case, for so long as such condition continues to apply, the limitation on the actions described in clauses  (iii), (iv), (v), (vi), (vii) and (viii) of Section 5.4(a) (and any related acquisition of Beneficial Ownership by such Purchaser and/or their Affiliates) shall not be applicable to such Purchaser.

(c)           Anything in this Section 5.4 to the contrary notwithstanding, this Section 5.4 shall not be construed to prohibit or restrict (i) any actions taken by any designee, nominee or appointee (including the Fortress Representatives) on the Board, in their capacities as a member of the Board and in compliance with and subject to his or her fiduciary duties as a member of the Board or (ii) the Purchaser from making non-public suggestions, recommendations and proposals regarding the future management of, or business plans of, the Company to the Company’s management or its Board after the occurrence of a Specified Breach Event or a Director Addition Event (each as defined in the Certificate of Designation), in each case that would not require any Person to publicly disclose such suggestions, recommendations or proposals.

5.5           Participation Rights.

(a)           At any time prior to the fifth (5th) anniversary of the Closing Date, for so long as a Participating Purchaser (along with its Affiliates) owns at least 50% of the Shares issued to such Participating Purchaser and its Affiliates at the Closing, the Company shall not issue, or agree to issue, any Equity Securities of the Company to any Person unless the Company offers such Participating Purchaser the right (the “Securities Participation Right”) to purchase in the aggregate (i) subject to the following clause (ii), up to the number of such Equity Securities of the Company (the “Securities Participation Amount”) equal to the product of (x) the total number of such offered shares of Equity Securities of the Company multiplied by (y) such Participating Purchaser’s Participation Rights Fraction, or (ii) in the event that the Equity Securities of the Company issued are preferred stock that are not convertible into Common Stock (or Equity Securities of the Company that are convertible into Common Stock) and non-voting (treating preferred stock that is entitled to elect no more than two directors upon a default resulting from the failure to pay six (6) or more consecutive quarterly dividends as non-voting for this purpose), (x) in the case of the Fortress Entities, up to 30% of the total issuance by the Company, and (y) in the case of any other Participating Purchaser, 0.0% of the total issuance by the Company (in each case, the “Preferred Participation Amount”), at the same price per security (payable in cash, except to the extent that the consideration for such issuance is an exchange of Convertible Preferred Stock) and otherwise upon the same terms and conditions as those offered to such Person in accordance with the procedures set forth in this Section 5.5; provided that the Securities Participation Rights shall not be applicable to the issuance of the following Equity Securities of the Company:  (i) an underwritten registered public offering of Common Stock for cash (which shall exclude for this purpose any registered direct offering to one or more purchasers (other than to or through brokers, dealers, underwriters or market makers, in each case purchasing for resale to investors) in an aggregate amount greater than the lesser of $5 million and 1% of the shares the Company’s Common Stock then outstanding), (ii) an issuance of equity or equity linked securities pursuant to any director, officer or employee compensation arrangements approved by the Board that is permitted, or not prohibited by, the Certificate of Designation, (iii) an issuance of equity to a seller, or in the case of a merger, the shareholders of the target company, and the employees or officers of any target company in connection with a bona fide merger, business combination transaction or acquisition of stock or assets outside of the ordinary course (other than any merger, business combination or acquisition transaction involving a Harbinger Affiliate), (iv) a conversion of shares of one class of capital stock of the Company into shares of another class of capital stock of the Company in accordance with the terms of such securities, (v) a stock split or other subdivision or combination, or a stock dividend made to all holders on a pro rata basis of any Equity Securities of the Company, (vi) an issuance of Equity Securities of the Company that is incidental to and is issued as part of a debt financing from a bank, institutional lender or similar financial institution or (vii) an issuance of Additional Permitted Preferred Stock (as defined in the Certificate of Designation).  For purposes of clarity, the parties agree that the issuance of Conversion Shares shall not be subject to the Securities Participation Rights. In no event will any Convertible Preferred Stock or Additional Permitted Preferred Stock (or any Common Stock issuable in connection with the conversion of any Convertible Preferred Stock or Additional Permitted  Preferred Stock) issued in connection with or as a result of accretions to the face amount of, or payments in kind with respect to, any Convertible Preferred Stock or Additional Permitted Preferred Stock, Option Securities and Convertible Securities of the Company outstanding on the Closing or otherwise permitted to be issued, or not prohibited, by the Certificate of Designation be subject to the Securities Participation Rights.

(b)           In addition to the foregoing, for so long as the Fortress Entities owns at least 50% of the Shares issued to the Fortress Entities at the Closing, if the Company or any Intermediate Holding Company Subsidiary determines to (x) sell or issue debt securities to, or (y) establish any loan or credit facility or line of credit with, any lender(s) (each a “Debt Transaction Lender” and collectively the “Debt Transaction Lenders”), in each case, resulting in or providing for the incurrence of indebtedness for borrowed money by the Company or such Intermediate Holding Company Subsidiary (excluding (i) trade payables, (ii) capital lease obligations or (iii) indebtedness solely by and between the Company and any of its Wholly Owned Subsidiaries) (any such issuance or incurrence not so excluded, a “Debt Transaction”), the Company must offer, or cause the Intermediate Holding Company Subsidiary to offer, the Fortress Purchaser the right (the “Debt Participation Right” and, together with the Securities Participation Right, the “Participation Rights”) to purchase a portion of the securities or indebtedness issued or incurred in such Debt Transaction equal to 30% of the aggregate principal amount of the securities or indebtedness issued or incurred in such Debt Transaction (the “Debt Participation Amount”), on the same terms and conditions as the Debt Transaction Lenders.

(c)           Securities Participation Rights Process.

(i)           The Company shall send a written notice (the “Securities Participation Rights Notice”) to each applicable Participating Purchaser stating the number of Equity Securities of the Company to be offered, a description of the terms of such Equity Securities of the Company if not Common Stock, the price and terms on which it proposes to offer such Equity Securities of the Company (including a description of any non-cash consideration sufficiently detailed to permit a valuation thereof), and a reference to such Participating Purchaser’s Securities Participation Rights hereunder.

(ii)           Within ten (10) Business Days after the delivery of the Securities Participation Rights Notice, each such Participating Purchaser may elect by written notice to the Company (the “Securities Exercise Notice”) to purchase such Equity Securities of the Company, at the price and on the terms specified in the Securities Participation Rights Notice (or, if such price includes non-cash consideration, an amount of cash equal to the fair market value of such non-cash consideration, except to the extent that the consideration for such issuance is an exchange of Convertible Preferred Stock), up to such Participating Purchaser’s Securities Participation Amount (or, in the event that the offered securities are preferred securities that are not convertible into Common Stock or Equity Securities of the Company that are convertible into Common Stock, up to such Participating Purchaser’s Preferred Participation Amount).  A Securities Exercise Notice shall constitute a binding agreement of such Participating Purchaser to purchase the amount of Equity Securities of the Company so specified at the price and other terms set forth in the Securities Participation Rights Notice.  Assuming delivery of the Securities Participation Rights Notice in accordance with the terms hereof, the failure of any Participating Purchaser to respond within such ten (10) Business Day period shall be deemed a waiver of such Participating Purchaser’s rights under this Section 5.5 with respect to the offering described in the applicable Securities Participation Rights Notice.  Notwithstanding anything to the contrary herein, at any time prior to the issuance of the Equity Securities of the Company (whether or not a Securities Exercise Notice shall have been delivered), the Company may elect (in its sole discretion), upon written notice to the applicable Participating Purchasers, not to issue such Equity Securities of the Company and rescind, in such event, the applicable Securities Participation Rights Notice without liability to any Person hereunder.

(iii)          Subject to the last sentence of this Section 5.5(c)(iii), the Company may offer the Equity Securities of the Company specified in the Securities Participation Rights Notice in excess of the Securities Participation Amount, if any, to any Person or Persons at a price not less than, and on terms no more favorable to such offerees than, those set forth in such Securities Participation Rights Notice, at any time after the Securities Participation Rights Notice is sent but on or before the 90th day after the Securities Participation Rights Notice was sent.  In addition, during the period beginning ten (10) Business Days after the Securities Participation Rights Notice was sent and ending on the 90th day after the Securities Participation Rights Notice was sent, the Company may offer any Equity Securities of the Company of the Securities Participation Amount that are not timely elected to be purchased by the applicable Participating Purchasers in accordance herewith to any other Person or Persons, provided that if such Equity Securities of the Company are to be offered at a price less than, or on terms materially more favorable to such offerees than, those specified in the Securities Participation Rights Notice, the Company shall promptly notify the applicable Participating Purchasers in writing of such modified terms and such Participating Purchasers shall have five (5) Business Days after the receipt of such notice in which to elect to purchase the Securities Participation Amount of such Equity Securities of the Company at the price and on the terms specified in such subsequent notice.

(iv)          The closing of the purchase of Equity Securities of the Company by each Participating Purchaser pursuant to this Section 5.5(c) shall occur as promptly as practicable following delivery of the Securities Exercise Notice to the Company by all Participating Purchasers; provided that such closing shall be subject to and shall occur not earlier than the later of (x) concurrently with the closing of the purchase of Equity Securities of the Company by such offeree and (y) ten (10) Business Days after delivery of the Securities Exercise Notice by each Participating Purchaser to the Company.  The closing of the purchase of Equity Securities of the Company by the applicable Participating Purchasers pursuant to this Section 5.5(c) shall also be subject to the receipt of any necessary regulatory approvals, the expiration of any required waiting periods and applicable Law.

(v)           Notwithstanding anything to the contrary contained in this Agreement, in the event any Purchaser would be required to file any Notification and Report Form pursuant to the HSR Act as a result of the purchase of Equity Securities of the Company by such Purchaser pursuant to this Section 5.5, the closing of such purchase by such Purchaser shall be delayed (in whole, or at the option of such Purchaser, only to the extent necessary to avoid a violation of the HSR Act), until such Purchaser shall have made such filing under the HSR Act and such Purchaser shall have received early termination clearance in respect thereof or the waiting period in connection with such filing under the HSR Act shall have expired. In such circumstances such Purchaser shall use commercially reasonable efforts to make such filing and obtain such clearance or expiration of such waiting period as promptly as reasonably practical and the Company shall use commercially reasonable efforts to make all required filings and reasonably cooperate with and assist such holder in connection with the making of such filing and obtaining such clearance or expiration of such waiting period.

(vi)          Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company issues Equity Securities for which the Participating Purchasers have Securities Purchase Rights and such issuance occurs prior to the Information Statement becoming effective, the closing of such purchase by the Participating Purchasers shall be delayed until the Information Statement becomes effective.

(d)           Debt Participation Rights Process.

(i)           The Company shall send a written notice (the “Debt Participation Rights Notice”) to the Fortress Purchaser stating the amount of indebtedness the Company or the Intermediate Holding Company Subsidiary plans to incur in connection with the Debt Transaction, a description of the terms and conditions of the Debt Transaction, and a reference to the Fortress Purchaser’s Debt Participation Rights hereunder.

(ii)           Within ten (10) Business Days after the delivery of the Debt Participation Rights Notice, the Fortress Purchaser may elect by written notice to the Company (the “Debt Exercise Notice”), to participate in the Debt Transaction on the terms and conditions specified in the Debt Participation Rights Notice, for a portion of the indebtedness issued or incurred in the Debt Transaction up to the Debt Participation Amount and the Company or the Intermediate Holding Company Subsidiary, as the case may be, shall include or shall cause the Debt Transaction Lenders to include the Fortress Purchaser as a lender in such Debt Transaction.  A Debt Exercise Notice shall constitute a binding agreement of the Fortress Purchaser to purchase the amount of indebtedness issued or incurred in the Debt Transaction so specified at the price and other terms set forth in the Debt Participation Rights Notice.  Assuming delivery of the Debt Participation Rights Notice in accordance with the terms hereof, the failure of the Fortress Purchaser to respond within such ten (10) Business Day period shall be deemed a waiver of the Fortress Purchaser’s rights under this Section 5.5 with respect to the offering described in the applicable Debt Participation Rights Notice.  Notwithstanding anything to the contrary herein, at any time prior to the closing of a Debt Transaction (whether or not a Debt Exercise Notice shall have been delivered), the Company or the Intermediate Holding Company Subsidiary, as the case may be, may elect (in its sole discretion), upon written notice to the Fortress Purchaser, to terminate such Debt Transaction and, in such event, rescind the applicable Debt Participation Rights Notice without liability to any Person hereunder.

(iii)          Subject to the last sentence of this Section 5.5(d)(iii), the Company or the Intermediate Holding Company Subsidiary, as the case may be, may offer indebtedness in connection with any Debt Transaction specified in the Debt Participation Rights Notice in excess of the Debt Participation Amount, if any, to any Person or Persons at a price not less than, and on terms no more favorable to such offerees than, those set forth in such Debt Participation Rights Notice, at any time after the Debt Participation Rights Notice is sent but on or before the 90th day after the Debt Participation Rights Notice was sent.  In addition, during the period beginning ten (10) Business Days after the Debt Participation Rights Notice was sent and ending on the 90th day after the Debt Participation Rights Notice was sent, the Company or the Intermediate Holding Company Subsidiary, as the case may be, may offer any indebtedness of the Debt Participation Amount that is not timely elected to be purchased by the Fortress Purchaser in accordance herewith to any other Person or Persons, provided that if such indebtedness is to be offered at a price less than, or on terms materially more favorable to such offerees than, those specified in the Debt Participation Rights Notice, the Company shall promptly notify the Fortress Purchaser in writing of such modified terms and the Fortress Purchaser shall have five (5) Business Days after the receipt of such notice in which to elect to purchase the Debt Participation Amount of such indebtedness at the price and on the terms specified in such subsequent notice.

(iv)          The closing of the purchase of the indebtedness in the Debt Transaction by the Fortress Purchaser pursuant to this Section 5.5(d) shall occur as promptly as practicable following the delivery of the Debt Exercise Notice to the Company by the Fortress Purchaser; provided that such closing shall be subject to and shall occur not earlier than the later of (x) concurrently with the closing of the purchase of the indebtedness by the applicable offeree and (y) ten (10) Business Days after delivery of the Debt Exercise Notice to the Company by the Fortress Purchaser.  The closing of the purchase of the indebtedness by the Fortress Purchaser pursuant to this Section 5.5(d) shall also be subject to the receipt of any necessary regulatory approvals, the expiration of any required waiting periods and applicable Law.

5.6           Hedging Restrictions.  Each Purchaser agrees that, during the Hedging Limitation Period, it shall not, and shall cause each of its Affiliates not to, enter into any Hedging Agreement with respect to the Common Stock or the Convertible Preferred Stock or the equity securities of any Subsidiary of the Company that are traded on a national securities exchange.  For the avoidance of doubt, following the Hedging Limitation Period, nothing in this Section 5.6 shall prohibit such Purchaser or its Affiliates from entering into any Hedging Agreement with respect to the Common Stock or the Convertible Preferred Stock or the equity securities of any Subsidiary of the Company, including any transactions involving an index-based portfolio of securities that includes Common Stock or the equity securities of any Subsidiary of the Company (regardless of the value of such Common Stock or equity securities of any Subsidiary of the Company in such portfolio relative to the total value of the portfolio of securities) or involving the purchase or sale of derivative securities or any short sale of the Common Stock or the equity securities of any Subsidiary of the Company.

5.7           Form 8-K.   The Company shall, promptly following the date hereof (but in any event within the time period required by the rules and regulations of the SEC), file a Current Report on Form 8-K, disclosing the material terms of the transactions contemplated hereby and filing the Transaction Agreements as exhibits thereto, provided that the Company shall afford the Purchasers with reasonable opportunity to review and comment on such Current Report on Form 8-K prior to the filing thereof.

5.8           Most Favored Nation Status.  Prior to the time when the Fortress Entities cease to own any shares of Convertible Preferred Stock (other than the Retained Share (as defined in the Certificate of Designation)), other than in connection with any sale of Convertible Preferred Stock in a single transaction or series of related transactions to any single Person and its Affiliates for consideration in excess of $205,000,000 in the aggregate, the Company shall not (x) sell any Additional Permitted Preferred Stock with a cash dividend rate, an accreting dividend rate or a combined dividend rate that is higher than the dividend rates applicable to the Convertible Preferred Stock, (y) sell any Additional Permitted Preferred Stock for a price per share less than $1,000 or (z) pay to any Person that is acquiring Convertible Preferred Stock any transaction fee or similar fee or compensation in connection therewith other than reimbursement of actual out-of-pocket costs and expenses.

5.9           Tax Characterization..  Unless otherwise required by a “determination”, as defined in Section 1313(a) of the Code, the parties agree to treat the Convertible Preferred Stock as stock other than preferred stock for U.S. federal, and to the extent applicable, state and local income tax purposes.

5.10         Information Statement.  Promptly after the execution of this Agreement, the Company shall prepare the Information Statement and shall file the same with the SEC as soon as reasonably practicable, but in no event later than thirty (30) Business Days after the Closing Date.  The Information Statement shall constitute an information circular informing the stockholders of the Company of receipt of the Stockholder Approval.  Other than with respect to any information provided by or on behalf of any Purchaser, the Company will cause the Information Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.  The Company shall use commercially reasonable efforts to cause the Information Statement to be cleared by the SEC as promptly as practicable after its filing with the SEC.  The Company will advise the Purchasers promptly after it receives oral or written notice of any request by the SEC for amendment to the Information Statement or comments thereon and responses thereto or requests by the SEC for additional information and will promptly provide each of the Purchasers with copies of any written communication from the SEC or any state securities commission.  The Company shall use commercially reasonable efforts, after consultation with the Purchasers, to resolve all such requests or comments with respect to the Information Statement as promptly as practicable after receipt thereof.  Each Purchaser shall cooperate with the Company in the preparation of the Information Statement and such Purchaser shall, upon request, furnish the Company with such information concerning it and its Affiliates, if any, as the Company may reasonably determine is required in connection with the preparation of the Information Statement.  No filing of, or amendment or supplement to the Information Statement will be made by the Company without consulting with the Purchasers and without providing each Purchaser the opportunity to review and comment thereon.  The Company shall cause the Information Statement to be mailed (or otherwise electronically provided) to the stockholders of the Company as promptly as practicable after it is permitted under the Exchange Act.  The Company shall, promptly upon becoming aware of any information that would cause (i) any of the statements in the Information Statement to be false or misleading with respect to any material fact or (ii) the Information Statement to omit to state any material fact necessary to make the statements therein not false or misleading, inform each Purchaser and, upon consultation with such Purchaser, take necessary steps to correct the Information Statement.  Each Purchaser shall, promptly upon becoming aware of any information furnished by it pursuant to the forth immediately preceding sentence that would cause (x) any of the statements in the Information Statement to be false or misleading with respect to any material fact or (y) the Information

Statement to omit to state any material fact necessary to make the statements therein not false or misleading, inform the Company.

5.11         Confidential Information.

(a)           Each Purchaser recognizes that Confidential Information may have been and may be disclosed to such Purchaser by the Company or any of its Affiliates.  Each Purchaser shall not engage in the unauthorized use, and shall cause its Affiliates not to engage in the unauthorized use, or make any unauthorized disclosure to any third party, of any Confidential Information without the prior written consent of the Company and shall use due care to ensure that such Confidential Information is kept confidential, including by treating such information as such party would treat its own Confidential Information.  Notwithstanding the foregoing, the Purchasers shall have the right to share any Confidential Information with any of their Representatives, each of whom shall be required to agree to keep confidential such Confidential Information to the extent required of the Purchaser under this Section 5.11.  As used herein, “Confidential Information” means all information, knowledge, systems or data relating to the business, operations, finances, policies, strategies, intentions or inventions of the Company and/or its Subsidiaries (including any of the terms of this Agreement) from whatever source obtained, except for any such information, knowledge, systems or data which (i) has become publicly known and made generally available through no wrongful act of such Purchaser, (ii) has been rightfully received by such Purchaser from a third party who, to the knowledge of such Purchaser, is not bound any obligations of confidentiality with respect to such information, knowledge, systems or data, (iii) is independently developed by such Purchaser without use of Confidential Information, (iv) is already known by a Portfolio Company of such Purchaser or is already in the possession of a Portfolio Company of such Purchaser prior to the date hereof, or (v) subject to the obligations set forth in Section 5.11(b), is required by law, court order, subpoena, stock exchange, self-regulatory organization, governmental agency, or regulatory body to be disclosed.

(b)           If any Purchaser is requested to disclose any Confidential Information by any Governmental Entity or for any regulatory reason, such Purchaser will promptly notify the Company, as is reasonably practicable and legally permissible under the circumstances, to permit it to seek a protective order or take other action that the Board in its discretion deems appropriate, and such Purchaser will cooperate in any such efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information, at the Company’s sole cost and expense.  If, in the absence of a protective order, such Purchaser is compelled to disclose any such information in any proceeding or pursuant to legal process, such Purchaser may disclose to the party compelling disclosure only the part of such Confidential Information as is required to be disclosed (in which case, prior to such disclosure, such Purchaser will advise and, if requested by the Board, consult with the Company and its counsel as to such disclosure and the nature and wording of such disclosure) and such Purchaser will use its commercially reasonable efforts to obtain confidential treatment therefor.  Notwithstanding the foregoing, the Purchaser shall not be required to notify the Company if it is required to disclose Confidential Information pursuant to a routine regulatory inquiry or blanket document request, not targeting the Company or the Board.

6.             Conditions Precedent.

6.1           Conditions to the Obligation of the Fortress Purchaser to Consummate the Closing.  The obligations of the Fortress Purchaser to consummate the transactions to be consummated at the Closing, and to purchase and pay for the Shares pursuant to this Agreement, are subject to the satisfaction of the following conditions precedent:

(a)           the Company shall have filed with the Secretary of State of the State of Delaware the Certificate of Designation;

(b)           the Company shall have executed and delivered the Registration Rights Agreement;

(c)           the Fortress Purchaser shall have received the Tag-Along Agreement and the Corporate Opportunities Agreement, in each case, duly executed and delivered by the parties thereto (other than the Fortress Purchaser);

(d)           the Fortress Purchaser shall have received a copy of the Stockholder Written Consent in the form attached as Exhibit G, duly executed and delivered by the parties thereto; and

(e)           the Fortress Purchaser shall have received from Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Company, an opinion substantially in the form attached hereto as Exhibit E.

6.2           Conditions to the Obligation of the PECM Purchasers to Consummate the Closing.  The obligations of the PECM Purchasers to consummate the transactions to be consummated at the Closing, and to purchase and pay for the Shares pursuant to this Agreement, are subject to the satisfaction of the following conditions precedent:

(a)           the Company shall have filed with the Secretary of State of the State of Delaware the Certificate of Designation;

(b)           the Company shall have executed and delivered the Registration Rights Agreement;

(c)           the PECM Purchasers shall have received the Tag-Along Agreement, duly executed and delivered by the parties thereto (other than the PECM Purchasers);

(d)           the PECM Purchasers shall have received a copy of the Stockholder Written Consent in the form attached as Exhibit G, duly executed and delivered by the parties thereto;

(e)           the PECM Purchasers shall have received a certificate of a duly authorized officer of the Company certifying that the Company and the Fortress Purchaser shall have consummated (or is simultaneously consummating) the purchase and sale of the Shares to be purchased by the Fortress Purchaser under this Agreement, without waiver of any conditions set forth herein on the part of either the Company or the Fortress Purchaser; and

(f)           the PECM Purchasers shall have received from Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Company, an opinion substantially in the form attached hereto as Exhibit E.

6.3           Conditions to the Obligation of the Wilton Purchaser to Consummate the Closing.  The obligations of the Wilton Purchaser to consummate the transactions to be consummated at the Closing, and to purchase and pay for the Shares pursuant to this Agreement, are subject to the satisfaction of the following conditions precedent:

(a)           the Company shall have filed with the Secretary of State of the State of Delaware the Certificate of Designation;

(b)           the Company shall have executed and delivered the Registration Rights Agreement;

(c)           the Wilton Purchaser shall have received the Tag-Along Agreement, duly executed and delivered by the parties thereto (other than the Wilton Purchaser);

(d)           the Wilton Purchaser shall have received a copy of the Stockholder Written Consent in the form attached as Exhibit G, duly executed and delivered by the parties thereto;

(e)           the Wilton Purchaser shall have received a certificate of a duly authorized officer of the Company certifying that the Company and the Fortress Purchaser shall have consummated (or is simultaneously consummating) the purchase and sale of the Shares to be purchased by the Fortress Purchaser under this Agreement, without waiver of any conditions set forth herein on the part of either the Company or the Fortress Purchaser; and

(f)           the Wilton Purchaser shall have received from Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Company, an opinion substantially in the form attached hereto as Exhibit E.

6.4           Conditions to the Obligation of the Company to Consummate the Closing.  The obligation of the Company to consummate the transactions to be consummated at the Closing, and to issue and sell to the Purchasers the Shares pursuant to this Agreement, is subject to the satisfaction of the following conditions precedent:

(a)           the Company shall have received a copy of the Stockholder Written Consent in the form attached as Exhibit G, duly executed and delivered by the parties thereto;

(b)           each Purchaser shall have executed and delivered each Transaction Agreement to which such Purchaser is a party; and

(c)           the Certificate of Designation shall have been duly filed and accepted by the Secretary of State of the State of Delaware;

7.             Governance; Director Matters; Additional Covenants.

7.1           Fortress Representatives.  If at any time when a Fortress Representative is required to resign as a member or observer of the Board or the board of directors (or similar governing body) of any Subsidiary of the Company pursuant to the terms of the Certificate of Designation, if so requested by the Company, the Fortress Purchaser shall promptly cause to resign, and take all other action reasonably necessary, or reasonably requested by the Company, to cause the prompt removal of, such Fortress Representative.

7.2           D&O Insurance; Indemnification Agreements.

(a)           During the period that a Fortress Representative is a director of the Board, such director shall be entitled to benefits under any director and officer insurance policy maintained by the Company to the same extent as any similarly situated director of the Board.

(b)           The Company agrees that in respect of each Fortress Representative that is a director, the Company shall duly authorize and enter into an indemnification agreement substantially in the form attached hereto as Exhibit F (an “Indemnification Agreement”) with such Fortress Representative.

7.3           Limitations on Management Fees.

(a)           For so long as the Fortress Entities own at least 10% of the Shares purchased by the Fortress Purchaser at the Closing (whether held in the form of Convertible Preferred Stock or Common Stock issued to the Fortress Entities upon the conversion of Convertible Preferred Stock), the Company shall not, and to the extent within the Company’s control, shall not permit any of its Subsidiaries to, without the written consent of the Fortress Purchaser, amend or enter into any management agreement with any Harbinger Affiliate that provides for the payment of management fees by the Company and its Subsidiaries to the Harbinger Affiliates in excess of $10,000,000 in the aggregate per annum, reduced by any amounts paid or payable per annum pursuant to a transaction of the type described in clause (xiii) of the definition of Specified Related Party Transaction contained in the Certificate of Designation without the prior written consent of the Fortress Purchaser; provided, however, that any management fees or incentive fees paid to a Harbinger Affiliate in connection with any FS/OM Permitted Activities shall be disregarded for purposes of the foregoing calculation; provided, further, that if the Market Capitalization/Liquidity Threshold is satisfied, the provisions contained in this Section 7.3(a) shall immediately terminate and thereafter be of no further force or effect.

(b)           In addition to the limitations set forth in Section 7.3(a), for so long as the Fortress Entities own at least 10% of the Shares purchased by the Fortress Purchaser at the Closing (whether held in the form of Convertible Preferred Stock or Common Stock issued to the Fortress Entities upon the conversion of Convertible Preferred Stock), the Company shall not, and to the extent within the Company’s control, shall not permit any of its Subsidiaries to, without the written consent of the Fortress Purchaser, enter into any agreement with any

Harbinger Affiliate that provides for the payment of incentive fees by the Company or any Subsidiary to Harbinger Affiliates.

(c)           Notwithstanding the above and for the avoidance of doubt, nothing contained in this Section 7.3 shall prohibit the payment of management fees or incentive fees in connection with any FS/OM Permitted Activities.

7.4           [Intentionally Omitted].

7.5           Material Non-Public Information.  At any time when (x) the Fortress Investor is not exercising its rights to a Fortress Board Observer or Director Replacement Observer and (y) no Fortress Representative is serving on the Board, if the Fortress Purchaser has notified the Company in writing that it does not want to receive any material nonpublic information regarding the Company and its Subsidiaries, the Company shall thereafter not disclose material nonpublic information to the Fortress Purchaser, or to advisors to or representatives of the Fortress Purchaser (in their capacity as such) until such time as the Fortress Purchaser may again request in writing to receive such information; provided, that the foregoing shall not restrict the Company from disclosing material non-public information to any Additional Director in such individual’s capacity as an Additional Director.

7.6           Information Rights.  For so long as a Purchaser and its Affiliates collectively own at least 12,500 Shares (or Common Stock issued upon conversion of such Shares) (as adjusted for any stock splits, combinations, re-classifications or the like), whether or not the Company is required to file any forms, reports or documents with the SEC, the Company shall deliver to each such Purchaser all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Form 10-Q or Form 10-K, as applicable, if the Company were required to file such Form with the SEC and, with respect to the annual information only, a report thereon by the Company’s independent registered accountants. Notwithstanding the foregoing, the Company’s obligation under this Section 7.6 to deliver the foregoing information shall be deemed to have been satisfied upon the filing of the abovementioned forms, reports and documents with the SEC in accordance with applicable Laws.

8.             Transfer Restrictions.  Each Purchaser understands and agrees that the Shares and any Conversion Shares may be offered, resold, pledged or otherwise transferred only (a) in a transaction not involving a public offering, (b) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (c) pursuant to an effective registration statement under the Securities Act, (d) to the Company or one of its Subsidiaries, (e) to any Affiliate of such Purchaser (provided such Person is an institutional investor) or (f) to any other holder of shares of Convertible Preferred Stock and to any Affiliates thereof (provided such Person is an institutional investor); in each of cases (a) through (e) in accordance with any applicable state and federal securities laws; provided that as a condition precedent to a transfer of any Shares or Conversion Shares to an Affiliate of a Purchaser pursuant to clause (e), any such Affiliate shall assume, on a several and not joint basis, all then continuing obligations of such Purchaser hereunder pursuant to a written agreement reasonably acceptable to the Company.  Any purported transfer of Shares or Conversion Shares other than in compliance with the terms hereof shall be void ab initio.

9.             Legends; Securities Act Compliance.  Each certificate representing the Shares and each certificate representing Conversion Shares will bear a legend conspicuously thereon to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THE SAME ARE REGISTERED AND QUALIFIED IN ACCORDANCE WITH THE SAID ACT AND ANY OTHER APPLICABLE STATE SECURITIES LAWS OR SUCH OFFER, SALE, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION UNDER SUCH ACT AND ANY OTHER APPLICABLE STATE SECURITIES LAWS.”

10.           Indemnification; Survival.

10.1         Company Indemnification.  The Company shall defend, indemnify, exonerate and hold free and harmless each Purchaser and its Affiliates and their respective directors, officers and employees (each, a “Purchaser Indemnified Party” and, collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses actually incurred by such Indemnified Parties that arise out of, or result from:  (i) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement or (ii) the Company’s breach of its agreements or covenants in this Agreement.

10.2         Survival of Representations and Warranties.  The representations and warranties contained herein shall survive until 5:00 p.m. EDT on the fifteen (15) month anniversary of the Closing, other than the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4  and 3.26, which shall survive indefinitely (the “Survival Period”).  For the avoidance of doubt, all other covenants, agreements and obligations contained in this Agreement shall survive indefinitely (unless a different period is specifically provided for pursuant to the provisions of this Agreement expressly relating thereto).

10.3         Purchaser Indemnification.  Each Purchaser, severally and not jointly, shall defend, indemnify, exonerate and hold free and harmless the Company and its Affiliates and their respective directors, officers and employees (each a “Company Indemnified Party” and collectively, the “Company Indemnified Parties”) from and against any and all Losses actually incurred by such Company Indemnified Parties that arise out of, or result from:  (i) any inaccuracy in or breach of such Purchaser’s representations or warranties in this Agreement or (ii) such Purchaser’s breach of its agreements or covenants in this Agreement.

10.4         Limitations.  Notwithstanding anything in this Agreement to the contrary, (i) no indemnification claims for Losses shall be asserted by the Purchaser Indemnified Parties under Section 10.1 or by the Company Indemnified Parties under Section 10.3 unless and until (x) the aggregate amount of Losses that would otherwise be payable under Section 10.1 or Section 10.3, as applicable, exceeds $2,000,000 (the “Basket Amount”), whereupon the

Purchaser Indemnified Party or Company Indemnified Party, as applicable, shall be entitled to receive only amounts for Losses in excess of the Basket Amount or (y) Losses have been asserted against such Person in accordance with this Section 10.4, and (ii) the aggregate liability of the Company or any Purchaser for Losses under Section 10.1 or Section 10.3, as applicable, shall in no event exceed the applicable Share Purchase Price.

10.5         Procedures.  A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party from whom indemnification is sought (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification hereunder; provided, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 10 unless and to the extent that the Indemnifying Party shall have been materially prejudiced by the failure of such Indemnified Party to so notify such party.  Such notice shall describe in reasonable detail such claim.  In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnifying Party shall be entitled to assume and conduct the defense thereof, with counsel reasonably satisfactory to the Indemnified Party unless (i) such claim seeks remedies, in addition to or other than, monetary damages that are reasonably likely to be awarded, (ii) such claim involves a criminal proceeding or (iii) counsel to the Indemnified Party advises such Indemnifying Party in writing that such claim involves a conflict of interest that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party.  If any one of the foregoing clauses (i) through (iii) applies, the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions, other than local counsel).  If the Indemnifying Party assumes the defense of any claim, the Indemnified Party shall nevertheless be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, that all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall reasonably cooperate in the defense or prosecution of such claim.  Such reasonable cooperation shall include the retention and (upon the Indemnifying Party’s reasonable request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its prior written consent (not to be unreasonably withheld, conditioned or delayed).  The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought or may be hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding and is solely for monetary damages.

10.6         Additional Limitations.  Notwithstanding anything contained herein to the contrary, “Losses” shall not include (i) any Losses to the extent such Losses could not have been reasonably foreseen by the parties as of the Closing, and (ii) punitive damages, except to the extent payable by an Indemnified Party to a third party.  No party hereto shall be obligated to indemnify any other Person with respect to any representation, warranty, covenant or condition specifically waived in writing by any other party on or prior to the Closing.

10.7         Exclusive Remedies.  Notwithstanding anything to the contrary herein, the provisions of Section 10 and Section 12.6 shall be the sole and exclusive remedies of parties under this Agreement following the Closing for any and all breaches or alleged breaches of any representations or warranties, covenants or agreements of the parties contained in this Agreement.  For the avoidance of doubt, this Section 10 shall not prevent the parties from obtaining specific performance or other non-monetary remedies at in equity or at Law pursuant to Section 12.6 of this Agreement and shall not limit other remedies that may be available to the parties under any of the Transaction Agreements (other than this Agreement).

11.           Termination.

11.1         Conditions of Termination.  Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing by either the Company, on the one hand, or any Purchaser, on the other hand, if the Closing shall not have occurred on or prior to 5:00 p.m., New York time, on May 13, 2011.

11.2         Effect of Termination.  In the event of any termination pursuant to Section 11.1 hereof, this Agreement shall become null and void and have no further effect, with no liability on the part of the Company or any Purchaser, or their directors, partners, members, employees, affiliates, officers, stockholders or agents or other representatives, with respect to this Agreement, except (a) for the terms of this Section 11.2 and Section 12 (Miscellaneous Provisions), which shall survive the termination of this Agreement, and (b) that nothing in this Section 11 shall relieve any party or parties hereto, as applicable, from liability or damages incurred or suffered by any other party resulting from any intentional (x) breach of any representation or warranty of such first party or (y) failure of such first party to perform a covenant thereof.  As used in the foregoing sentence, “intentional” shall mean an act or omission by such party which such party actually knew, or reasonably should have known, would constitute a breach of this Agreement by such party.

12.           Miscellaneous Provisions.

12.1         Public Statements or Releases.  Neither the Company nor any Purchaser shall make any public release or announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties, which shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, nothing in this Section 12.1 shall prevent any party from making any public release required (in the exercise of its reasonable judgment) in order to satisfy its obligations under law or under the rules or regulations of any United States national securities exchange, in which case the party or parties, as applicable, required to make the release or announcement shall, to the extent reasonably practicable, allow the other party or parties, as applicable, reasonable time to comment on such release or announcement in advance of such issuance.

12.2         Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified.  The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement.  The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms.  All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein.  Except as specified otherwise herein, references to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto).  All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of the Transaction Agreements and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

12.3         Notices.  All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid (b) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, (c) on the date of delivery if delivered personally, or (d) if by facsimile, upon written confirmation of receipt by facsimile, in each case to the intended recipient as set forth below:

(a)           if to the Company, addressed as follows:

Harbinger Group Inc.
450 Park Avenue
27th Floor
New York, New York  10022
Attention:       Francis T. McCarron
Facsimile:        (212) 906-8559

with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York  10019
Attention:       Jeffrey D. Marell and Kelley D. Parker
Facsimile:        (212) 757-3990

(b)           if to the Fortress Purchaser, to:

CF Turul LLC
c/o Fortress Investment Group LLC
1345 Avenue of the Americas
46th Floor
New York, NY 10105
Attention:       Constantine M. Dakolias
Facsimile:        (212) 798-6099

with copies (which shall not constitute notice) to:

James K. Noble III
General Counsel, Credit Funds
c/o Fortress Investment Group LLC
1345 Avenue of the Americas
46th Floor
New York, NY 10105
Facsimile:        (212) 798-6099

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY  10166
Attention:       David M. Feldman
                         Glenn R. Pollner
Facsimile:        212-351-6366
                         212-351-6333

(c)           if to any PECM Purchaser, to it at:

c/o Providence Equity Capital Markets, LLC
9 West 57th Street, Suite 4700
New York, NY 10019
Attention:       Michael E. Paasche
Facsimile:        212-588-6701

with copies (which shall not constitute notice) to:

Ropes & Gray, LLP
1211 Avenue of the Americas
New York, NY 10036
Attention:       Christopher W. Rile
                         Carl P. Marcellino
Facsimile:        212-596-9090

(d)           if to the Wilton Purchaser, to it at:

Wilton Re Holdings Limited
P.O. Box HM 3379
Hamilton, Bermuda HM PX
Attn: Chief Executive Officer
Fax: 441-295-6821
Phone: 441-295-6752 x8201

for hand deliveries:

Wilton Re Holdings Limited
Parlaville Place, 14 Par-la-Ville Road
Hamilton, Bermuda HM 08
Fax: 441-295-6821
Phone: 441-295-6752 x8201

with copies (which shall not constitute notice) to:

Wilton Re Services, Inc.
187 Danbury Road
Wilton, CT 06897
Attn: General Counsel
Fax: 203-762-4431

Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 12.3.

12.4         Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.5         Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b)           Each of the parties hereto irrevocably (i) agrees that any legal suit, action or proceeding brought by any party hereto against arising out of or based upon this Agreement may be instituted in any United States federal court or New York State court located in the Borough of Manhattan in The City of New York (a “New York Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the non-exclusive jurisdiction of a New York Court in any such suit, action or proceeding.

(c)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PURCHASER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

12.6         Specific Performance.  The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that irreparable damages for which money damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions.  The parties acknowledge and agree that the parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled, at law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond or other security in connection with the obtaining of any such injunctive or other equitable relief.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

12.7         Delays or Omissions; Waiver.  No delay or omission to exercise any right, power, or remedy accruing to a party upon any breach or default of another party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.  Any agreement on the part of a party or parties hereto to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable.  Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

12.8         Fees; Expenses.

(a)           Except as set forth in this Section 12.8, all fees and expenses incurred in connection with the Transaction Agreements and the transactions contemplated hereby and thereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the transactions contemplated hereby and thereby are consummated.

(b)           The Company shall reimburse the Fortress Purchaser for the fees and expenses of the Fortress Purchaser as set forth on Schedule 12.8.

(c)           The Company shall pay any and all documentary, stamp or similar issue or transfer Tax payable in connection with this Agreement, the issuance of the Shares at Closing and the issuance of the Conversion Shares.

(d)           The Company shall reimburse each Fortress Representative for their reasonable out of pocket expenses incurred for the purpose of attending meetings of any boards of directors (or equivalent governing bodies) or board committees of the Company and its Subsidiaries, in accordance with the Company’s and its Subsidiaries’ reimbursement policies in effect from time to time.

(e)           Each party shall pay for any filing fees associated with any filings made by it (x) pursuant to the Antitrust Regulatory Requirements or (y) to the Insurance Regulatory Authorities.

12.9         Assignment.  None of the parties may assign its rights or obligations under this Agreement without the prior written consent of the other parties, provided, however, that each Purchaser may assign its right and obligations hereunder to an Affiliate of such Purchaser without the prior written consent of the Company or any other Purchaser; provided, further, that as a condition precedent to such assignment (x) any such Affiliate shall assume, on a several and not joint basis, all then continuing obligations of such Purchaser hereunder pursuant to a written agreement reasonably acceptable to the Company, and (y) no assignment and assumption shall relieve such Purchaser from any liability hereunder; provided, further, that any assignment to an Affiliate shall only be effective for so long as such Person remains an Affiliate of the applicable Purchaser and the rights assigned to such Person shall cease to be of further force and effect when such Person ceases to be an Affiliate of the applicable Purchaser.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns.  Any purported assignment other than in compliance with the terms hereof shall be void ab initio.

12.10       No Third Party Beneficiaries.  Except for Section 7.2 (with respect to which any Fortress Representative that is a director shall be a third party beneficiary), Sections 10 (with respect to which all Indemnified Parties shall be third party beneficiaries), 12.8(d) (with respect to which all Fortress Representatives named therein shall be third party beneficiaries) and 12.13 (with respect to which all Fortress Representatives and Nominated Directors named therein shall be third party beneficiaries), this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto.  Without limiting the foregoing, the representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

12.11       Counterparts.  This Agreement may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute a single instrument.

12.12       Entire Agreement; Amendments.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Disclosure Schedule and the Annexes and Exhibits hereto, constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral.  No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company, on the one hand, and the Purchasers holding a majority of the Shares issued at the Closing (whether held in the form of Convertible Preferred Stock or Common Stock issued upon the conversion of Convertible Preferred Stock), on the other hand; provided, however, that any modification, alteration, waiver or change that (a) has a disproportionate and adverse effect on any right of any Purchaser under this Agreement, (b) increases any restriction or imposes any additional restriction upon any Purchaser or any successor or assigns thereof with respect to the Shares acquired by such Purchaser at Closing or with respect to any Common Stock acquired upon conversion thereof or otherwise or (c) increases in any respect the obligations or liabilities of any Purchaser under this Agreement shall not be effective against such Purchaser without the written approval of such Purchaser; provided, further, no modification, alteration, waiver or change with respect to Section 5.4 (Standstill) or 5.6 (Hedging Restrictions) for the benefit of any Purchaser shall be effective unless such modification, alteration, waiver or change is made equally applicable to all Purchasers; provided, further, that with respect to the rights and obligations of any Purchaser under Sections 2 (Authorization, Purchase and Sale of Shares), 5.4 (Standstill), 5.5 (Participation Rights), 5.6 (Hedging Restrictions), 5.8 (Most Favored Nations Status), 5.11 (Confidentiality),  6.1 (Conditions to the Obligation of the Fortress Purchaser to Consummate Closing), 6.2 (Conditions to the Obligation of the PECM Purchasers to Consummate Closing), 6.3 (Conditions to the Obligation of the Wilton Purchaser to Consummate Closing), 7.2 (D&O Insurance; Indemnification Agreements),  7.3 (Limitations on Management Fees), 7.5 (Material Non-Public Information), 7.6 (Information Rights), 11 (Termination)  and 12.13 (Freedom to Pursue Opportunities) such provisions may be amended with respect to the rights and obligations of such Purchaser by written instrument duly executed by the Company, on the one hand, and such Purchaser, on the other hand; provided, further, that Sections 3 (Representations and Warranties of the Company), 4 (Representations and Warranties of the Purchasers), 5.2 (Shares Issuable Upon Conversion), 5.9 (Tax Characterization), 10 (Indemnification; Survival) and this 12.12 shall not be modified, altered, waived or changed unless made in writing and duly executed by each of the parties hereto.

12.13       Freedom to Pursue Opportunities.  Each of the parties hereto expressly acknowledges and agrees that:  (i) the Fortress Purchaser and each Fortress Representative has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, including those deemed to be competing with the Company or any of its Subsidiaries; and (ii) in the event that the Fortress Purchaser or any Fortress Representative acquires knowledge of a potential transaction or matter (other than to the extent knowledge of such transaction or matter was acquired by such Person solely in their capacity as a director or Board Observer) that may be a corporate opportunity for each of the Company and the Fortress Purchaser or any Fortress Representative, such Person shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or its Affiliates for breach of any duty (contractual or otherwise) by reason of the fact that the Fortress Purchaser, Fortress Representative, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company.

12.14       No Person Liability of Directors, Officers, Owners, Etc.  No director, officer, employee, incorporator, shareholder, managing member, member, general partner, limited partner, principal or other agent of any of the Purchasers or the Company shall have any liability for any obligations of the Purchasers or the Company, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of the Purchasers or the Company, as applicable, under this Agreement.  Each party hereby waives and releases all such liability.  This waiver and release is a material inducement to each party's entry into this Agreement.

12.15       Nature of Purchasers' Obligations and Rights.  The obligations of each Purchaser under this Agreement or any Transaction Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement or any other Transaction Agreement.  Nothing contained herein or in any other Transaction Agreement, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any other Transaction Agreement.  Each Purchaser confirms that it has independently participated in the negotiation of the transactions contemplated hereby and has been represented by separate counsel.  All rights, powers and remedies provided to the Purchasers under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative or exclusive, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other rights, powers or remedies by such party or any other party.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

HARBINGER GROUP INC.

By:	/s/ Francis T. McCarron
	Name:	Francis T. McCarron
	Title:	Executive Vice President

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

CF TURUL LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

PECM STRATEGIC FUNDING L.P.

By:	/s/ John Woods
	Name:	John Woods
	Title:	CFO and Authorized Signatory

PROVIDENCE TMT DEBT OPPORTUNITY FUND II, L.P.

By:	/s/ John Woods
	Name:	John Woods
	Title:	CFO and Authorized Signatory

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

WILTON RE HOLDINGS LIMITED

By:	/s/ Chris C. Stroup
	Name:	Chris C. Stroup
	Title:	CEO

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

Annex A

Shares and Purchasers

Purchaser	Shares	Share Purchase Price

CF Turul LLC	205,000	$205,000,000

PECM Strategic Funding L.P.	11,000	$11,000,000

Providence TMT Debt Opportunity Fund II, L.P.	39,000	$39,000,000

Wilton Re Holdings Limited	25,000	$25,000,000

TOTAL:	280,000	$280,000,000

Exhibit A

Form of Certificate of Designation

EXECUTION COPY

CERTIFICATE OF DESIGNATION
OF SERIES A PARTICIPATING CONVERTIBLE PREFERRED STOCK
OF
HARBINGER GROUP INC.

The undersigned, Francis T. McCarron, Executive Vice President of Harbinger Group Inc. (including any successor in interest, the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify, in accordance with Sections 103 and 151 of the DGCL, that the following resolutions were duly adopted by its Board of Directors (the "Board") on May [   ], 2011:

WHEREAS, the Company's Certificate of Incorporation (the "Certificate of Incorporation"), authorizes 10,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), issuable from time to time in one or more series;

WHEREAS, the Certificate of Incorporation authorizes the Board to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, the number of shares in each series, the voting powers, if any, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof; and

WHEREAS, the Board desires, pursuant to its authority as aforesaid, to designate a new series of Preferred Stock, set the number of shares constituting such series, and the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a new series of Preferred Stock, consisting of the number of shares set forth herein, with the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions relating to such series as follows:

SECTION 1.           Number; Designation; Rank.

(a)           This series of convertible participating preferred stock is designated as the "Series A Participating Convertible Preferred Stock" (the "Series A Preferred Stock").  The maximum number of shares constituting the Series A Preferred Stock is 400,000 shares, par value $0.01 per share.

(b)           The Series A Preferred Stock ranks, with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets upon liquidation, dissolution or winding-up of the Company) or otherwise:

(i)           senior in preference and priority to the Common Stock and each other class or series of Capital Stock of the Company, except for any class or series of Capital Stock hereafter issued in compliance with the terms hereof and the terms of which expressly provide that it will rank senior to or on parity, without preference or priority, with the Series A Preferred Stock with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding-up of the Company, or otherwise (collectively with the Common Stock, the "Junior Securities");

(ii)           on parity, without preference and priority, with each other class or series of Capital Stock of the Company hereafter issued in compliance with the terms hereof and the terms of which expressly provide that it will rank on parity, without preference or priority, with the Series A Preferred Stock with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding-up of the Company, or otherwise (collectively, the "Parity Securities"); and

(iii)           junior in preference and priority to each other class or series of Preferred Stock or any other Capital Stock of the Company hereafter issued in compliance with the terms hereof and the terms of which expressly provide that it will rank senior in preference or priority to the Series A Preferred Stock with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding-up of the Company or otherwise (collectively, "Senior Securities").

SECTION 2.           Dividends.

(a)           Cash Dividends.  Holders shall be entitled to receive, out of funds legally available for the payment of dividends to the Company's stockholders under Delaware law, on each Preferred Share, cumulative cash dividends at a per annum rate of 8.00% on the amount of the Purchase Price ("Cash Dividends").  Such Cash Dividends shall begin to accrue and be cumulative from the Issue Date.  Cash Dividends shall be payable quarterly with respect to each Dividend Period in arrears on the first Dividend Payment Date after such Dividend Period.  If and to the extent that the Company does not for any reason (including because there are insufficient funds legally available for the payment of dividends) pay the entire Cash Dividend payable for a particular Dividend Period in cash on the applicable Dividend Payment Date for such period (whether or not there are funds of the Company legally available for the payment of dividends to the Company’s stockholders under Delaware law or such dividends are declared by the Board), during the period in which such Cash Dividend remains unpaid, an additional accreting dividend (the "Cash Accretion Dividends") shall accrue and be payable at an annual rate equal to the Dividend Rate on the amount of the unpaid Cash Dividend through the daily addition of such Cash Accretion Dividends to the Purchase Price (whether or not such Cash Accretion Dividends are declared by the Board).

(b)           Accreting Dividends.  In addition to the Cash Dividend, for each Dividend Period beginning on or after the Issue Date, the Holders shall be entitled to receive on each Preferred Share additional dividends at the per annum rates set forth in this SECTION 2(b) (the "Basic Accreting Dividends" and, together with the Cash Accretion Dividends, the Participating Accretion Dividends and the In-Kind Participating Dividends, the "Accreting Dividends"; the Accreting

Dividends, together with the Cash Dividend and the Participating Dividends, the "Dividends").  Basic Accreting Dividends shall accrue and be cumulative from the Issue Date.  Basic Accreting Dividends shall be payable quarterly with respect to each Dividend Period in arrears on the first Dividend Payment Date after such Dividend Period by the addition of such amount to the Purchase Price, whether or not declared by the Board.  Such Basic Accreting Dividend for any Dividend Period shall be at a per annum rate (the "Accreting Dividend Rate") determined as follows:

(i)           If Net Asset Value as of the last day of any Dividend Period is less than 120% of Original Issue Date NAV, a per annum rate of 4.00% of the Purchase Price for the next succeeding Dividend Period;

(ii)           If Net Asset Value as of the last day of any Dividend Period is equal to or greater than 120% and less than or equal to 140% of Original Issue Date NAV, a per annum rate of 2.00% of the Purchase Price for the next succeeding Dividend Period; and

(iii)           If Net Asset Value as of the last day of any Dividend Period is greater than 140% of Original Issue Date NAV, no additional per annum rate for the next succeeding Dividend Period;

provided, however, that the Basic Accreting Dividend with respect to the period from the Original Issue Date to September 30, 2011 shall be payable at a per annum rate of 4.00% of the Purchase Price.

(c)           Participating Cash Dividends.  If the Company declares, makes or pays any cash dividend or distribution in respect of all or substantially all holders of Common Stock (a "Common Dividend"), each Holder shall receive a dividend (in addition to the Dividends provided for by SECTION 2(a) and SECTION 2(b)) in respect of each Preferred Share held thereby, in an amount equal to the product of (x) the amount of such Common Dividend paid per share of Common Stock, multiplied by (y) the number of shares of Common Stock issuable if such Preferred Share had been converted into shares of Common Stock immediately prior to the record date for such Common Dividend (such amount per share of Preferred Stock, the "Participating Cash Dividend"). Participating Cash Dividends shall be payable to Holders on the record date for such Common Dividend at the same time and in the same manner as the Common Dividend triggering such Participating Cash Dividend is paid.  If and to the extent that the Company does not for any reason pay the entire Participating Cash Dividend when the Common Dividend is paid to the holders of Common Stock, during the period in which such Participating Cash Dividend remains unpaid, an additional accreting dividend (the "Participating Accretion Dividends") shall accrue and be payable at an annual rate equal to the Dividend Rate on the amount of the unpaid Participating Cash Dividend through the daily addition of such Participating Accretion Dividends to the Purchase Price (whether or not such Participating Accretion Dividends are declared by the Board).

(d)           In-Kind Participating Dividends.  If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets, securities or property, to all or substantially all holders of Common Stock (an "In-Kind Common Dividend"), including without limitation any spin-off of one or more subsidiaries or businesses of the Company but excluding:

(I) dividends or distributions referred to in SECTIONS 5(g)(i)(A) and 5(g)(i)(B); and (II) cash dividends with respect to which Holders are entitled to Participating Cash Dividends, then the Holders shall receive in such distribution or other transaction, at the same time and in the same manner as holders of Common Stock, the same type and amount of consideration (the "In-Kind Participating Dividend" and, collectively with the Participating Cash Dividend, the "Participating Dividends") as Holders would have received if, immediately prior to the record date of such In-Kind Common Dividend, they had held the number of shares of Common Stock issuable upon conversion of the Preferred Shares.  To the extent that the Company establishes or adopts a stockholder rights plan or agreement (i.e., a "poison pill"), the Company shall ensure that the Holders will receive, as an In-Kind Participating Dividend, rights under the stockholder rights plan or agreement with respect to any shares of Common Stock that at the time of such distribution would be issuable upon conversion of the Preferred Shares.  If and to the extent that the Company does not for any reason pay the entire In-Kind Participating Dividend when the Common Dividend is paid to the holders of Common Stock, during the period in which such In-Kind Participating Dividend remains unpaid, an additional accreting dividend (the "In-Kind Accretion Dividends") shall accrue and be payable at an annual rate equal to the Dividend Rate on the amount of the unpaid In-Kind Participating Dividend through the daily addition of such In-Kind Accretion Dividends to the Purchase Price (whether or not such In-Kind Accretion Dividends are declared by the Board).

(e)           Dividends (other than Participating Dividends) payable on the Series A Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  The amount of Dividends (other than Participating Dividends) payable on the Series A Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

(f)           Cash Dividends and Accreting Dividends that are payable on Series A Preferred Stock on any Dividend Payment Date will be payable to Holders of record on the applicable record date, which shall be the fifteenth (15th) calendar day before the applicable Dividend Payment Date, or, with respect to any Cash Dividends not paid on the scheduled Dividend Payment Date therefor, such record date fixed by the Board (or a duly authorized committee of the Board) that is not more than sixty (60) nor less than ten (10) days prior to such date on which such accrued and unpaid Cash Dividends are to be paid (each such record date, a "Dividend Record Date").  Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

(g)           The quarterly dividend periods with respect to Cash Dividends and Accreting Dividends shall commence on and include January 1, April 1, July 1 and October 1 (other than the initial Dividend Period, which shall commence on and include the Issue Date) and shall end on and include the last calendar day of the calendar quarter ending March 31, June 30, September 30 and December 31 preceding the next Dividend Payment Date (a "Dividend Period").

SECTION 3.           Liquidation Preference.

(a)           Upon any Liquidation Event, each Preferred Share entitles the Holder thereof to receive and to be paid out of the assets of the Company legally available for distribution to the Company's stockholders, before any distribution or payment may be made to a holder of any Junior Securities, an amount in cash per share equal to the greater of: (i) 150% of the sum of (A) the Purchase Price, plus (B) all accrued and unpaid Dividends (including, without limitation, accrued and unpaid Cash Dividends and accrued and unpaid Accreting Dividends for the then current Dividend Period), if any, on such share to the extent not included in the Purchase Price (such sum, after the 150% multiplier and as adjusted, the "Regular Liquidation Preference"), and (ii) an amount equal to the amount the Holder of such share would have received upon such Liquidation Event had such Holder converted such Preferred Share into Common Stock (or Reference Property, to the extent applicable) immediately prior thereto (the "Participating Liquidation Preference," and such greater amount, the "Liquidation Preference").

(b)           If upon any such Liquidation Event, the assets of the Company legally available for distribution to the Company’s stockholders are insufficient to pay the Holders the full Liquidation Preference and the holders of all Parity Securities the full liquidation preferences to which they are entitled, the Holders and the holders of such Parity Securities will share ratably in any such distribution of the assets of the Company in proportion to the full respective amounts to which they are entitled.

(c)           After payment to the Holders of the full Liquidation Preference to which they are entitled, the Holders as such will have no right or claim to any of the assets of the Company.

(d)           The value of any property not consisting of cash that is distributed by the Company to the Holders will equal the Fair Market Value thereof on the date of distribution.

(e)           No holder of Junior Securities shall receive any cash upon a Liquidation Event unless the entire Liquidation Preference in respect of the Preferred Shares has been paid in cash.  To the extent that there is insufficient cash available to pay the entire Liquidation Preference in respect of the Preferred Shares and any liquidation preference in respect of Parity Securities in full in cash upon a Liquidation Event, the Holders and the holders of such Parity Securities will share ratably in any cash available for distribution in proportion to the full respective amounts to which they are entitled upon such Liquidation Event.

SECTION 4.           Voting Rights.

(a)           The Holders are entitled to vote on all matters on which the holders of shares of Common Stock are entitled to vote and, except as otherwise provided herein or by law, the Holders shall vote together with the holders of shares of Common Stock as a single class.  As of any record date or other determination date, each Holder shall be entitled to the number of votes such Holder would have had if all Preferred Shares held by such Holder on such date had been converted into shares of Common Stock immediately prior thereto, except that:

(i)           prior to the Information Statement Effectiveness Date, the number of votes applicable to each Preferred Share shall be equal to the quotient of (A) a number equal to the Common Stock Limit, divided by (B) the number of outstanding Preferred Shares; and

(ii)           after taking into account any voting rights limitations imposed by SECTION 4(a)(i), at no time shall a Holder have voting rights pursuant to SECTION 4(a) or otherwise in respect of more than 9.9% of the Total Current Voting Power unless such Holder has received any approvals from the Insurance Regulatory Authorities required to be obtained by such Holder in order for such Holder to possess voting rights in respect of the Company in excess of 9.9% of the Total Current Voting Power.

(iii)           in the event that any Holder would be required to file any Notification and Report Form pursuant to the HSR Act as a result of the receipt of any Accreting Dividends by such Holder, the voting rights of such Holder pursuant to this Section 4(a) shall not be increased as a result of such Holder's receipt of such Accreting Dividends unless and until such Holder and the Company shall have made their respective filings under the HSR Act and the applicable waiting period shall have expired or been terminated in connection with such filings.  The Company shall make all required filings and reasonably cooperate with and assist such Holder in connection with the making of such filing and obtaining the expiration or termination of such waiting period and shall be reimbursed by such Holder for any reasonable and documented out-of-pocket costs incurred by the Company in connection with such filings and cooperation.

(b)           In addition to the voting rights provided for by SECTION 4(a) and any voting rights to which the Holders may be entitled to under law:

(i)           for so long as any Preferred Shares are outstanding, the Company may not, directly or indirectly, take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior written consent of the Majority Holders:

(A)           amend, repeal, alter or add, delete or otherwise change the powers, preferences, rights or privileges of the Series A Preferred Stock or amend the Certificate of Incorporation or the By-Laws of the Company (including by means of merger, consolidation, reorganization, recapitalization or otherwise), in each case, in a manner adverse to the Holders;

(B)           create or issue any (x) Senior Securities or (y) except as permitted under SECTION 9(b) and otherwise by this Certificate of Designation, Parity Securities or Additional Permitted Preferred Stock;

(C)           incur, or permit any Subsidiary Guarantor to incur, any Debt (excluding any Debt incurred to refinance the Senior Notes) not otherwise permitted by the terms of the Indenture;

(D)           make, or permit any Subsidiary Guarantor to make, any Asset Sales not otherwise permitted by the terms of the Indenture;

(E)           make, or to the extent within the Company’s control, permit any of its Subsidiaries to make, any Restricted Payments not otherwise permitted by the terms of the Indenture;

(F)           create a new Subsidiary of the Company not in existence on the Original Issue Date for the primary purpose of issuing Equity Securities of such Subsidiary or incurring Debt the proceeds of which will, directly or indirectly, be used to make dividends or other distributions or payments of cash to holders of the Company's Capital Stock other than the Holders; provided, that for the avoidance of doubt, the foregoing shall not prohibit dividends or other distributions to the Company;

(G)           effect any stock split or combination, reclassification or similar event with respect to the Series A Preferred Stock; or

(H)           agree to do, directly or indirectly, any of the foregoing actions set forth in clauses (A) through (G), unless such agreement expressly provides that the Company’s obligation to undertake any of the foregoing is subject to the prior approval of the Majority Holders; and

(ii)           for so long as the Fortress Investor Group owns Preferred Shares equal to or greater than 50% of the Initial Preferred Share Amount, neither the Company nor, to the extent within the Company’s control, any of its Subsidiaries may, directly or indirectly, take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior written consent of the Fortress Investor:

(A)           create or issue any (x) Senior Securities or (y) except as permitted under SECTION 9(b) and otherwise by this Certificate of Designation, Parity Securities or Additional Permitted Preferred Stock;

(B)           incur, or permit any Subsidiary Guarantor to incur, any Debt (excluding any Debt incurred to refinance the Senior Notes) not otherwise permitted by the terms of the Indenture;

(C)           make, or permit any Subsidiary Guarantor to make, any Asset Sales not otherwise permitted by the terms of the Indenture;

(D)           make, or to the extent within the Company’s control, permit any of its Subsidiaries to make, any Restricted Payments not otherwise permitted by the terms of the Indenture;

(E)           acquire or, to the extent within the Company’s control, permit any Subsidiary of the Company to acquire, any limited partnership interest, general partnership interest, Equity Securities, Debt or other instrument issued by a Harbinger Affiliate that is a private collective investment vehicle;

(F)           create a new Subsidiary of the Company not in existence on the Original Issue Date for the primary purpose of issuing Equity Securities or incurring Debt the proceeds of which will, directly or indirectly, be used to make dividends or other distributions or payments of cash to holders of the Company’s Capital Stock other than the Holders; provided, that for the avoidance of doubt, the foregoing shall not prohibit dividends or other distributions to the Company;

(G)           effect any stock split or combination, reclassification or similar event with respect to the Series A Preferred Stock; or

(H)           agree to do, directly or indirectly, any of the foregoing actions set forth in clauses (A) through (G), unless such agreement expressly provides that the Company’s obligation to undertake any of the foregoing is subject to the prior approval of the Fortress Investor for so long as the Fortress Investor Group owns a number of Preferred Shares equal to or greater than 50% of the Initial Preferred Share Amount; and

(iii)           for so long as the Fortress Investor Group owns Preferred Shares equal to or greater than 50% of the Initial Preferred Share Amount (whether held in the form of Preferred Shares or Common Stock issued to the Fortress Investor Group upon the conversion of Preferred Shares), neither the Company nor, to the extent within the Company’s control, any of its Subsidiaries may, directly or indirectly, take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior written consent of the Fortress Investor:

(A)           enter into any Related Party Transaction not otherwise permitted pursuant to the Existing Indenture (including, for the avoidance of doubt, any Specified Related Party Transaction or any Related Party Transaction excluded from the definition of Specified Related Party Transaction, in each case to the extent any such transaction is not permitted by the Existing Indenture); provided, that once the Market Capitalization/Liquidity Threshold is satisfied, the dollar thresholds in Sections 4.13(a) and 4.13(b) of the Existing Indenture will be deemed for purposes of this SECTION 4(b)(iii)(A) to increase to any higher thresholds as set forth in the Indenture, as in effect from time to time;

(B)           enter into any Specified Related Party Transaction unless (x) such Specified Related Party Transaction shall have been approved by a majority of the members of the Board who are disinterested in the subject matter of such Specified Related Party Transaction  (or, in the case of contingent bonuses to officers, directors or employees, such contingent bonuses shall have been approved by a committee of the Board comprised of independent directors) and (y) with respect to a Specified Related Party Transaction having a value of $15,000,000 or more and which is an Extraordinary Transaction for which a fairness opinion is customarily given by nationally recognized investment banking firms, a fairness opinion from a nationally recognized investment banking firm has been obtained; or

(C)           agree to do any of the foregoing actions set forth in clauses (A) and (B), unless such agreement expressly provides that the Company's obligation to undertake any of the foregoing is subject to the prior approval of the Fortress Investor for so long as the Fortress Investor Group owns a number of Preferred Shares equal to or greater than 50% of the Initial Preferred Share Amount (whether held in the form of Preferred Shares or Common Stock issued to the Fortress Investor Group upon the conversion of Preferred Shares); and

(iv)           for so long as any Preferred Shares are outstanding, neither the Company nor, to the extent within the Company’s control, any of its Subsidiaries may, directly or indirectly, take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior written consent of each of the Holders:

(A)           amend, repeal, alter or add, delete or otherwise change the powers, preferences, rights or privileges of the Series A Preferred Stock set forth in the Specified Sections (including by means of merger, consolidation, reorganization, recapitalization or otherwise) in a manner adverse to the Holders (whether by means of an amendment or other change to the Specified Sections or by means of an amendment or other change to any definitions used in the Specified Sections or any other terms of this Certificate of Designation affecting the Specified Sections);

(B)           make any repurchase, redemption or other acquisition for value of Preferred Shares, unless such redemption is made on the same terms and on a pro rata basis among all holders of Series A Preferred Stock (other than holders of Series A Preferred Stock that are granted an equal opportunity to participate in such transaction but elect not to do so); or

(C)           agree to do, directly or indirectly, any of the foregoing actions set forth in clauses (A) and (B), unless such agreement expressly provides that the Company’s obligation to undertake any of the foregoing is subject to the prior approval of each of the Holders.

(c)           The agreements of the Company in SECTION 4(b) insofar as they govern or purport to govern conduct concerning any Subsidiary of the Company are being made by the Company solely in its capacity as the controlling shareholder of such Subsidiary and not in any fiduciary capacity of it or any of the Subsidiary's officers or directors, and nothing herein shall require the Company to act in any way  that would cause any shareholder, director or officer of any such Subsidiary to act in a manner that would violate legally imposed fiduciary duties applicable to any such shareholder, director or officer.

(d)           Notwithstanding anything to the contrary contained in SECTION 4(b), the Holders shall have no voting or consent rights (but will continue to have voting rights to the extent set forth in SECTION 4(a)) in connection with (i) any FS/OM Permitted Activities; and (ii) any management fee not prohibited by Section 7.3 of the Securities Purchase Agreement.

(e)           Notwithstanding anything to the contrary contained in this SECTION 4, the Company may not, directly or indirectly, take any action otherwise approved pursuant to Section 4(b) if such action would have a materially adverse and disproportionate effect on the powers, preferences, rights, limitations, qualifications and restrictions or privileges of any Holder with respect to any shares of Series A Preferred Stock held by any Holder, without the prior approval of such Holder.

(f)           Written Consent.  Any action as to which a class vote of the holders of Preferred Stock, or the holders of Preferred Stock and Common Stock voting together, is required pursuant to the terms of this Certificate of Designation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company.

SECTION 5.           Conversion.  Each Preferred Share is convertible into shares of Common Stock (or Reference Property, to the extent applicable) as provided in this SECTION 5, except that:  (x) Preferred Shares may not be converted into Common Stock with respect to any Holder to the extent that, following such conversion, such Holder would Beneficially Own more than 9.9% of the Company’s outstanding Common Stock until the receipt by such Holder of any approvals from the Insurance Regulatory Authorities required to be obtained by such Holder in order for such Holder to Beneficially Own in excess of 9.9% of the Company’s outstanding Common Stock and (y) prior to the effectiveness of the Information Statement Effectiveness Date, the Company shall not deliver to any Holder a number of shares of Common Stock that exceeds the product of (i) 27,701,185 shares of Common Stock (as adjusted for any splits, combinations, reclassifications or similar adjustments) (the "Common Stock Limit") multiplied by (ii) the percentage that is equal to such Holder’s Initial Investment Percentage, with respect to all conversions of Preferred Shares by such Holder.

Notwithstanding anything to the contrary herein, if any of the approvals from the Insurance Regulatory Authorities required to be obtained by a Holder in order for such Holder to Beneficially Own in excess of 9.9% of the Company’s outstanding Common Stock have not been obtained at (x) a time when the Company desires to exercise its right to convert shares of Series A Preferred Stock pursuant to SECTION 5(b) or (y) the Maturity Date in connection with the automatic conversion of the shares of Series A Preferred Stock pursuant to SECTION 5(c), the Company will not be entitled to convert any Holder's Series A Preferred Stock (and, in the case of SECTION 5(c), the Series A Preferred Stock shall not automatically convert) to the extent conversion would cause such Holder to Beneficially Own more than 9.9% of the Company’s outstanding Common Stock (any such shares of Series A Preferred Stock that are not converted as a result of the foregoing limitation, the "Regulated Shares").  From and after the date of the conversions contemplated by SECTIONS 5(b) or 5(c), as applicable, each Regulated Share shall have no rights, powers, preferences or privileges other than the right to (i) convert into Common Stock if and when the approvals from the Insurance Regulatory Authorities required to be obtained by such Holder in order for such Holder to Beneficially Own in excess of 9.9% of the Company’s outstanding Common Stock have been obtained and (ii) receive dividends and distributions pursuant to SECTIONS 2(c) and 2(d).  In addition, and notwithstanding anything to the contrary herein, for so long as the Fortress Investor Group owns a sufficient number of shares of Common Stock and/or Series A Preferred Stock to entitle the Fortress Investor to (x) nominate directors or appoint observers pursuant to SECTION 7, (y) have consent rights pursuant to SECTION 4(b)(iii), or (z) to elect Additional Preferred Directors pursuant to SECTION 9(c) (each, a

"Combined Voting Power Threshold"), the Company will not be entitled to convert (and, in the case of SECTION 5(c), shall not automatically convert) the last Preferred Share held by the Fortress Investor Group (the "Retained Share").  If the Company exercises its right to convert shares of Series A Preferred Stock (other than the Retained Share) pursuant to SECTION 5(b) or the shares of Series A Preferred Stock (other than the Retained Share) are automatically converted at the Maturity Date pursuant to SECTION 5(c) at a time when the Fortress Investor Group meets any Combined Voting Power Threshold, then from and after such conversions, the Retained Share will have no rights, powers, preferences or privileges other than (w) the rights provided by SECTION 4(e), (x) the right of the Fortress Investor to nominate directors or appoint observers pursuant to SECTION 7, (y) the consent rights of the Fortress Investor pursuant to SECTION 4(b)(iii), or (z) the right of the Fortress Investor to elect Additional Preferred Directors pursuant to SECTION 9(c), and upon the earlier of (i) the date upon which no Combined Voting Power Threshold is met and (ii) the transfer of the Retained Share by any member of the Fortress Investor Group (other than to another member of the Fortress Investor Group), such Retained Share shall automatically be cancelled without any action on the part of the Holder thereof.

(a)           Conversion at the Option of Holders of Series A Preferred Stock.  Subject to SECTION 5(b) hereof, each Holder is entitled to convert, at any time and from time to time, at the option and election of such Holder, any or all outstanding Preferred Shares held by such Holder and receive therefor the property described in SECTION 5(d) upon such conversion.  In order to convert Preferred Shares into shares of Common Stock (or Reference Property, to the extent applicable), the Holder must surrender the certificates representing such Preferred Shares at the office of the Company's transfer agent for the Series A Preferred Stock (or at the principal office of the Company, if the Company serves as its own transfer agent), together with (x) written notice that such Holder elects to convert all or part of the Preferred Shares represented by such certificates as specified therein, (y) a written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the transfer agent or the Company, as applicable (if reasonably required by the transfer agent or the Company, as applicable), and (z) funds for any stock transfer, documentary, stamp or similar taxes, if payable by the Holder pursuant to SECTION 5(f)(i).  Except as provided in SECTION 5(b) and in SECTION 5(c), the date the transfer agent or the Company, as applicable, receives such certificates, together with such notice and any other documents and amounts required to be paid by the Holder pursuant to this SECTION 5, will be the date of conversion (the "Conversion Date").

(b)           Conversion at the Option of the Company.  Beginning on the third (3rd) anniversary of the Original Issue Date, the Company shall have the right, at its option, to cause all shares of Series A Preferred Stock to be automatically converted (without any further action by the Holder and whether or not the certificates representing the Preferred Shares are surrendered), in whole but not in part, into the property described in SECTION 5(d) within eight (8) Business Days of any day (the "Forced Conversion Trigger Date") on which all of the Company Conversion Conditions are satisfied from time to time.  The Company may exercise its option under this SECTION 5(b) by providing the Holders with a notice, which notice shall specify that the Company is exercising the option contemplated by this SECTION 5(b), the Forced Conversion Trigger Date and the Conversion Date on which the conversion shall occur (which Conversion Date shall be not less than four (4) Business Days following the date such notice is provided to the Holders); provided that, once delivered, such notice shall be irrevocable, unless the Company obtains the written consent of (x) the Majority Holders and (y) for so long as the Fortress Investor Group owns a number of Preferred Shares equal to or greater than 50% of the Initial Preferred Share Amount, the Fortress Investor.  For the avoidance of doubt, (x) the Holders shall continue to have the right to convert their Preferred Shares pursuant to SECTION 5(a) until and through the Conversion Date contemplated in this SECTION 5(b) and (y) if any Preferred Shares are converted pursuant to SECTION 5(a), such Preferred Shares shall no longer be converted pursuant to this SECTION 5(b) and the Company's notice delivered to the Holders pursuant to this SECTION 5(b) shall automatically terminate with respect to such Preferred Shares.  Notwithstanding the foregoing, any notice delivered by the Company under this SECTION 5(b) in accordance with SECTION 11(g) shall be conclusively presumed to have been duly given at the time set forth therein, whether or not such Holder of Preferred Shares actually receives such notice, and neither the failure of a Holder to actually receive such notice given as aforesaid nor any immaterial defect in such notice shall affect the validity of the proceedings for the conversion of the Preferred Shares as set forth in this SECTION 5(b).  The Company shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first Business Day following any date on which the Company provides notice to Holders pursuant to this SECTION 5(b) announcing the Company’s election to convert Preferred Shares pursuant to this SECTION 5(b).

(c)           Automatic Conversion on Maturity Date.  In the event that any Holder has not elected to have its Preferred Shares redeemed by the Company on the Maturity Date (as defined herein) pursuant to SECTION 6(a), then such Holder's Preferred Shares shall be automatically converted (without any further action by the Holder and whether or not the certificates representing the Preferred Shares are surrendered), in whole and not in part, into the property described in SECTION 5(d), effective as of the Maturity Date, which shall be deemed to be the "Conversion Date" for purposes of this SECTION 5(c).  As promptly as practicable (but in no event more than five (5) Business Days) following the Maturity Date, the Company shall deliver a notice to any Holder whose Preferred Shares have been converted by the Company pursuant to this SECTION 5(c), informing such Holder of the number of shares of Common Stock into which such Preferred Shares have been converted, together with certificates evidencing such shares of Common Stock.  Notwithstanding the foregoing, any notice delivered by the Company in compliance with this SECTION 5(c) shall be conclusively presumed to have been duly given, whether or not such Holder of Preferred Shares actually receives such notice, and neither the failure of a Holder to actually receive such notice given as aforesaid nor any immaterial defect in such notice shall affect the validity of the proceedings for the conversion of the Preferred Shares as set forth in this SECTION 5(c).  The Company shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first Business Day following the Maturity Date announcing the aggregate number of Preferred Shares being converted pursuant to this SECTION 5(c) and the number of shares of Common Stock issuable in connection therewith, as well as the aggregate number of Preferred Shares redeemed on the Maturity Date and the purchase price paid by the Company therefor.

(d)           Amounts Received Upon Conversion.  Upon a conversion of Preferred Shares pursuant to SECTION 5(a), (b) or (c), the Holder of such converted Preferred Shares shall, subject to the limitations and adjustments pursuant to the first paragraph of SECTION 5, receive in respect of each Preferred Share:

(i)           a number of shares of Common Stock (or Reference Property, to the extent applicable) equal to the amount (the "Conversion Amount") determined by dividing (A) the Purchase Price for the Preferred Share to be converted by (B) the Conversion Price in effect at the time of conversion; provided that, notwithstanding the foregoing, if the Company has elected to convert all Preferred Shares pursuant to SECTION 5(b) and the Public Float Hurdle is not met on the Forced Conversion Trigger Date, then each Holder may elect, by delivery of a notice to the Company no later than the close of business on the Business Day immediately prior to the Conversion Date, to receive, in lieu of Common Stock (or Reference Property, to the extent applicable), cash equal to the Conversion Amount multiplied by the Thirty Day VWAP as of the close of business on the Business Day immediately preceding the Conversion Date, which cash amount shall be delivered to the electing Holders within forty-five (45) calendar days of the date that the last Holder electing to receive cash pursuant to this SECTION 5(d)(i) has provided the Company with notice thereof;

(ii)           cash in an amount equal to the amount of any accrued but unpaid Cash Dividends and Participating Cash Dividends (to the extent not included in the Purchase Price) on the Preferred Shares being converted; provided that, to the extent the Company is prohibited by law or by contract from paying such amount, then the Company shall provide written notice to the applicable Holder of such inability to pay, and at the written election of the Holder (which written election shall be delivered to the Company within five (5) Business Days of receipt of such written notice from the Company), the Company shall either pay such amount as soon as payment is no longer so prohibited or issue Common Stock (or Reference Property, to the extent applicable) in the manner specified in SECTION 5(d)(i) as if the amount of such accrued but unpaid Cash Dividends and Participating Cash Dividends were added to the Purchase Price;

(iii)           a number of shares of Common Stock (or Reference Property, to the extent applicable) equal to the amount determined by dividing (A) the amount of any accrued but unpaid Accreting Dividends (to the extent not included in the Purchase Price) on the Preferred Shares being converted by (B) the Conversion Price in effect at the time of Conversion; and

(iv)           any accrued and unpaid In-Kind Participating Dividends.

Notwithstanding the foregoing, in the event any Holder would be required to file any Notification and Report Form pursuant to the HSR Act as a result of the conversion of any Preferred Shares into the property described above in this Section 5(d), at the option of such Holder upon written notice to the Company, the effectiveness of such conversion shall be delayed (only to the extent necessary to avoid a violation of the HSR Act), until such Holder shall have made such filing under the HSR Act and the applicable waiting period shall have expired or been terminated; provided, however, that in such circumstances such Holder shall use commercially reasonable efforts to make such filing and obtain the expiration or termination of such waiting period as promptly as reasonably practical and the Company shall make all required filings and reasonably cooperate with and assist such Holder in connection with the making of such filing and obtaining the expiration or termination of such waiting period and shall be reimbursed by such Holder for any reasonable and documented out-of-pocket costs incurred by the Company in connection with such filings and cooperation.  Notwithstanding the foregoing, if the conversion of any Preferred Share is delayed pursuant to the preceding sentence at (x) a time when the Company desires to exercise its right to convert shares of Series A Preferred Stock pursuant to SECTION 5(b) or (y) the Maturity Date in connection with the automatic conversion of the shares of Series A Preferred Stock pursuant to SECTION 5(c), from and after the date of the conversions contemplated by SECTIONS 5(b) or 5(c), as applicable, such Preferred Share not then converted shall have no rights, powers, preferences or privileges other than the rights provided by this paragraph and the right to (i) convert into Common Stock if and when such Holder shall have made such filing under the HSR Act and the waiting period in connection with such filing under the HSR Act shall have expired or been terminated and (ii) receive dividends and distributions pursuant to SECTIONS 2(c) and 2(d).

(e)           Fractional Shares.  No fractional shares of Common Stock (or fractional shares in respect of Reference Property, to the extent applicable) will be issued upon conversion of the Series A Preferred Stock.  In lieu of fractional shares, the Company shall pay cash in respect of each fractional share equal to such fractional amount multiplied by the Thirty Day VWAP as of the closing of business on the Business Day immediately preceding the Conversion Date.  If more than one Preferred Share is being converted at one time by the same Holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of Preferred Shares converted by such Holder at such time.

(f)           Mechanics of Conversion.

(i)           As soon as reasonably practicable after the Conversion Date, or in the case of Regulated Shares, the date on which the Holder thereof provides evidence to the Company that such Holder has obtained the approvals from the Insurance Regulatory Authorities required to be obtained by such Holder to Beneficially Own in excess of 9.9% of the Company’s outstanding Common Stock, (and in any event within four (4) Trading Days after either such date), the Company shall issue and deliver to such Holder one or more certificates for the number of shares of Common Stock (or Reference Property, to the extent applicable) to which such Holder is entitled, together with, at the option of the Holder, a check or wire transfer of immediately available funds for payment of fractional shares and any payment required by SECTION 5(d)(ii) in exchange for the certificates representing the converted Preferred Shares (including any Regulated Shares).  Such conversion will be deemed to have been made on the Conversion Date, or in the case of Regulated Shares, the date on which the Holder thereof provides evidence to the Company that such Holder has obtained the approvals from the Insurance Regulatory Authorities required to be obtained by such Holder to Beneficially Own in excess of 9.9% of the Company’s outstanding Common Stock, and the Person entitled to receive the shares of Common Stock (or Reference Property, to the extent applicable) issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock (or Reference Property, to the extent applicable) on such date.  The delivery of the Common Stock upon conversion of Preferred Shares  (including any Regulated Shares) shall be made, at the option of the applicable Holder, in certificated form or by book-entry.  Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the shares to the Holders at their respective addresses as set forth in the conversion notice.  In cases where fewer than all the Preferred Shares represented by any such certificate are to be converted, a new certificate shall be issued representing the unconverted Preferred Shares (or Regulated Shares).  The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock (or Reference Property, to the extent applicable) upon conversion or due upon the issuance of a new certificate for any Preferred Shares (or Regulated Shares) not converted to the converting Holder; provided that the Company shall not be required to pay any such amounts, and any such amounts shall be paid by the converting Holder, in the event that such Common Stock or Preferred Shares are issued in a name other than the name of the converting Holder.

(ii)           For the purpose of effecting the conversion of Preferred Shares (including any Regulated Shares), the Company shall:  (A) at all times reserve and keep available, free from any preemptive rights, out of its treasury or authorized but unissued shares of Common Stock (or Reference Property, to the extent applicable) the full number of shares of Common Stock (or Reference Property, to the extent applicable) deliverable upon the conversion of all outstanding Preferred Shares (including Regulated Shares) after taking into account any adjustments to the Conversion Price from time to time pursuant to the terms of this SECTION 5 and any increases to the Purchase Price from time to time and assuming for the purposes of this calculation that all outstanding Preferred Shares are held by one holder) and (B) without prejudice to any other remedy at law or in equity any Holder may have as a result of such default, take all actions reasonably required to amend its Certificate of Incorporation, as expeditiously as reasonably practicable, to increase the authorized and available amount of Common Stock (or Reference Property, to the extent applicable) if at any time such amendment is necessary in order for the Company to be able to satisfy its obligations under this SECTION 5.  Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock (or Reference Property, to the extent applicable) issuable upon conversion of the Series A Preferred Stock, the Company will take any corporate action which may be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock (or Reference Property, to the extent applicable) upon the conversion of all outstanding Preferred Shares at such adjusted Conversion Price.

(iii)           From and after the Conversion Date, or in the case of Regulated Shares, the date on which the Holder thereof provides evidence to the Company that such Holder has obtained the approvals from the Insurance Regulatory Authorities required to be obtained by such Holder to Beneficially Own in excess of 9.9% of the Company’s outstanding Common Stock, the Preferred Shares (including any Regulated Shares) converted on such date, will no longer be deemed to be outstanding and all rights of the Holder thereof including the right to receive Dividends, but excluding the right to receive from the Company the Common Stock (or Reference Property, to the

extent applicable) or any cash payment upon conversion, and except for any rights of Holders (including any voting rights) pursuant to this Certificate of Designation which by their express terms continue following conversion or, for the avoidance of doubt, rights which by their express terms continue following conversion pursuant to any of the other Transaction Agreements (as defined in the Securities Purchase Agreement) shall immediately and automatically cease and terminate with respect to such Preferred Shares (including any Regulated Shares); provided that, in the event that a Preferred Share or Regulated Share is not converted due to a default by the Company or because the Company is otherwise unable to issue the requisite shares of Common Stock (or Reference Property, to the extent applicable), such Preferred Share or Regulated Share will, without prejudice to any other remedy at law or in equity any Holder may have as a result of such default, remain outstanding and will continue be entitled to all of the rights attendant to such Preferred Share or Regulated Share (as the case may be) as provided herein.

(iv)           If the conversion is in connection with any sale, transfer or other disposition of the shares of Common Stock (or Reference Property, to the extent applicable) issuable upon conversion of Preferred Shares made pursuant to the Tag-Along Agreement (as defined in the Securities Purchase Agreement), the conversion may, at the option of any Holder tendering Preferred Shares for conversion, be conditioned upon the closing of such sale, transfer or the disposition of the shares of Common Stock (or Reference Property, to the extent applicable) issuable upon conversion of such Preferred Shares, in which event such conversion of such Preferred Shares shall not be deemed to have occurred until immediately prior to the closing of such sale, transfer or other disposition.

(v)           The Company shall comply with all federal and state laws, rules and regulations and applicable rules and regulations of the Exchange on which shares of the Common Stock (or Reference Property, to the extent applicable) are then listed.  If any shares of Common Stock (or Reference Property, to the extent applicable) to be reserved for the purpose of conversion of Preferred Shares require registration with or approval of any Person or group (as such term is defined in Section 13(d)(3) of the Exchange Act) under any federal or state law or the rules and regulations of the Exchange on which shares of the Common Stock (or Reference Property, to the extent applicable) are then listed before such shares may be validly issued or delivered upon conversion, then the Company will, as expeditiously as reasonably practicable, use commercially reasonable efforts to secure such registration or approval, as the case may be.  So long as any Common Stock (or Reference Property, to the extent applicable) into which the Preferred Shares are then convertible is then listed on an Exchange, the Company will list and keep listed on any such Exchange, upon official notice of issuance, all shares of such Common Stock (or Reference Property, to the extent applicable) issuable upon conversion.

(vi)           All shares of Common Stock (or Reference Property, to the extent applicable) issued upon conversion of the Preferred Shares (including any Regulated Shares) will, upon issuance by the Company, be duly and validly issued, fully paid and nonassessable, not issued in violation of any preemptive or similar rights arising under law or contract and free from all taxes, liens and charges with respect to the issuance thereof, and the Company shall take no action which will cause a contrary result.

(g)           Adjustments to Conversion Price.

(i)           The Conversion Price shall be subject to the following adjustments:

(A)           Common Stock Dividends or Distributions.  If the Company issues shares of Common Stock as a dividend or distribution on shares of Common Stock, or if the Company effects a share split or share combination with respect to shares of Common Stock, the Conversion Price will be adjusted based on the following formula:

where,

CP0 =  the Conversion Price in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

CP1 =   the Conversion Price in effect immediately after the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

OS0 =   the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be; and

OS1 =   the number of shares of Common Stock outstanding immediately after such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this SECTION 5(g)(i)(A) shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination.  If any dividend or distribution of the type described in this SECTION 5(g)(i)(A) is declared but not so paid or made, or any share split or combination of the type described in this SECTION 5(g)(i)(A) is announced but the outstanding shares of Common Stock are not split or combined, as the case may be, the Conversion Price shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, or not to split or combine the outstanding shares of Common Stock, as the case may be, to the Conversion Price that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(B)           Rights, Options or Warrants on Common Stock.  If the Company distributes to all or substantially all holders of its Common Stock any rights, options or warrants entitling them, for a period expiring not more than sixty (60) days immediately following the record date of such distribution, to purchase or subscribe for shares of Common Stock at a price per share less than the average of the Daily VWAP of the Common Stock over the ten (10)

consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution, the Conversion Price will be adjusted based on the following formula:

where,

CP0 =  the Conversion Price in effect immediately prior to the open of business on the Ex-Date for such distribution;

CP1 =  the Conversion Price in effect immediately after the open of business on the Ex-Date for such distribution;

OS0 =  the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such distribution;

X =  the number of shares of Common Stock equal to the aggregate price payable to exercise all such rights, options or warrants divided by the average of the Daily VWAP of the Common Stock over the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution; and

Y =  the total number of shares of Common Stock issuable pursuant to all such rights, options or warrants.

Any adjustment made under this SECTION 5(g)(i)(B) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Date for such distribution.  To the extent that shares of Common Stock are not delivered prior to the expiration of such rights, options or warrants, the Conversion Price shall be readjusted following the expiration of such rights to the Conversion Price that would then be in effect had the decrease in the Conversion Price with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered.  If such rights, options or warrants are not so distributed, the Conversion Price shall be immediately readjusted, effective as of the date the Board determines not to make such distribution, to the Conversion Price that would then be in effect if such distribution had not occured.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such average of the Daily VWAP for the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution, and in determining the aggregate offering price of such shares of the Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the fair market value of such consideration, if other than cash, to be reasonably determined by the Board in good faith.

(C)           Tender Offer or Exchange Offer Payments.  If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for Common Stock, if the aggregate value of all cash and any other consideration included in the payment per share of Common Stock (as reasonably determined in good faith by the Board) exceeds the average of the Daily VWAP of the Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date on which such tender offer or exchange offer expires, the Conversion Price will be decreased based on the following formula:

where,

CP1 = the Conversion Price in effect immediately after the close of business on the last Trading Day of the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CP0 = the Conversion Price in effect immediately prior to the close of business on the last Trading Day of the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

OS0 = the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires;

SP1 = the average of the Daily VWAP of the Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as reasonably determined in good faith by the Board) paid or payable for shares purchased in such tender or exchange offer; and OS1 = the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer and excluding fractional shares);

OS1 = the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (after giving efffect to such tender offer or exchange offer and excluding fractional shares).

The adjustment to the Conversion Price under this SECTION 5(g)(i)(C) will occur at the close of business on the tenth (10th) Trading Day immediately following, but excluding, the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Price, in respect of any conversion during the ten (10) Trading Days immediately following, but excluding, the date that any such tender or exchange offer expires, references within this SECTION 5(g)(i)(C) to ten (10) consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date.

(D)           Common Stock Issued at Less than Conversion Price.  If, after the Original Issue Date, the Company issues or sells any Common Stock (or Option Securities or Convertible Securities, to the extent set forth in this SECTION 5(g)(i)(D)), other than Excluded Stock, for no consideration or for consideration per share less than the Conversion Price in effect as of the date of such issuance or sale, the Conversion Price in effect immediately prior to each such issuance or sale will (except as provided below) be adjusted at the time of such issuance or sale based on the following formula:
where,

CP1 = the Conversion Price in effect immediately following such issuance or sale;

CP0 = the Conversion Price in effect immediately prior to such issuance or sale;

OS0 = the number of shares of Common Stock outstanding immediately prior to such issuance or sale (treating for this purpose as outstanding all shares of Common Stock issuable upon the conversion or exchange of (x) all Preferred Shares issued on the Original Issue Date, (y) all shares of Additional Permitted Preferred Stock and (z) all convertible, exchangeable or exercisable Equity Securities of the Company not listed in (x) or (y) if the conversion price, exercise price or exchange price applicable to such Equity Securities of the Company is below Market Value on the determination date) outstanding immediately prior to such issuance or sale;

X = the number of shares of Common Stock that the aggregate consideration received by the Company for the number of shares of Common Stock so issued or sold would purchase at a price per share equal to CP0; and

Y = the number of additional shares of Common Stock so issued.

For the purposes of any adjustment of the Conversion Price pursuant to this SECTION 5(g)(i)(D), the following provisions shall be applicable:

(1)           In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the cash proceeds received by the Company for such Common Stock after deducting therefrom any discounts or commissions allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof

(2)           In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of Capital Stock or other securities of the Company) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined by the Board in good faith.

(3)           For the avoidance of doubt, the provisions of this SECTION 5(g)(i)(D) shall apply to any issuance of Additional Permitted Preferred Stock that are Convertible Securities and meet the criteria for requiring an adjustment under this SECTION 5(g)(i)(D).

(4)           In the case of (A) the issuance of Option Securities (whether or not at the time exercisable) or (B) the issuance of Convertible Securities (whether or not at the time so convertible or exchangeable):

i)           the issuance of Option Securities shall be deemed the issuance of all shares of Common Stock deliverable upon the exercise of such Option Securities;

ii)           such Option Securities shall be deemed to be issued for a consideration equal to the value of the consideration (determined in the manner provided in SECTION 5(g)(i)(D)(1) and (2)), if any, received by the Company for such Option Securities, plus the exercise price, strike price or purchase price provided in such Option Securities for the Common Stock covered thereby;

iii)           the issuance of Convertible Securities shall be deemed the issuance of all shares of Common Stock deliverable upon conversion of, or in exchange for, such Convertible Securities;

iv)           such Convertible Securities shall be deemed to be issued for a consideration equal to the value of the consideration (determined in the manner provided in SECTION 5(g)(i)(D)(1) and (2) and excluding any cash received on account of accrued interest or accrued dividends), if any, received by the Company for such Convertible Securities, plus the value of the additional consideration (determined in the manner provided in SECTION 5(g)(i)(D)(1) and (2)) to be received by the Company upon the conversion or exchange of such Convertible Securities, if any;

v)           upon any change in the number of shares of Common Stock deliverable upon exercise of any Option Securities or Convertible Securities or upon any change in the consideration to be received by the Company upon the exercise, conversion or exchange of such securities, the Conversion Price then in effect shall be readjusted to such Conversion Price as would have been in effect had such change been in effect, with respect to any Option Securities or Convertible Securities outstanding at the time of the change, at the time such Option Securities or Convertible Securities originally were issued;

vi)           upon the expiration or cancellation of Option Securities (without exercise), or the termination of the conversion or exchange rights of Convertible Securities (without conversion or exchange), if the Conversion Price shall have been adjusted upon the issuance of such expiring, canceled or terminated securities, the Conversion Price shall be readjusted to such Conversion Price as would have been obtained if, at the time of the original issuance of such Option Securities or Convertible Securities, the expired, canceled or terminated Option Securities or Convertible Securities, as applicable, had not been issued;

vii)           if the Conversion Price shall have been fully adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof; and

viii)           if any issuance of Common Stock, Option Securities or Convertible Securities would also require an adjustment pursuant to any other adjustment provision of this SECTION 5(g)(i), then only the adjustment most favorable to the Holders shall be made.

(ii)           If the Company issues rights, options or warrants that are only exercisable upon the occurrence of certain triggering events (each, a "Trigger Event"), then the Conversion Price will not be adjusted pursuant to SECTION 5(g)(i)(B) until the earliest Trigger Event occurs, and the Conversion Price shall be readjusted to the extent any of these rights, options or warrants are not exercised before they expire (provided, however, that, for the avoidance of doubt, if such Trigger Event would require an adjustment pursuant to SECTION 5(g)(i)(D), such adjustment pursuant to SECTION 5(g)(i)(D) shall be made at the time of issuance of such rights, options or warrants in accordance with such Section).

(iii)           Notwithstanding anything in this SECTION 5(g) to the contrary, if a Conversion Price adjustment becomes effective pursuant to any of clauses (A), (B) or (C) of this SECTION 5(g)(i) on any Ex-Date as described above, and a Holder that converts its Preferred Shares on or after such Ex-Date and on or prior to the related record date would be treated as the record holder of shares of Common Stock as of the related Conversion Date based on an adjusted Conversion Price for such Ex-Date and participate on an adjusted basis in the related dividend, distribution or other event giving rise to such adjustment, then, notwithstanding the foregoing Conversion Price adjustment provisions, the Conversion Price adjustment relating to such Ex-Date will not be made for such converting Holder.  Instead, such Holder will be treated as if such Holder were the record owner of the shares of Common Stock on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Notwithstanding anything in this SECTION 5(g) to the contrary, no adjustment under SECTION 5(g)(i) need be made to the Conversion Price unless such adjustment would require a decrease of at least 1% of the Conversion Price then in effect.  Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to a decrease of at least 1% of such Conversion Price; provided that, on the date of any conversion of the Preferred Shares pursuant to SECTION 5, adjustments to the Conversion Price will be made with respect to any such adjustment carried forward that has not been taken into account before such date.  In addition, at the end of each year, beginning with the year ending December 31, 2011, the Conversion

Price shall be adjusted to give effect to any adjustment or adjustments so carried forward, and such adjustments will no longer be carried forward and taken into account in any subsequent adjustment.

(iv)           Adjustments Below Par Value.  The Company shall not take any action that would require an adjustment to the Conversion Price such that the Conversion Price, as adjusted to give effect to such action, would be less than the then-applicable par value per share of the Common Stock, except that the Company may undertake a share split or similar event if such share split results in a corresponding reduction in the par value per share of the Common Stock such that the as-adjusted new Conversion Price per share would not be below the new as-adjusted par value per share of the Common Stock following such share split or similar transaction and the Conversion Price is adjusted as provided under SECTION 5(g)(i)(A) and any other applicable provision of SECTION 5(g).

(v)           Reference Property.  In the case of any Going Private Event or recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision, combination or reclassification described in SECTION 5(g)(i)(A)), a consolidation, merger or combination involving the Company, a sale, lease or other transfer to a third party of all or substantially all of the assets of the Company (or the Company and its Subsidiaries on a consolidated basis), or any statutory share exchange, in each case as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any of the foregoing, a "Transaction"), then, at the effective time of the Transaction, the right to convert each Preferred Share will be changed into a right to convert such Preferred Share into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) (the "Reference Property") that a Holder would have received in respect of the Common Stock issuable upon conversion of such Preferred Shares immediately prior to such Transaction.  In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Transaction, the Company shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the Preferred Shares, treated as a single class, shall be convertible from and after the effective date of the Transaction.  For so long as the Fortress Investor Group owns a number of Preferred Shares equal to or greater than 50% of the Initial Preferred Share Amount, such determination shall be made by the Fortress Investor; thereafter, any such election shall be made by the Majority Holders.  Any such determination by the Holders shall be subject to any limitations to which all holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in the Transaction, and shall be conducted in such a manner as to be completed at approximately the same time as the time elections are made by holders of Common Stock.  The provisions of this SECTION 5(g)(v) and any equivalent thereof in any such securities similarly shall apply to successive Transactions.  The Company shall not become a party to any Transaction unless its terms are in compliance with the foregoing.

(vi)           Rules of Calculation; Treasury Stock.  All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share.  Except as explicitly provided herein, the number of shares of Common Stock (or Reference Property, to the extent applicable) outstanding will be calculated on the basis of the number of issued and outstanding shares of Common Stock (or Reference Property, to the extent applicable), not including shares held in the treasury of the Company.  The Company shall not pay any dividend on or make any distribution to shares of Common Stock (or Reference Property, to the extent applicable) held in treasury.

(vii)           No Duplication.  If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described in this SECTION 5 in a manner such that such adjustments are duplicative, only one adjustment (which shall be the adjustment most favorable to the Holders) shall be made.

(viii)          Notice of Record Date.  In the event of:

 (A)           any event described in SECTION 5(g)(i)(A), (B), (C) or (D);

 (B)           any Transaction to which SECTION 5(g)(v) applies;

 (C)           the dissolution, liquidation or winding-up of the Company; or

 (D)           any other event constituting a Change of Control or a Going Private Event;

then the Company shall mail to the Holders at their last addresses as shown on the records of the Company, at least twenty (20) days prior to the record date specified in (A) below or twenty (20) days prior to the date specified in (B) below, as applicable, a notice stating:

 (A)           the record date for the dividend, other distribution, stock split or combination or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, other distribution, stock split or combination; or

 (B)           the date on which such reclassification, change, dissolution, liquidation, winding-up or other event constituting a Transaction, Change of Control or Going Private Event, or any transaction which would result in an adjustment pursuant to SECTION 5(g)(i)(D), is estimated to become effective or otherwise occur, and the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their shares of Common Stock for Reference Property, other securities or other property deliverable upon such reclassification, change, liquidation, dissolution, winding-up, Transaction, Change of Control or Going Private Event or that such issuance of Common Stock, Option Securities or Convertible Securities is anticipated to occur.

(ix)           Certificate of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this SECTION 5, the Company at its expense shall as promptly as reasonably practicable compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate, signed by an officer of the Company (in his or her capacity as such and not in an individual capacity), setting forth (A) the calculation of such adjustments and readjustments in reasonable detail, (B) the facts upon which such adjustment or readjustment is based, (C) the Conversion Price then in effect, and (D) the number of shares of Common Stock (or Reference Property, to the extent applicable) and the amount, if any, of Capital Stock, other securities or other property (including but not limited to cash and evidences of indebtedness) which then would be received upon the conversion of a Preferred Share.

(x)           No Upward Revisions to Conversion Price.  For the avoidance of doubt, except in the case of a reverse share split or share combination resulting in an adjustment under SECTION 5(g)(i)(A) effected with the approvals, if any, required pursuant to SECTION 4(b), in no event shall any adjustment be made pursuant to this SECTION 5 that results in an increase in the Conversion Price.

SECTION 6.          Redemption.

(a)           Redemption at Option of Holder on Maturity Date.  Each Holder shall have the right to require the Company to redeem such Holder's Preferred Shares, in whole or in part, on the seventh (7th) anniversary of the Original Issue Date (the "Maturity Date") at a price per share payable, subject to SECTION 6(g), in cash and equal to the Redemption Price.  At any time during the period beginning on the thirtieth (30th) calendar day prior to the Maturity Date (the "Holder Redemption Notice Period"), each Holder may deliver written notice to the Company notifying the Company of such Holder's election to require the Company to redeem all or a portion of such Holder's Preferred Shares on the Maturity Date (the "Election Notice").  No later than thirty (30) calendar days prior to the commencement of the Holder Redemption Notice Period, the Company shall deliver a notice to each Holder including the following information: (A) informing the Holder of the Maturity Date and such Holder's right to elect to have all or a portion of its Preferred Shares redeemed by Company on the Maturity Date, (B) the Redemption Price payable with respect to each share of Series A Preferred Stock on the Maturity Date in connection with any such redemption (to the extent the Redemption Price is known or can be calculated, and to the extent not capable of being calculated, the manner in which such price will be determined); (C) that any certificates representing Preferred Shares which a Holder elects to have redeemed must be surrendered for payment of the Redemption Price at the office of the Company or any redemption agent located in New York City selected by the Company therefor together with any written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the redemption agent or the Company, as applicable (if reasonably required by the redemption agent or the Company, as applicable); (D) that, upon a Holder's compliance with clause (C), payment of the Redemption Price with respect to any Preferred Shares to be made on the Maturity Date will be made to the Holder within five (5) Business Days of the Maturity Date to the account specified in such Holder's redemption election notice; (E) that any Holder may withdraw its Election Notice with respect to all or a portion of its Preferred Shares at any time prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the Maturity Date; and (F) the number of shares of Common Stock (or, if applicable, the amount of Reference Property) and the amount of cash, if any, that a Holder would receive upon conversion of a Preferred Share if a Holder does not elect to have its Preferred Shares redeemed. The Company shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first

Business Day following any date on which the Company provides notice to Holders pursuant to this SECTION 6(a) disclosing the right of Holders to have the Company redeem  Preferred Shares pursuant to this SECTION 6(a).

(b)           Optional Redemption by the Company.  On and after the third (3rd) anniversary of the Original Issue Date, the Company may, at its option, redeem all (but not less than all) of the outstanding Preferred Shares for cash equal to the Redemption Price.  If the Company elects to redeem the Preferred Shares pursuant to this SECTION 6(b), the Company shall deliver a notice of redemption to the Holders not less than thirty (30) or more than sixty (60) calendar days prior to the date specified for redemption (the "Optional Redemption Date"), which notice shall include: (A) the Optional Redemption Date; (B) the Redemption Price; (C) that on the Optional Redemption Date, if the Holder has not previously elected to convert Preferred Shares into Common Stock, each Preferred Share shall automatically and without further action by the Holder thereof (and whether or not the certificates representing such Preferred Shares are surrendered) be redeemed for the Redemption Price; (D) that payment of the Redemption Price will be made to the Holder within five (5) business days of the Redemption Date to the account specified by such Holder to the Company in writing; (E) that the Holder's right to elect to convert its Preferred Shares will end at 5:00 p.m. (New York City time) on the Business Day immediately preceding the Optional Redemption Date; and (F) the number of shares of Common Stock (or, if applicable, the amount of Reference Property) and the amount of cash, if any, that a Holder would receive upon conversion of a Preferred Share if a Holder elect to convert its Preferred Shares prior to the Optional Redemption Date.  Notwithstanding the foregoing, any notice delivered by the Company under this SECTION 6(b) in accordance with SECTION 11(g) shall be conclusively presumed to have been duly given at the time set forth therein, whether or not such Holder of Preferred Shares actually receives such notice, and neither the failure of a Holder to actually receive such notice given as aforesaid nor any immaterial defect in such notice shall affect the validity of the proceedings for the redemption of the Preferred Shares as set forth herein.  The Company shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first Business Day following any date on which the Company provides notice to Holders pursuant to this SECTION 6(b) announcing the Company’s election to redeem Preferred Shares pursuant to this SECTION 6(b).

(c)           Redemption at Option of the Holder upon a Change of Control.

(i)           If a Change of Control occurs, each Holder shall have the right to require the Company to redeem its Preferred Shares pursuant to a Change of Control Offer, which Change of Control Offer shall be made by the Company in accordance with Section 6(c)(ii).  In such Change of Control Offer, the Company will offer a payment (such payment, a "Change of Control Payment") in cash per Preferred Share equal to the sum of (x) 101% of the Purchase Price, and (y) accrued and unpaid Dividends thereon, if any, to the extent not included in the Purchase Price (including, without limitation, accrued and unpaid Cash Dividends and accrued and unpaid Accreting Dividends for the then current Dividend Period).

(ii)           Within thirty (30) days following any Change of Control, the Company will mail a notice (a "Change of Control Offer") to each Holder describing the transaction or transactions that constituted such Change of Control and offering to redeem the Preferred Shares on the date specified in such notice (the "Change of Control Payment Date"), which date shall be no earlier than thirty (30) days and no later than sixty-one (61) days from the date such notice is mailed.  In addition, such Change of Control Offer shall further state:  (A)  the amount of the Change of Control Payment; (B) that the Holder may elect to have all or any portion of its Preferred Shares redeemed pursuant to the Change of Control Offer, (C) that any Preferred Shares to be redeemed must be surrendered for payment of the Change of Control Payment at the office of the Company or any redemption agent selected by the Company therefor together with any written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the redemption agent or the Company, as applicable (if reasonably required by the redemption agent or the Company, as applicable); (D) that, upon a Holder's compliance with clause (C), payment of the Change of Control Payment with will be made to the Holder on the Change of Control Payment Date to the account specified by such Holder to the Company in writing; (E) the date and time by which the Holder must make its election, (F) that any Holder may withdraw its election notice with respect to all or a portion of their Preferred Shares at any time prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the Change of Control Payment Date; and (G) the amount and type of property that the Holder would receive in connection with such Change of Control if the Holder elects to convert its Preferred Shares in connection with the Change of Control.  The Company shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first Business Day following any date on which the Company provides notice to Holders pursuant to this SECTION 6(c) disclosing the right of Holders to have the Company redeem  Preferred Shares pursuant to this SECTION 6(c).

(iii)           On the Change of Control Payment Date, the Company will, to the extent lawful:  (A) accept for payment all Preferred Shares validly tendered pursuant to the Change of Control Offer; and (B) make a Change of Control Payment to each Holder that validly tendered Preferred Shares pursuant to the Change of Control Offer.

(iv)           Notwithstanding anything to the contrary contained in this SECTION 6(c), the Company shall not be required to consummate the repurchase of Preferred Shares contemplated by this SECTION 6(c) unless and until the Company has repurchased the Senior Notes as required by the Indenture with regard to the Change of Control (provided, however, that the failure to repurchase Preferred Shares at any time required by this SECTION 6(c), even if such repurchase cannot be made as a result of this clause (iv), will constitute a Specified Breach Event).

(v)           If at any time prior to consummation of a transaction that would constitute a Change of Control, the Company has publicly announced (whether by press release, SEC filing or otherwise) such transaction or prospective transaction or the entry by the Company into any definitive agreement with respect thereto, the Company shall, within five (5) Business Days of the issuance of such public announcement, deliver a written notice to each Holder notifying them of the same and the anticipated date of consummation of such transaction.

(vi)           The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer and makes the Change of Control Payment in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the Company and purchases all Preferred Shares validly tendered under such Change of Control Offer.

(vii)           A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d)           Notwithstanding anything in this SECTION 6 to the contrary, each Holder shall retain the right to elect to convert any Preferred Shares to be redeemed at any time prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding any Redemption Date.  Any Preferred Shares that a Holder elects to convert prior to the Redemption Date shall not be redeemed pursuant to this SECTION 6.

(e)           Insufficient Funds.  Any redemption of the Preferred Shares pursuant to this SECTION 6 shall be payable out of any cash legally available therefor, provided, however, that, other than in respect of a redemption pursuant to SECTION 6(b) (which the Company may only effectuate to the extent it has sufficient cash legally available therefor), if there is not a sufficient amount of cash legally available to pay the Redemption Price in full in cash, then the Company may pay that portion of the Redemption Price with respect to which it does not have cash legally available therefor out of the remaining assets of the Company legally available therefor (valued at the fair market value thereof on the date of payment, as reasonably determined in good faith by the Board).  If the Company anticipates not having sufficient cash legally available for a redemption pursuant to SECTION 6(a) or SECTION 6(c), the redemption notice delivered to Holders shall so specify, and indicate the nature of the other assets expected to be distributed and the fair market value of the same as reasonably determined by the Board as aforesaid.  At the time of any redemption pursuant to this SECTION 6, the Company shall take all actions required or permitted under Delaware law to permit the redemption of the Preferred Shares, including, without limitation, through the revaluation of its assets in accordance with Delaware law, to make cash funds (and to the extent cash funds are insufficient, other assets) legally available for such redemption.  In connection with any redemption pursuant to SECTION 6(c), to the extent that Holders elect to have their Preferred Shares redeemed and the Company has insufficient funds to redeem such Preferred Shares (after taking into account the amount of any repurchase obligations the Company has or expects to have under the Senior Notes (or any other Debt ranking senior to the Series A Preferred Stock), Senior Securities or any Parity Securities resulting from the same facts and circumstances as the Change of Control hereunder), the Company shall use any available funds to redeem a portion of such Preferred Shares and Parity Securities (if any are being redeemed) ratably in proportion to the full respective amounts to which they are entitled; provided, however, that the failure for any reason to redeem all Preferred Shares required to be redeemed under SECTION 6(c) when required shall constitute a Specified Breach Event.

(f)           Mechanics of Redemption.

(i)           The Company (or a redemption agent on behalf of the Company, as applicable) shall pay the applicable Redemption Price on the Redemption Date or the required payment date therefor upon surrender of the certificates representing the Preferred Shares to be redeemed and receipt of any written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the redemption agent or the Company, as applicable, to the extent required by SECTIONS 6(a), 6(b) and 6(c); provided that, if such certificates are lost, stolen or destroyed, the Company may require an affidavit certifying to such effect and, if requested, an agreement indemnifying the Company from any losses incurred in connection therewith, in each case, in form and substance reasonably satisfactory to the Company, from such Holder prior to paying such amounts.

(ii)           Following any redemption of Preferred Shares on any Redemption Date, the Preferred Shares so redeemed will no longer be deemed to be outstanding and all rights of the Holder thereof shall cease, including the right to receive Dividends; provided, however, that any rights of Holders pursuant to this Certificate of Designation that by their terms survive redemption of the Preferred Shares and, for the avoidance of doubt, any rights that survive pursuant to any of the other Transaction Agreements (as defined in the Securities Purchase Agreement), shall survive in accordance with their terms.  The foregoing notwithstanding, in the event that a Preferred Share is not redeemed by the Company when required, such Preferred Share will remain outstanding and will continue to be entitled to all of the powers, designations, preferences and other rights (including but not limited to the accrual and payment of dividends and the conversion rights) as provided herein.

SECTION 7.          Director and Fortress Board Observer.

(a)           Subject to (i) applicable law and compliance with the rules of The New York Stock Exchange and the Insurance Regulatory Authorities (including the requirement that the individual appointed as the Investor Director not be found at any time or from time to time to be “untrustworthy” by the Insurance Regulatory Authorities) and (ii) the limitations set forth in this SECTION 7, effective immediately following the Original Issue Date and for so long as the Fortress Investor Group owns at least (x) 50% of the Initial Preferred Share Amount or (y) 10% of the outstanding Common Stock on an as-converted basis, the Fortress Investor or its designees, shall have the right to nominate one (1) person to be a member of the Board, which nominee shall be reasonably acceptable to any governance or nominating committee of the Board (or the Board if no such committee then exists) (the “Investor Director”).  The Company shall use its commercially reasonable efforts to cause such Investor Director to be appointed to the Board as soon as reasonably practicable after the Fortress Investor notifies the Company of its nominee (such election to be effected by the creation by the Board of a new Board seat to be filled by the Board) and, for so long as the Fortress Investor is entitled to nominate the Investor Director (unless the Fortress Investor advises the Company that it wishes to nominate a different candidate as the Investor Director), to use its commercially reasonable efforts to nominate for re-election such Investor Director at any annual or special meeting at which directors of the Company are re-elected (unless the Fortress Investor advises the Company that it wishes to nominate a different candidate as the Investor Director (which nominee shall be reasonably acceptable to any governance or nominating committee of the Board (or the Board if no such committee then exists)), in which case the Company shall use its commercially reasonable efforts to nominate such new Investor Director nominee for election to the Board in accordance with the foregoing procedures); and in each case take all such actions as may be reasonably necessary or appropriate in connection therewith.  Subject to applicable law and compliance with the rules of The New York Stock Exchange and the Insurance Regulatory Authorities, the Investor Director shall be entitled to be a member of any special committee of the Board (except for any special committee formed to consider a related party transaction involving the Fortress Investor Group (an “Excluded Committee”)).  Notwithstanding the foregoing, the Fortress Investor may elect not to nominate a Investor Director and to instead appoint an observer that would be permitted to observe any meetings of the Board and committees thereof (the “Director Replacement Observer”).  Notwithstanding the foregoing, if at any time at which the Fortress Investor is entitled to nominate a Investor Director there is a vacancy in the office of a Investor Director then, subject to applicable Law and compliance with the rules of The New York Stock Exchange and the Insurance Regulatory Authorities (including any legal or regulatory requirement that the individual appointed as the Investor Director not be found at any time or from time to time to be “untrustworthy” by the Insurance Regulatory Authorities), the Company shall, upon request of the Fortress Investor, use commercially reasonable efforts to cause a successor Investor Director (which nominee shall be reasonably acceptable to any governance or nominating committee of the Board (or the Board if no such committee then exists)) to be appointed to the Board as soon as reasonably practicable (and in any event within 15 days) after the Fortress Investor notifies the Company of its successor nominee (such nominee to be reasonably acceptable to any governance or nominating committee of the Board (or the Board if no such committee then exists) (such election to be effected by Board action to fill the vacancy by electing the Fortress Investor's successor nominee).  As a condition precedent to the election of the Investor Director, the Fortress Investor shall be required to provide to the Company the duly executed and delivered written resignation of the Person to be elected as a Investor Director, providing that effective immediately and automatically (without any further action by any Person) upon the earliest to occur of (1) the Fortress Investor Group ceasing to own at least (x) 50% of the Initial Preferred Share Amount or (y) 10% of the outstanding Common Stock on an as-converted basis or (2) the number of Fortress Representatives being reduced pursuant to SECTION 8(c), such Investor Director shall resign from the Board.  For the avoidance of doubt, (x) no Investor Director shall be elected to the Board unless the written resignation referred to in the preceding sentence is delivered to the Company prior thereto and (y) notwithstanding the foregoing, the Fortress Investor shall only be entitled, at any particular time, to either a Investor Director or a Director Replacement Observer with respect to the Board or any particular committee of the Board.

(b)           Subject to the limitations set forth in this SECTION 7, effective immediately following the Closing and for so long as the Fortress Investor and its Affiliates own at least (i) 50% of the Initial Preferred Share Amount or (ii) 10% of the outstanding Common Stock on an as-converted basis, the Fortress Investor shall have the right to appoint one (1) non-voting observer to any committee of the Board to the extent the Investor Director is not a member of such committee

(which observer may be the same individual as the Investor Director) and to the board of directors (or equivalent governing body) of any Wholly Owned Subsidiary and to any committees thereof (the “Fortress Board Observer”).  For the avoidance of doubt, neither a Fortress Board Observer or a Director Replacement Observer (x) will have any rights to vote or (y) be counted for quorum purposes, in each case, with respect to any meeting of a board of directors or equivalent managing body (including any committees thereof).  Additionally, the Company will use commercially reasonable efforts to request that the Fortress Investor be permitted to appoint a Fortress Board Observer to the board of directors or equivalent managing body (including any committees thereof) of any Subsidiary of the Company that is not a Wholly Owned Subsidiary.

(c)           Notwithstanding anything to the contrary contained in SECTION 7(a) and (b), neither the Director Replacement Observer nor the Fortress Board Observer shall be entitled to observe (x) any meetings of committees comprised solely of independent directors (including for the avoidance of doubt, any special committee meetings), (y) any meetings at which a related party transaction involving the Fortress Investor or its Affiliates is being considered or (z) any meeting of a board or committee of which a director designated by the Fortress Investor is a member (“Excluded Meetings”).

(d)           The Director Replacement Observer, if any, and the Fortress Board Observer shall be entitled to observe all meetings of the board of directors (or equivalent governing body) and board committees (except Excluded Meetings) of the Company (or the relevant Subsidiary of the Company) in person and shall receive reasonable prior written notice of all meetings of the board of directors (or equivalent governing body) and committees thereof in the same manner as notice is provided to members of such board of directors (or equivalent managing body) or committees thereof.  The Director Replacement Observer, if any, and the Fortress Board Observer shall be provided with all of the information that is provided to the Board or the board of directors (or equivalent managing body) of the Company’s Subsidiaries, or to any committees of the Board or the board of directors (or equivalent managing body) of any of the Company’s Subsidiaries (other than, in each case, independent committees thereof), or any member of any of the foregoing in their capacity as a director or committee member, as the case may be, at the same time and in the same manner as such information is provided to such board of directors (or equivalent managing body) or committee or any member thereof in their capacity as such and the Director Replacement Observer, if any, and the Fortress Board Observer shall be provided with any written information prepared by the management of the Company or the applicable Subsidiary and distributed to the members of independent committees thereof (other than any information prepared for an Excluded Meeting under clause (y) of the definition thereof) and any written information provided by or on behalf of such independent committees to the Board or the board of directors of the applicable Subsidiary or any member of either of the foregoing in their capacity as such (in each case, at the same time and in the same manner as such written information is distributed to the members of such independent committees or any such member), provided that the Fortress Investor shall cause the Director Replacement Observer, if any, and the Fortress Board Observer to keep all such information confidential (such confidentiality obligations to be on customary terms and conditions and no more restrictive than the confidentiality obligations imposed on directors).  The Company and its Subsidiaries shall not establish or employ committees with the purpose or effect of circumventing the rights of the Director Replacement Observer, if any, and the Fortress Board Observer established in this SECTION 7.  Notwithstanding the foregoing, the Director Replacement Observer, if any, and the Fortress Board Observer may be prohibited from attending a meeting of a board of directors (or equivalent governing body) or any committees thereof of the Company or its Subsidiaries or receiving information to preserve any attorney-client privilege or other privilege or to prevent any breach of contract with any third party regarding non-disclosure (a “ ”), provided that the Company (or relevant Subsidiary) is advised by nationally recognized outside legal counsel that taking such action is necessary to preserve any such privilege or avoid breaching such Specified Non-Disclosure agreement.

(e)           The Company will use commercially reasonable efforts to not enter into and, to the extent within its control, cause its Subsidiaries not to enter into, any non-disclosure or confidentiality agreement or similar undertaking in respect of any Covered Transaction that prohibits disclosure to any Director Replacement Observer or Fortress Board Observer that the Fortress Investor is entitled to appoint under this SECTION 7 on substantially the same terms, and subject to substantially the same obligations of confidentiality, as disclosure is permitted to the directors of the Company (or any relevant Subsidiary) under such agreement or undertaking.  The sole and exclusive remedy for a breach of this paragraph (e) shall be that any non-disclosure or confidentiality agreement or undertaking entered into in violation of this paragraph (e) shall not be a “Specified Non-Disclosure Agreement” for purposes of paragraph (d).

(f)            If at any time at which the Fortress Investor has the right to nominate the Investor Director but no Investor Director is then serving on the Board, the Fortress Investor has notified the Company of its election to have a Investor Director appointed to the Board and there is then pending deliberations or a vote on a Covered Transaction by the Board, or by any committee of the Board with respect to which the Fortress Investor is entitled to observer rights, the Company shall use commercially reasonable efforts to cause (i) the Investor Director to be appointed to the Board as soon as reasonably possible (and in any event within fifteen (15) days or by such earlier time as may be required by subclause (ii) of this SECTION 7(f)) and (ii) if requested by the Fortress Investor, to cause such vote on such Covered Transaction to not occur until the Investor Director has been added to the Board and as an observer to any applicable committee of the Board that will consider and vote on such Covered Transaction, and the Investor Director or the Fortress Investor observer is provided the opportunity to participate in voting on such Covered Transaction (provided, however, that if any delay caused by the compliance by the Company with this subclause (ii) would result in the failure by the Board or any committee of the Board to comply with law, then the Company will use commercially reasonable efforts to cause the Investor Director to be added to the Board and as an observer to any applicable committee of the Board as soon as reasonably possible so as to permit their participation and in compliance with law).  The Fortress Investor may exercise its rights pursuant to subclause (ii) of the immediately preceding sentence no more than one time.

SECTION 8.          Specified Breach Events.

(a)           The following events shall constitute "Specified Breach Events":

(i)           an "Event of Default" has occurred and is continuing under the Indenture; or an "event of default" has occurred and is continuing with respect to any other indenture, credit agreement or similar documentation related to an aggregate of $25,000,000 or more in principal amount of indebtedness of the Company for borrowed money incurred after the Original Issue Date; provided that, a Specified Breach Event shall cease to exist once the underlying event of default in respect of such indebtedness has been waived or cured or such indebtedness has been repaid;

(ii)           any Significant Subsidiary fails to repay any indebtedness for borrowed money within any applicable grace period after final maturity or the acceleration of any indebtedness for borrowed money of a Significant Subsidiary because of a default, in each case where the total amount of such unpaid or accelerated indebtedness exceeds $25,000,000; provided that, such a Specified Breach Event shall cease to exist once the underlying event of default in respect of such indebtedness has been waived or cured or such indebtedness has been repaid;

(iii)           the Company fails to declare and pay any Cash Dividends or Accreting Dividends due on any Dividend Payment Date and such failure continues for a period of ninety (90) days; provided that, any such Specified Breach Event shall cease to exist once all Cash Dividends and Accreting Dividends in arrears through the end of the most recently completed Dividend Period have been declared and paid in full;

(iv)           the Company fails to comply with the Cash Maintenance Ratio covenant set forth in SECTION 9(a) for a period of ninety (90) days; provided that, any such Specified Breach Event shall cease to exist on the date that an officer of the Company executes a certificate, which shall be sent to the Holders, certifying to facts showing that the Company is in compliance with such covenant for a subsequent fiscal quarter;

(v)           the Company defaults in the performance of, or breaches the covenants contained in, the following sections of this Certificate of Designation or the Securities Purchase Agreement and such default or breach, if curable, is not cured within ninety (90) days:  SECTION 2(c) (Participating Cash Dividends); SECTION 2(d) (In-Kind Participating Dividends); SECTION 4(b)(ii) (Voting Rights—Related Party Transactions); the proviso contained in SECTION 5(d)(i) (Amounts Received Upon Conversion); SECTION 6(a) (Redemption at Option of Holder on Maturity Date); SECTION 6(c) (Redemption at Option of Holder Upon a Change of Control) (including, without limitation, any delay or failure to repurchase the Preferred Shares as a result of provisions of SECTION 6(c)(iv)); SECTION 7 (Director and Board Observer) (but only if the default or breach of the rights set forth in such SECTION 7 is sustained and material); SECTION 9(b) (Issuance of Additional Preferred Stock); SECTION 9(c) (Additional Director Rights); Section 7.3 of the Securities Purchase Agreement (Limitation on Management Fees).  For purposes hereof, "sustained and material", means, with respect to a default or breach of SECTION 7 (x) the Company’s failure to comply with its obligations under SECTION 7 continues for thirty (30) days after the Company receives a written demand by the Fortress Investor for compliance therewith; (y) a breach or default involving a failure by the Company to notify the Fortress Board Observer, Director Replacement Observer or Investor Director (each as defined in the Securities Purchase

Agreement), or permit any such Person to attend or send any such Person required written material in connection with, two consecutive meetings of the Board or committee meetings of the Company or any Subsidiary with respect to which such Fortress Board Observer, Director Replacement Observer or Investor Director (as applicable) has director, observer or information rights pursuant to SECTION 7; provided, however, that if no resolution is adopted (other than with respect to actions that are ministerial in nature or otherwise not material) at the meetings referred to in this clause (y), then such failure shall be deemed not to be sustained and material; or (z) the Company’s failure to notify the Fortress Board Observer, Director Replacement Observer or Investor Director (as applicable), or allow such Person to attend, any single board or committee meeting which such Person is entitled to attend pursuant to SECTION 7 and at which a Covered Transaction is approved.  Any such Specified Breach Event specified in this clause (v) shall cease to exist once the underlying default or breach has been waived or cured; and

(vi)           if the Company voluntarily delists its Common Stock so that the Common Stock ceases to be listed on at least one (1) Exchange or the Company shall take any action with the intent to cause the Common Stock to cease to be listed on at least one (1) Exchange, except, in either case, in connection with (A) a Going Private Event, (B) a merger or consolidation involving the Company or (C) a sale by the Company of all or substantially all of its consolidated assets, in each case where such transaction is authorized in accordance with the terms set forth in, or not prohibited by, this Certificate of Designation and where none of the transaction consideration consists of Common Stock that is listed on an Exchange; provided that, such a  Specified Breach Event shall cease to exist upon the Common Stock again being listed on at least one (1) Exchange.

(b)           Upon a Specified Breach Event and during any time that a Specified Breach Event is continuing, the Company (which, for the avoidance of doubt shall not be deemed to include any Subsidiaries of the Company except to the extent specified below) shall be prohibited from:

(i)           making, and to the extent within the Company's control, permitting any of its Subsidiaries to make, any Restricted Payments (other than repurchases of shares of Common Stock in connection with the termination of an employee’s, officer’s or director’s service to the Company or any of its Subsidiaries otherwise permitted pursuant to the terms of this Certificate of Designation (including, without limitation, SECTION 4, if applicable));

(ii)           for so long as the Indenture limits the Company's ability to incur subordinated indebtedness, incurring any subordinated indebtedness (including for this purpose, Additional Permitted Preferred Stock or Parity Securities) pursuant to SECTION 4.06(b)(3) of the Indenture (or a similar provision) to the extent the Company could not do so if the Preferred Shares and any Parity Securities were assumed to be subordinated indebtedness for the purposes of the Indenture;

(iii)           incurring, and to the extent within the Company's control, permitting any Intermediate Holding Company from incurring, any Debt (which term shall include, for this purpose, Senior Securities, Additional Permitted Preferred Stock and Parity Securities and shall exclude, in the case of any Intermediate Holding Company, Debt permitted to be incurred under the Indenture and incurred to finance acquisitions of businesses or operating assets to be held by a

Portfolio Company in which such Intermediate Holding Company holds an equity interest or to refinance other indebtedness of such Intermediate Holding Company or any of its Subsidiaries (but only in such amount as is necessary to pay the acquisition purchase price or pay the refinanced indebtedness, as the case may be, together with any fees and expenses related thereto) if after giving effect to such incurrence, the Collateral Coverage Ratio would be less than 1.0:1.0;

(iv)           entering, and to the extent within the Company's control, permitting any of its Subsidiaries from entering, into any agreement for the purchase of any debt or Equity Securities of any Portfolio Company of any Harbinger Affiliate from any Harbinger Affiliate; and

(v)           entering, and to the extent within the Company's control, permitting any of its Subsidiaries to enter, into any agreement for the sale by the Company of Equity Securities of any Portfolio Company of the Company to any Harbinger Affiliate;

provided, however, that clauses (iv) and (v) shall in no way limit or restrict (x) any FS/OM Permitted Activities or (y) the sale or contribution by a Harbinger Affiliate to the Company or any Subsidiary of the Company of shares of Capital Stock of Spectrum on commercially reasonable terms at prevailing market prices using the Thirty Day VWAP for the purpose of ensuring that the Company's holdings in Spectrum do not constitute investment securities under the Investment Company Act of 1940, as amended.

Notwithstanding anything to the contrary in this SECTION 8(b), the agreements of the Company in this SECTION 8(b) insofar as they govern or purport to govern conduct concerning any Subsidiary of the Company are being made by the Company solely in its capacity as the controlling shareholder of such Subsidiary and not in any fiduciary capacity of it or any of the Subsidiary’s officers or directors, and nothing herein shall require the Company to act in any way  that would cause any shareholder, director or officer of any such Subsidiary to act in a manner that would violate legally imposed fiduciary duties applicable to any such shareholder, director or officer.

(c)           Subject to applicable law and compliance with the rules of The New York Stock Exchange and the Insurance Regulatory Authorities (including the requirement that an individual appointed as a Specified Breach Director not be found at any time or from time to time to be "untrustworthy" by the Insurance Regulatory Authorities), upon a Specified Breach Event and during any time that a Specified Breach Event is continuing, upon the Company's receipt of a written notice from the Fortress Investor (at any time when the Fortress Investor Group owns a number of Preferred Shares equal to or greater than 50% of the Initial Preferred Share Amount) or from the Majority Holders (at any time when the Fortress Investor Group owns a number of Preferred Shares less than 50% of the Initial Preferred Share Amount), the Company shall, notwithstanding any other provision of this Certificate of Designation, increase the size of the Board by one (1) directorship (or at any time when the Purchaser Director is not serving on the Board, two (2) directorships) (a "Specified Breach Director") and the Specified Breach Director(s) shall be elected as set forth in this section; provided that as a condition precedent to the election of a Specified Breach Director, the Investor or the Majority Holders, as applicable, shall be required to provide to the Company the duly executed and delivered written resignation of the Person to be elected as a Specified Breach Director, providing that effective immediately and automatically (without any further action by any

Person) upon the earlier to occur of (x) the expiration of the applicable Breach Period or (y) the number of Fortress Representatives being reduced pursuant to SECTION 8(c), such Specified Breach Director shall resign from the Board.  For the avoidance of doubt, no Specified Breach Director shall be elected to the Board unless the written resignation referred to in the preceding sentence is delivered to the Company prior thereto.  A Specified Breach Director need not be an "independent director" of the Board pursuant to the rules of the Exchange on which the Company's Common Stock is then traded.  Subject to applicable law and compliance with the rules of The New York Stock Exchange and the Insurance Regulatory Authorities (including the requirement that an individual appointed as a Specified Breach Director not be found at any time or from time to time to be “untrustworthy” by the Insurance Regulatory Authorities), the Fortress Investor (at any time when the Fortress Investor Group owns a number of Preferred Shares equal to or greater than 50% of the Initial Preferred Share Amount) or the Majority Holders (at any time when the Fortress Investor Group owns a number of Preferred Shares less than 50% of the Initial Preferred Share Amount) shall be entitled to nominate and elect the Specified Breach Director(s) (which nominees shall be reasonably acceptable to any governance or nominating committee of the Board (or the Board if no such committee then exists)).  At any time when the Fortress Investor Group owns a number of Preferred Shares less than 50% of the Initial Preferred Share Amount, the Specified Breach Directors shall be elected (i) by the written consent of the Majority Holders or (ii) at a special meeting of the Holders (which shall be called by the Secretary of the Company at the request of any Holder) to be held within thirty (30) days of the occurrence of the Specified Breach Event, or, if the Specified Breach Event occurs less than sixty (60) days before the date fixed for the next annual meeting of the Company's stockholders, at such annual meeting.  At any meeting at which the Specified Breach Director(s) will be elected, the Specified Breach Director(s) shall be elected by the holders of a majority of the Preferred Shares held by the Fortress Investor Group (at any time when the Fortress Investor Group owns a number of Preferred Shares equal to or greater than 50% of the Initial Preferred Share Amount) or by the Majority Holders (at any time when the Fortress Investor Group owns a number of Preferred Shares less than 50% of the Initial Preferred Share Amount).  The Specified Breach Director(s) will serve until there ceases to be any Preferred Shares outstanding or until no Specified Breach Event exists or is continuing, whichever occurs earliest (the "Breach Period") and, upon the expiration of an applicable Breach Period, the director seat(s) held by the Specified Breach Director(s) shall be automatically eliminated and the size of the Board shall be reduced accordingly.  If there is a vacancy in the office of a Specified Breach Director during a Breach Period, then the vacancy may only be filled by a nominee (which nominees shall be reasonably acceptable to any governance or nominating committee of the Board (or the Board if no such committee then exists)) upon the written consent or vote of the Fortress Investor (at any time when the Fortress Investor Group owns a number of Preferred Shares equal to or greater than 50% of the Initial Preferred Share Amount) or the Majority Holders (at any time when the Fortress Investor Group owns a number of Preferred Shares less than

50% of the Initial Preferred Share Amount.  Each Specified Breach Director will be entitled to one (1) vote on any matter with respect to which the Board votes.  During the Breach Period, any Specified Breach Director may be removed at any time with or without cause by, and shall not be removed otherwise than by, the written consent or vote of the Fortress Investor (at any time when the Fortress Investor Group owns a number of Preferred Shares equal to or greater than 50% of the Initial Preferred Share Amount) or the Majority Holders (at any time when the Fortress Investor Group owns a number of Preferred Shares less than 50% of the Initial Preferred Share Amount).  If after the appointment of a Specified Breach Director the applicable Breach Period expires, if so requested by the Company, the Investor shall promptly cause to resign, and take all other action reasonably necessary, or reasonably requested by the Company, to cause the prompt removal of, such Specified Breach Director. The Investor Director (if any), the Additional Preferred Directors (if any) and the Specified Breach Directors (if any), shall be spread as evenly as practicable among the classes of directors.  Notwithstanding anything to the contrary contained in this SECTION 8(c), no Specified Breach Directors shall be appointed (whether or not a Specified Breach Event has occurred and is continuing) during any period when Additional Preferred Directors have been appointed to the Board.

(d)           Whether or not a Specified Breach Event has occurred and is continuing under SECTION 8(a)(iii), if the Company fails to declare and pay Dividends (other than Participating Dividends) due on any Dividend Payment Date or Participating Dividends when dividends are paid to the holders of Common Stock, then until such accrued and unpaid Dividends are paid, the Company shall be prohibited from (i) declaring, paying or setting apart for payment, any dividends or other distributions on the Common Stock or other Junior Securities, (ii) redeeming, purchasing or otherwise acquiring for any consideration any Common Stock or Junior Securities and (iii) declaring, paying or setting apart for payment, any dividends or other distributions on any Parity Securities; provided that, dividends or distributions otherwise prohibited by clause (iii) may be declared, paid or set aside on a pro rata basis among the Preferred Shares and the shares of Parity Securities in proportion to the amounts to which they are entitled.

(e)           Notwithstanding any other provisions of this Certificate of Designation or the Securities Purchase Agreement, if at any time (i) the number of Fortress Representatives to which the Fortress Investor is then entitled  (collectively, the "Fortress Director Representation Amount") exceeds (ii) the number (the "Proportionate Representation Amount") equal to, rounded up to the nearest whole number (A) the percentage of the Company's Voting Stock held by the Fortress Investor Group (assuming, for such purposes, that any securities held by the Fortress Investor Group and convertible, exchangeable or exercisable for Voting Stock of the Company are so converted, exchanged or exercised), divided by (B) the number of votes applicable to all Voting Stock of the Company (assuming, for such purposes, that any securities held by the Fortress Investor Group and convertible, exchangeable or exercisable for Voting Stock of the Company are so converted, exchanged or exercised), multiplied by (C) the total number of seats on the Board, then, unless not required pursuant to the rules of The New York Stock Exchange or any other stock exchange on which the Company’s Common Stock may then be listed, the Fortress Director Representation Amount and, if necessary, the number of Fortress Representatives shall be reduced until the Fortress Director Representation Amount and the number of Appointed Directors equals  the greater of one and the Proportionate Representation Amount;

provided, however, that the Fortress Director Representation Amount and the number of Fortress Representatives shall thereafter again be increased from time to time if and to the extent that, at such time, the Fortress Investor would be entitled to appoint such additional Fortress Representatives and the appointment of such additional Fortress Representatives would not cause the Fortress Director Representation Amount to exceed the Proportionate Representation Amount.  Any vacancy created on the Board as a result of the operation of the foregoing procedures shall be required to be filled by the Company by an individual who is "independent" as defined in Section 303A of The New York Stock Exchange Listed Company Manual and who is not, nor ever has been, an employee of the Company, any of its Subsidiaries, any Harbinger Affiliate or any Portfolio Company of any Harbinger Affiliate.

SECTION 9.          Covenants.

(a)           Cash Maintenance Ratio.  During the period beginning on the Original Issue Date and ending on March 31, 2012, the Company shall not permit, on the last day of each fiscal quarter ending on or prior to March 31, 2012, the ratio of the Company’s Cash Equivalents to Fixed Charges for the prior four (4) quarters then ended to be less than 1.0 to 1.0 (the "Cash Maintenance Ratio"); provided that, for the first three (3) fiscal quarters ending after the Original Issue Date, the actual amount of Fixed Charges incurred since the Original Issue Date shall be annualized to reflect a full year of 365 days.

(b)           Issuance of Additional Preferred Stock.  After the date hereof, the Company may issue additional shares of Series A Preferred Stock or Parity Securities (the "Additional Permitted Preferred Stock") provided that the aggregate purchase price of all outstanding shares of Series A Preferred Stock and Parity Securities may not, except to the extent set forth in the following sentence, exceed $400.0 million.  The Company shall not, on or after the Original Issue Date, issue any (x) Parity Securities in excess of the Additional Permitted Preferred Stock authorized by the preceding sentence or (y) Senior Securities unless one of the following conditions (the "Incurrence Based Issuance Limits") is satisfied (and, in the case of Senior Securities, subject to receipt of the required approval of the Majority Holders and, if applicable, the Fortress Investor, as set forth under SECTIONS 4(b)(i)(B) and 4(b)(ii)(A)):

(i)           if the Company's Total Secured Debt is less than $400.0 million, the Pro Forma Collateral Coverage Ratio after such issuance would be greater than the number equal to (x) the collateral coverage ratio set forth in Section 4.18 of the Indenture (or a successor provision) applicable at times when the Company's Total Secured Debt outstanding is less than $400.0 million less (y) 0.5 (which, for example, means the Pro Forma Collateral Coverage Ratio exceeds 1.5 to 1.0 as of the date hereof because the collateral coverage ratio set forth in the Indenture as in effect on the date hereof is 2.0 to 1.0); or

(ii)           if the Company's Total Secured Debt is equal to or greater than $400.0 million, the Pro Forma Collateral Coverage Ratio after such issuance would be greater than the number equal to (x) the collateral coverage ratio set forth in Section 4.18 of the Indenture (or a successor provision) applicable at times when the Company's Total Secured Debt outstanding is equal to or greater than $400.0 million less (y) 0.5 (which, for example, means the Pro Forma Collateral Coverage Ratio exceeds 2.0 to 1.0 as of the date hereof because the collateral coverage ratio set forth in the Indenture as in effect on the date hereof is 2.5 to 1.0).

Notwithstanding the foregoing, the Incurrence Based Issuance Limits shall cease to apply, and the conditions in the foregoing clauses (i) and (ii) shall be deemed satisfied, from and after the first date on which both (x) the Company Conversion Conditions and (y) the Public Float Hurdle are satisfied.

For the avoidance of doubt, no Series A Preferred Stock or Parity Securities shall be issuable or deemed issued pursuant to the second sentence of this SECTION 9(b) unless and until the aggregate issue price of Series A Preferred Stock issued on the Original Issue Date plus the aggregate issue price of Additional Permitted Preferred Stock issued or deemed issued pursuant to the first sentence of this SECTION 9(b) equals $400 million.

Any Parity Securities or Senior Securities issued after the Original Issue Date pursuant to this SECTION 9(b) (other than the Additional Permitted Preferred Stock), are referred to herein as the "Additional Preferred Securities").

(c)           Additional Director Rights.

(i)           For so long as the Fortress Investor Group satisfies the Preferred Stock Director Ownership Threshold, in the event of a Cessation Event, the Company shall give the Fortress Investor prompt written notice of such event.  The Company will have thirty (30) days from the date of such notice to prepare a business continuity plan setting forth the proposed structure and membership of the investment management team under which the Company would continue its operations (the "Plan"), which Plan shall be submitted, at or prior to the expiration of such thirty (30) day period, for the approval of the Fortress Investor (which approval will not be unreasonably withheld, conditioned or delayed).

(ii)           Subject to applicable law and compliance with the rules of The New York Stock Exchange and the Insurance Regulatory Authorities (including the requirement that the individuals appointed as the Additional Preferred Directors not be found at any time or from time to time to be "untrustworthy" by the Insurance Regulatory Authorities), upon the occurrence of a Director Addition Event, and  for so long as the Fortress Investor Group owns (a) 75% of the Common Stock issued to the Fortress Investor Group upon the conversion of the Initial Preferred Share Amount, after excluding from the numerator and denominator of such calculation any shares of Common Stock sold in Tag-Along Sales, (b) 50% of the Common Stock issued to the Fortress Investor Group upon the conversion of the Initial Preferred Share Amount, (c) no Preferred Shares, (d) no indebtedness of the Company (other than any indebtedness acquired by the Fortress Investor Group or any of its Affiliates prior to the Original Issue Date and indebtedness purchased from the Company), and (e) no other Preferred Stock (other than any Preferred Stock purchased from the Company) (the "Additional Preferred Directors Ownership Threshold"), the Fortress Investor will be entitled to elect a number of Additional Preferred Directors to the Board that, when added to the sum of (a) the number of Independent Directors then serving on the Board and (b) without duplication, the number of directors then serving on the Board that are (i) a Purchaser Director or (ii) a Specified Default Director, equals the number of directors then serving on the Board that are or during the previous two years were, employees of the Company, any of its Subsidiaries, any Harbinger Affiliate or any Portfolio Company of any Harbinger Affiliate.

(iii)           In furtherance of the foregoing, but subject to applicable law and compliance with the rules of The New York Stock Exchange and the Insurance Regulatory Authorities (including the requirement that the individuals appointed as the Additional Preferred Directors not be found at any time or from time to time to be untrustworthy by the Insurance Regulatory Authorities), if the conditions in SECTION 9(c)(ii) are satisfied and,  as a result thereof, additional directors are to be elected by the Fortress Investor pursuant to this SECTION 9(c), then the Company shall increase the size of the Board by the number of such additional directors and the Fortress Investor shall be entitled to elect the directors to fill the vacancies so created (which nominees shall be reasonably acceptable to any governance or nominating committee of the Board (or the Board if no such committee then exists)) (any such directors elected pursuant to this SECTION 9(c), the "Additional Preferred Directors"); provided, that if at the time of a Director Addition Event any directors who were designated by any purchaser of Preferred Shares (other than the Fortress Investor) are then serving on the Board, after the determination of the number of Additional Preferred Directors in accordance with SECTION 9(c)(ii), the Board will additionally be increased by the number of directors who were designated by a purchaser of Preferred Shares (other than the Fortress Investor) and the Harbinger Affiliates will appoint the directors to fill such vacancies.  For so long as the Fortress Investor Group maintains the Preferred Stock Director Ownership Threshold, if there is a vacancy in the office of a Additional Preferred Director, then the vacancy may only be filled by a nominee of the Fortress Investor (which nominees shall be reasonably acceptable to any governance or nominating committee of the Board (or the Board if no such committee then exists)); provided, that if the Fortress Investor Group ceases to maintain the applicable Preferred Stock Director Ownership Threshold, the size of the Board will be reduced by the number of such vacancies.  Each Additional Preferred Director will be entitled to one (1) vote on any matter with respect to which the Board votes.  For so long as the Fortress Investor Group maintains the applicable Preferred Stock Director Ownership Threshold, any Additional Preferred Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the written consent or vote of, the Fortress Investor.  If after the appointment of one or more Additional Preferred Directors the Fortress Investor Group ceases to maintain the applicable Preferred Stock Director Ownership Threshold, if so requested by the Company, the Fortress Investor shall promptly cause to resign, and take all other action reasonably necessary, or reasonably requested by the Company, to cause the prompt removal of, the Additional Preferred Directors.  The Purchaser Director, the Additional Preferred Directors (if any) and the Specified Default Directors (if any), shall be spread as evenly as practicable among the classes of directors.  The Additional Preferred Directors need not be "independent directors" of the Board pursuant to the rules of the Exchange on which the Company's Common Stock is then traded.

(iv)           Notwithstanding anything to the contrary contained herein, as a condition precedent to the election of each such Additional Preferred Director, the Fortress Investor shall be required to provide to the Company the duly executed and delivered written resignation of each Person to be elected as an Additional Preferred Director, providing that effective immediately and automatically (without any further action by any Person) upon the earlier to occur of (x) the Fortress Investor Group ceasing to maintain the Preferred Stock Director Ownership Threshold or (y) the number of Fortress Representatives being reduced pursuant to SECTION 8(c), such Additional Preferred Director shall resign from the Board.  For the avoidance of doubt, no

Additional Preferred Director shall be elected to the Board unless the written resignation referred to in the preceding sentence is delivered to the Company prior thereto.

(d)           Use of Proceeds from Preferred Shares.  The Company shall not, within 180 days after the Original Issue Date, (i) make any Restricted Payments, or (ii) redeem or repurchase any of the Senior Notes; provided that, notwithstanding the foregoing, the Company may pursuant to this covenant (x) (a) repurchase or redeem Equity Securities of the Company or any securities that are linked to Equity Securities of the Company held by employees of the Company upon such employee's termination, death or disability, (b) repurchase Equity Securities of the Company deemed to occur upon the exercise of stock options or warrants if the Equity Securities represent all or a portion of the exercise price thereof (or related withholding taxes) and (c) make Restricted Payments to allow the customary payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Equity Securities of the Company; and (y) make Restricted Payments or redeem or repurchase any of the Senior Notes to the extent that the funds used to make such Restricted Payments or to redeem or repurchase any of the Senior Notes, as applicable, consist of either dividend proceeds from operations received by the Company from earnings of its Subsidiaries or proceeds from an initial public offering of Old Mutual or a Subsidiary thereof.  For the avoidance of doubt, to the extent any of the foregoing actions are subject to any other covenants or conditions pursuant to any other provisions of this Certificate of Designation (including, without limitation, SECTION 4), such action shall be required to comply with such other provisions.

(e)           Certificates.  The Company shall promptly, and in no event later than 30 days after the last day of any calendar quarter, furnish to each Holder a certificate of an officer of the Company setting forth, as of the end of such calendar quarter the Cash Maintenance Ratio and the calculation of the same (provided that the Company shall not be obligated to provide the information required by this sentence from and after such time as the covenant in SECTION 9(a) ceases to be applicable).

(i)           The Company shall promptly, and in no event later than the 30th day after the first day of a Dividend Period for which the Accreting Dividend rate has been adjusted pursuant to SECTION 2(b), furnish to each Holder a certificate of an officer of the Company setting forth, as of the end of the prior Dividend Period the Net Asset Value as of the end of such prior Dividend Period and the calculation of the same.

(ii)           If the Company issues any Additional Preferred Securities pursuant to SECTION 9(b), the Company shall promptly, and in no event later than five (5) days after the date of such issuance, furnish to each Holder a certificate of an officer of the Company setting forth, to the extent required to be complied with in connection with such issuance, the amount of Total Secured Debt and the Collateral Coverage Ratio as of the date of such issuance, the Pro Forma Collateral Coverage Ratio after giving effect to such issuance, and the calculations relating to the same; provided, however, that at any time when (1) the Fortress Investor has the right to a Fortress Representative and (2) the Fortress Investor has not elected, pursuant to Section 7.5 of the Securities

Purchase Agreement, to not receive material non-public information, the certificate referred to in this sentence shall be provided to the Fortress Investor 5 days prior to the applicable action;

(iii)           If the Company takes any action, which pursuant to this Certificate of Designation requires the Public Float Hurdle to be met, the Company shall promptly, and in no event later than five (5) days after the date of such action, furnish to each Holder a certificate of an officer of the Company setting forth, to the extent required to be complied with in connection with such action, the Public Market Capitalization as of the date of such action and an analysis of the Public Float Hurdle; provided, however, that at any time when (1) the Fortress Investor has the right to a Fortress Representative and (2) the Fortress Investor has not elected, pursuant to Section 7.5 of the Securities Purchase Agreement, to not receive material non-public information, the certificate referred to in this sentence shall be provided to the Fortress Investor 5 days prior to the applicable action.

SECTION 10.        Additional Definitions.  For purposes of these resolutions, the following terms shall have the following meanings:

(a)           "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.

(b)           "Asset Sale" shall have the meaning set forth in the Indenture.

(c)           "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

(d)           "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or obligated to close.

(e)           "Capital Stock" means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person's equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

(f)           "Cash Equivalents" means:

(i)           United States dollars, or money in other currencies received in the ordinary course of business;

(ii)           U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition;

(iii)           (A) demand deposits, (B) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (C) banker's acceptances with maturities not exceeding one year from the date of acquisition, and (D) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated "A-2" or higher by S&P or "P-2" or higher by Moody's;

(iv)           repurchase obligations with a term of not more than seven (7) days for underlying securities of the type described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v)           commercial paper rated at least P-1 by Moody's or A-1 by S&P and maturing within six (6) months after the date of acquisition; and

(vi)           money market funds at least 95% of the assets of which consist of investments of the type described in clauses (i) through (v) above.

(g)           "Certificate of Designation" means this certificate of designation for the Series A Preferred Stock, as such shall be amended from time to time.

(h)           "Cessation Event" means, prior to the earliest of  (x) a Change of Control pursuant to clauses (1) or (3) of the definition of Change of Control in the Indenture, (y) the satisfaction of the Market Capitalization/Liquidity Threshold or (z) the Company ceasing to be a "controlled company" pursuant to the rules of The New York Stock Exchange, Philip A. Falcone’s ceasing to be the Chairman of the Board or the Chief Investment Officer of the Company (or ceasing to perform the functions commonly associated with either of such positions), for a period in excess of ninety (90) consecutive days for any reason other than temporary disability.

(i)           "Change of Control" shall have the meaning set forth in the Existing Indenture; provided, however, that references to Permitted Holders therein shall be deemed to refer to the Harbinger Affiliates, the Purchasers and their respective Affiliates.

(j)           "Collateral Coverage Ratio" means, as of any determination date, the "Collateral Coverage Ratio" as set forth in the Indenture, except that (x) all assets of the Company and the Guarantors (as defined in the Indenture) (including Excluded Property (as defined in the Indenture)) shall be considered to be "Collateral" whether or not pledged to secure indebtedness of the Company or its Subsidiaries and (y) clause (ii) of such definition shall be deemed to refer to all "Debt" (as defined in the Indenture), whether or not secured by liens on the "Collateral", and the term "Debt" shall further be deemed to include all outstanding Preferred Shares and all outstanding Parity Securities and Senior Securities (including any shares of Preferred Stock that would be outstanding after taking into account the consummation of the proposed issuance of Preferred

Stock).  In the event that any version of the Indenture no longer contains a "Collateral Coverage Ratio" (or substantially similar test), then the term "Collateral Coverage Ratio" shall be deemed to refer to the definition of "Collateral Coverage Ratio" (or such substantially similar definition) set forth in the last version of the Indenture containing such ratio; provided, however, that if the Company no longer has any indebtedness outstanding, then any covenants utilizing the Collateral Coverage Ratio shall no longer be in effect (subject to the 365-day reinstatement and related non-circumvention provisions of the last sentence contained in the definition of the term "Indenture" herein).

(k)           "Common Stock" means the shares of common stock, par value $0.01 per share, of the Company or any other Capital Stock of the Company into which such Common Stock shall be reclassified or changed.

(l)           "Company Conversion Conditions" means the following:  (i) the Thirty Day VWAP exceeds 150% of the then applicable Conversion Price; and (ii) the Daily VWAP exceeds 150% of the then applicable Conversion Price for at least twenty (20) Trading Days out of the thirty (30) Trading Days used to calculate the Thirty Day VWAP in clause (i) of this definition.

(m)           "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, as of the date hereof (but without precluding a different determination as of any date subsequent to the date hereof dependent on the relevant facts and circumstances at such time), the Company shall not be considered to control Spectrum.

(n)           "Conversion Price" means initially $6.50, as adjusted from time to time as provided in SECTION 5.

(o)           "Convertible Securities" means securities by their terms convertible into or exchangeable for Common Stock or options, warrants or rights to purchase such convertible or exchangeable securities.

(p)           "Covered Transaction" means:  (i) any Related Party Transaction involving a Harbinger Affiliate that pursuant to SECTION 4(b)(iii) would, in the absence of consent from the Fortress Investor, require the approval of a majority of the members of the Board that are disinterested in such Related Party Transaction, (ii) any debt or equity financing transaction in excess of the greater of $150 million or 5% of the Company’s Net Asset Value (measured as of the end of the Company’s most recently completed fiscal quarter) or (iii) any acquisition or disposition of assets (whether in one or a series of related transactions) having a value (or involving transaction consideration) in excess of the greater of $150 million or 5% of the Company’s Net Asset Value (as measured as of the end of the Company's most recently completed fiscal quarter); provided, that in the case of clauses (ii) and (iii), any transaction with a member of the Fortress Investor Group shall not be a Covered Transaction.

(q)           "Daily VWAP" means the volume-weighted average price per share of Common Stock (or per minimum denomination or unit size in the case of any security other than Common Stock) as displayed under the heading "Bloomberg VWAP" on the Bloomberg page for the "<equity> AQR" page corresponding to the "ticker" for such Common Stock or unit (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of such Common Stock (or per minimum denomination or unit size in the case of any security other than Common Stock) on such Trading Day.  The "volume weighted average price" shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

(r)            "Debt" shall have the meaning set forth in the Indenture.

(s)           "Director Addition Event" means that following a Cessation Event the Fortress Investor does not approve the Plan (which approval shall not be unreasonably withheld, conditioned or delayed), within 15 days of receipt of the Plan.

(t)            "Dividend Payment Date" means January 15, April 15, July 15 and October 15 of each year, commencing on July 15, 2011; provided that, if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be the immediately succeeding Business Day.

(u)           "Dividend Rate" means for any Dividend Period, 8.00% plus the applicable Accreting Dividend Rate for such Dividend Period.

(v)           "Equity Securities" means, with respect to any Person:  (i) shares of Capital Stock of such Person, (ii) any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire any shares of the Capital Stock of such Person, and (iii) Capital Stock or other securities (including debt securities) directly or indirectly convertible into or exercisable or exchangeable for any shares of Capital Stock of such Person.

(w)          "Exchange" means the NASDAQ Global Market, the NASDAQ Global Select Market, The New York Stock Exchange or any of their respective successors.

(x)           "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(y)           "Excluded Stock" means:  (i) shares of Common Stock issued by the Company in an event subject to, and for which the Conversion Price is subject to adjustment pursuant to, SECTION 5(g)(i)(A); (ii) Option Securities or shares of Common Stock (including upon exercise of Option Securities) issued to any director, officer or employee pursuant to compensation arrangements approved by the Board in good faith and otherwise permitted to be issued, or not prohibited, by any other provision of this Certificate of Designation; (iii) the issuance of shares of Common Stock upon conversion of the Preferred Shares or upon the exercise or conversion of

Option Securities and Convertible Securities of the Company outstanding on the Original Issue Date   or otherwise permitted to be issued, or not prohibited, by any other provision of this Certificate of Designation; and (iv) Common Stock that becomes issuable in connection with, or as a result of, accretions to the face amount of, or payments in kind with respect to, Preferred Shares, Option Securities and Convertible Securities of the Company outstanding on the Original Issue Date or otherwise permitted to be issued, or not prohibited, by any other provision of this Certificate of Designation.

(z)           "Ex-Date" means the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from the Company or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

(aa)         "Existing Indenture" means the indenture, dated as of November 15, 2010, by and between the Company and Wells Fargo Bank, National Association, as trustee, governing the Senior Notes, as in effect on the Original Issue Date.

(bb)         "Extraordinary Transaction" means any transaction involving:  (i) the Company or, to the extent within the Company’s control, any of its Subsidiaries consolidating with, or merging with or into, another Person (other than the Company or any of its Wholly Owned Subsidiaries) or any Person consolidating with or merging with or into the Company (other than any of its Wholly Owned Subsidiaries), (ii) the conveyance, transfer, lease or other disposition by the Company or, to the extent within the Company’s control, any of its Subsidiaries of all or substantially all of its assets or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis to any Person (in any case, whether in one transaction or a series of related transactions) (other than the Company or any of its Wholly Owned Subsidiaries), (iii) the conveyance, transfer, lease or other disposition by any other Person (other than the Company or any of its Wholly Owned Subsidiaries) of all or substantially all of such Person’s assets or all or substantially all of the assets of such Person and its Subsidiaries on a consolidated basis to the Company or any of its Subsidiaries, or assets having a value in excess of 10% or more of the consolidated assets of the Company and its Subsidiaries (in any case, whether in one transaction or a series of related transactions); (iv) any issuance of Equity Securities by the Company or, to the extent within the Company’s control, any of its Subsidiaries in one transaction or a series of related transactions to any Person (other than the Company or a Wholly Owned Subsidiary) in a Related Party Transaction in an amount representing more than 5% of the then outstanding Common Stock or 5% of the then outstanding Capital Stock of such Subsidiary.

(cc)         "Fair Market Value" shall have the meaning set forth in the Indenture, provided that, the initial Fair Market Value of all Investments of the Company shall be deemed to be the purchase price paid by the Company therefor and the Fair Market Value of Harbinger F&G on the Original Issue Date shall be deemed to be $350.0 million, provided, further, that for purposes of the calculation of "Net Asset Value," the Fair Market Value of any Investment of the Company shall be valued twice per annum at the end of the same two fiscal quarters as provided in the Indenture

(or, if the Indenture shall cease to be in effect or shall provide for valuations at times other than twice per annum, then at the end of the same two fiscal quarters as provided in the then most recent Indenture).

(dd)        "Fixed Charges" means, without duplication, the sum of (i) cash interest payments on the Senior Notes, (ii) cash interest payments on other indebtedness for borrowed money, (iii) Cash Dividends payable on the Preferred Shares, and (iv) cash dividends payable on Parity Securities and Senior Securities.

(ee)         "Fortress Investor" means CF Turul LLC, a Delaware limited liability company, or its successor.

(ff)           "Fortress Investor Group" means the Fortress Investor, its Affiliates and its managed funds.

(gg)         "Fortress Representatives" shall mean any Investor Director, Additional Preferred Directors, Specified Default Directors, Director Replacement Observer and Fortress Board Observer.

(hh)         "Front Street Re" means, collectively, FS Holdco Ltd. (Cayman), Front Street Holdings Ltd (Cayman) and Front Street Re Ltd. (Bermuda), and their respective successors.

(ii)           "Front Street Specified Affiliate" means FS Holdco Ltd., Front Street Re, Ltd. and any of their respective Subsidiaries and successors and any other Subsidiary of FS Holdco Ltd. formed to conduct a reinsurance business.

(jj)           "FS/OM Permitted Activities" means:

(i)           any reinsurance transaction entered into by any Front Street Specified Affiliate that is approved by a committee of independent directors of the Company (including without limitation the appointment of a Harbinger Affiliate as investment manager of any assets underlying such transaction, the investment of any such assets in debt or equity securities issued by, or the purchase of assets or investments from, any Harbinger Affiliate, or the formation of any subsidiaries to implement such transaction);

(ii)           asset management activity of any Harbinger F&G Affiliate that are (x) conducted on customary market terms, (y) conducted in the ordinary course of business and on terms that are substantially economically similar (in the aggregate) to the terms in effect as of the date of this Agreement with respect to the asset management activities conducted on behalf of Harbinger F&G Affiliates by Goldman Sachs Asset Management and Barrow, Hanley, Mewhinney & Strauss (regardless of whether such asset management activities are conducted by the Company or any of its Subsidiaries (including, any Harbinger F&G Affiliates) or any Harbinger Affiliate), or (z) approved by a committee of independent directors of the Company (including without limitation the appointment of a Harbinger Affiliate as the investment manager for such assets, the investment of any such assets in debt or equity securities issued by, or the purchase of assets or investments from, any Harbinger Affiliate or the formation of any subsidiary to implement such transaction); and

(iii)           asset management activity of any other financial services company that is a Subsidiary of the Company (including without limitation the appointment of a Harbinger Affiliate as the investment manager for such assets, the investment of any such assets in debt or equity securities issued by, or the purchase of assets or investments from, any Harbinger Affiliate or the formation of any Subsidiary to implement such transaction) (other than the asset management activities described in clause (ii) above) that are either in the ordinary course of business or approved by a committee of independent directors of the Company; provided, such asset management activities do not include operating as a hedge fund or private equity business (unless such activities are managed  by a Subsidiary of the Company and not by any Harbinger Affiliate); provided further, that reinsurance activities shall not, for this purpose, be considered a hedge fund or private equity business operation.

(kk)         "Going Private Event" means either: (A) the Company or any Harbinger Affiliate entering into a plan of merger or other agreement or arrangement providing for the acquisition of the Company by any Harbinger Affiliate in a transaction subject to Rule 13e-3 of the Exchange Act or (ii) a Harbinger Affiliate launching a tender offer subject to Rule 13e-3 of the Exchange Act for the outstanding shares of Common Stock not held by the Harbinger Affiliates.

(ll)           "Governmental Entity" shall mean any United States or non-United States federal, state or local government, or any agency, bureau, board, commission, department, tribunal or instrumentality thereof or any court, tribunal, or arbitral or judicial body.

(mm)       "Harbinger Affiliates" means Philip A. Falcone, Harbinger Capital Partners, or any limited partnership, limited liability company, corporation or other entity that is an Affiliate of Philip A. Falcone or Harbinger Capital Partners (other than the Company and its Subsidiaries).

(nn)        "Harbinger Capital Partners" means, collectively, Harbinger Capital Partners LLC and Harbinger Capital Partners II LP.

(oo)        "Harbinger F&G" means Harbinger F&G, LLC (formerly known as Harbinger OM, LLC).

(pp)        "Harbinger F&G Affiliate" means Harbinger F&G and any of its Subsidiaries and any of their respective successors.

(qq)         "hereof"; "herein" and "hereunder" and words of similar import refer to this Certificate of Designation as a whole and not merely to any particular clause, provision, section or subsection.

(rr)           "Holders" means the holders of outstanding Preferred Shares as they appear in the records of the Company.

(ss)         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

(tt)           "Independent Director" means any director on the Board that is "independent" as defined in Section 303A of The New York Stock Exchange Listed Company Manual, other than any director that is employed by a Harbinger Affiliate.

(uu)         "Indenture" means the indenture, dated as of November 15, 2010, by and between the Company and Wells Fargo Bank, National Association, as trustee, governing the Senior Notes as amended, supplemented or otherwise modified, and, in the event that the Senior Notes are refinanced or replaced with indebtedness ranking senior to the Series A Preferred Stock, shall be deemed to refer to any agreement governing the terms of such indebtedness (provided, that in the event more than one agreement would constitute an "Indenture", with respect to any provision in this Certificate of Designation incorporating a provision of the "Indenture",  the term Indenture shall mean the agreement most favorable to the Holders with respect to such provision).  Further, if at any time the Company ceases to be a party to an "Indenture", the terms hereof referring to the provisions of the "Indenture" shall be suspended, except that if the Company enters into an agreement regarding indebtedness ranking senior to the Series A Preferred Stock within 365 days of the termination of the last "Indenture," then the term "Indenture" shall be deemed to refer to such agreement and the provisions hereof that were previously suspended shall once again be effective (provided, however, that if the Company directly or indirectly structures any financing activity, or the timing thereof, with the purpose or intent of causing any such suspension with a view towards thereafter entering into a new Indenture, then such suspension shall be deemed not to have taken effect and the Company shall be deemed to have continued to be subject to the provisions of the prior Indenture).

(vv)         "Information Statement Effectiveness Date" means the date that is 20 days after the mailing of the Information Statement (as defined in the Securities Purchase Agreement).

(ww)       "Initial Investment Percentage" means, for any Holder that purchased Preferred Shares directly from the Company, the percentage obtained by dividing the number of Preferred Shares purchased by such Holder from the Company by the aggregate number of Preferred Shares issued by the Company.  The Initial Investment Percentage for any Holder that did not purchase its Preferred Shares directly from the Company, shall be equal to such Holder’s pro rata percentage (based on the number of Preferred Shares) of the Initial Investment Percentage of the Holder who originally purchased such Preferred Shares.

(xx)          "Initial Preferred Share Amount" means the number of Preferred Shares purchased from the Company by the Fortress Investor Group on the Original Issue Date, as adjusted for any splits, combinations, reclassifications or similar adjustments.

(yy)         "Intermediate Holding Company" means any Subsidiary of the Company that has no assets other than Equity Interests in other Subsidiaries of the Company.

(zz)          "Insurance Regulatory Authorities" means the Vermont Department of Banking, Insurance, Securities and Health Care Administration, the New York State Insurance

Department, the Maryland Insurance Administration, the Bermuda Monetary Authority or any other Governmental Entity regulating an insurance business of the Company or any of its controlled Affiliates.

(aaa)       "Investment" has the meaning ascribed to such term in the Indenture.

(bbb)      "Investment Securities" with respect to a Person means debt or equity securities issued by such Person or similar obligations of, or participations in, such Person.

(ccc)       "Issue Date" means, with respect to a Preferred Share, the date on which such share is first issued by the Company.

(ddd)      "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or capital lease).

(eee)       "Liquidation Event" means (i) the voluntary or involuntary liquidation, dissolution or winding-up of the Company, (ii) the commencement by the Company of any case under applicable bankruptcy, insolvency or other similar laws now or hereafter in effect, including pursuant to Chapter 11 of the U.S. Bankruptcy Code, (iii) the consent to entry of an order for relief in an involuntary case under applicable bankruptcy, insolvency or other similar laws now or hereafter in effect, including pursuant to Chapter 11 of the U.S. Bankruptcy Code, and (iv) the consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or similar official of the Company, or any general assignment for the benefit of creditors.

(fff)         "Majority Holders" means Holders (other than the Company, its employees, its Subsidiaries or Harbinger Affiliates) owning more than 50% of the Regular Liquidation Preference of the issued and outstanding Preferred Shares; provided that, for purposes of such calculation, the Preferred Shares held by the Company, its employees, its Subsidiaries or any Harbinger Affiliate shall be treated as not outstanding.

(ggg)      "Market Capitalization/Liquidity Threshold" means, as of any relevant measurement date, both that:  (i) the aggregate Market Value of all issued and outstanding shares of Common Stock (including, for the avoidance of doubt, shares of Common Stock held by Harbinger Affiliates) exceeds $2.5 billion; provided, that at any time when the Company Conversion Conditions are satisfied, the shares issuable upon conversion of the Preferred will be treated as issued and outstanding for purposes of this calculation; and (ii) the Public Float Hurdle is satisfied.

(hhh)      "Market Disruption Event" means the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Common Stock (or Reference Property, to the extent applicable) of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the applicable Exchange or otherwise) in the Common Stock (or Reference Property, to the extent applicable) or in any options, contracts or future contracts relating to the Common Stock (or Reference Property, to the extent applicable), and such suspension or limitation occurs or exists at any time before 4:00 p.m. (New York City time) on such day.

(iii)          "Market Value" on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal Exchange on which shares of the Common Stock are then listed.  If the Common Stock is not so listed or traded, the Market Value will be an amount reasonably determined by the Board in good faith to be the fair value of the Common Stock.

(jjj)          "Net Asset Value" means the amount, valued twice per annum at the end of the same two fiscal quarters as provided in the Indenture, equal to (A) the sum of (1) the Cash Equivalents of the Company plus (2) the Fair Market Value of the Company’s Investments (other than Cash Equivalents), less (B) all liabilities of the Company determined in accordance with GAAP, including those related to the Company’s Investments to the extent not taken into account in the calculation of the Fair Market Value of the Company’s Investments; provided that for purposes hereof, (i) the derivative attributable to the conversion feature in any series of Preferred Stock will not be considered a liability of the Company, (ii) the face amount of any Series A Preferred Stock and any Parity Securities (as well as any cash dividends accrued thereon) will be considered a liability of the Company, (iii) the amount of the fees and expenses paid by the Company on behalf of itself or any third party in connection with the issuance of the first $400 million aggregate purchase price of Series A Preferred Stock and Additional Preferred Securities will be included in the calculation of the Company’s Cash Equivalents, in each case upon the first calculation of Net Asset Value following payment of such fees or expenses, (iv) the face amount of Preferred Stock that constitutes Senior Securities and dividends accrued thereon will be considered a liability of the Company and (v) the face amount of Preferred Stock that is a Junior Security and dividends accrued thereon will not be considered a liability of the Company; provided, further, that at the option of the Company, Net Asset Value may be recalculated as of December 31, 2011 solely for purposes of the Dividend Period(s) beginning on and after January 1, 2012.

(kkk)       "Non-Wholly Owned Subsidiary" means any Subsidiary of the Company other than any Wholly Owned Subsidiary.

(lll)          "Option Securities means options, warrants or other rights to purchase or acquire Common Stock, as well as stock appreciation rights, phantom stock units and similar rights whose value is derived from the value of the Common Stock.

(mmm)    "Original Issue Date" means Closing Date (as such term is defined in the Securities Purchase Agreement).

(nnn)      "Original Issue Date NAV" means $893,520,931.

(ooo)      "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivisions thereof or other "Person" as contemplated by Section 13(d) of the Exchange Act.

(ppp)      "Portfolio Company" means, with respect to a referent Person, any other Person that issues Investment Securities if (i) such Investment Securities are the subject of an investment by the referent Person, (ii) at least 10% of the class of Investment Securities are Beneficially Owned by the referent Person and (iii) such Investment Securities are not (A) cash or cash equivalents, (B) marketable direct obligations issued or unconditionally guaranteed by the government of any OECD country, or issued by any agency thereof, maturing within one year from the date of acquisition thereof, (C) money market instruments, commercial paper or other short-term debt obligations having at the date of purchase by such Person the highest or second highest rating obtainable from either Standard & Poor's Ratings Services or Moody's Investors Services, Inc., or their respective successors, (D) interest bearing accounts at a registered broker-dealer, (E) money market mutual funds, (F) certificates of deposit or similar financial instruments maturing within one year from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States, any state thereof, the District of Columbia, any other OECD country or political subdivision thereof, each having at the date of acquisition by the Partnership combined capital and surplus of not less than $100 million, or (G) overnight repurchase agreements with primary U.S. Federal Reserve Bank dealers collateralized by direct U.S. Government obligations or similar arrangements with the central banks of OECD countries.

(qqq)      "Preferred Shares" means the shares of Series A Preferred Stock.

(rrr)         "Pro Forma Collateral Coverage Ratio" means, with respect to a potential issuance of shares of Additional Preferred Securities, the Collateral Coverage Ratio calculated to give pro forma effect to the issuance of such Additional Preferred Securities.

(sss)       "Public Float Hurdle" means, as of any relevant measurement date, that the Public Market Capitalization is greater than the aggregate Market Value of the shares of Common Stock into which all issued and outstanding Preferred Shares may be converted.

(ttt)         "Public Market Capitalization" means, as of any relevant measurement date,  the aggregate Market Value of all issued and outstanding shares of Common Stock, other than shares of Common Stock held by Harbinger Affiliates.

(uuu)      "Purchaser Director" has the meaning given to such term in the Securities Purchase Agreement.

(vvv)      "Purchase Price" means $1,000 per share, as the same may be increased pursuant to SECTION 2; provided that, in connection with a Going Private Event, the Purchase Price shall be adjusted to be an amount equal to the greater of (i) an amount equal to the Regular Liquidation Preference (disregarding for the purposes of calculating the Regular Liquidation Preference the last sentence of this definition) or (ii) the value of the consideration to be received per share of Common Stock in such Going Private Event (reasonably determined in good faith by the Board). Notwithstanding the foregoing, for purposes of determining Cash Dividends payable pursuant to SECTION 2(a) and the Liquidation Preference payable upon a Liquidation Event pursuant to SECTION 3, no adjustment to the Purchase Price pursuant to the first proviso of the preceding sentence shall be taken into account.

(www)    "Redemption Date" means the Maturity Date, any Optional Redemption Date or any Change of Control Payment Date, as applicable.

(xxx)        "Redemption Price" means with respect to each Preferred Share:  (i) in connection with a redemption pursuant to SECTION 6(a), the Purchase Price plus all accrued and unpaid Dividends (to the extent not included in the Purchase Price, including, without limitation, accrued and unpaid Cash Dividends and accrued and unpaid Accreting Dividends for the then current Dividend Period), if any, on each Preferred Share to be redeemed, (ii) in connection with a redemption pursuant to SECTION 6(b), 150% of the sum of the Purchase Price plus all accrued and unpaid Dividends (to the extent not included in the Purchase Price, including, without limitation, accrued and unpaid Cash Dividends and accrued and unpaid Accreting Dividends for the then current Dividend Period), if any, on each Preferred Share to be redeemed, or (iii) in connection with a Change of Control, the Change of Control Payment.

(yyy)      "Related Party Transaction" shall have the meaning set forth in the Existing Indenture (but, for the avoidance of doubt, shall exclude any transactions with the Fortress Investor or the Fortress Investor Group).

(zzz)        "Restricted Payment" means any dividend, distribution or other payment in respect of the Common Stock or any Junior Securities, (other than, in the case of Junior Securities, regularly scheduled dividend payments) or the repurchase, redemption or other acquisition of any shares of Common Stock or any Junior Securities.

(aaaa)     "Securities Purchase Agreement" means that certain securities purchase agreement, dated May 12, 2011, among the Company, Providence TMT Debt Opportunity Fund II, L.P., PECM Strategic Funding L.P., Wilton Re Holdings Limited and the Fortress Investor.

(bbbb)    "Senior Notes" means the 10.625% Senior Secured Notes Due November 15, 2015 issued under the Indenture.

(cccc)     "Significant Subsidiary" means any Subsidiary, or group of Subsidiaries, that would, taken together, be a "significant subsidiary" as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act of 1933, as amended, as such regulation is in effect on the Original Issue Date.

(dddd)    "Specified Related Party Transaction" means any Related Party Transaction of the type described in Section 4.13(c) of the Existing Indenture, other than any of the following:

(i)           any transaction (or series of related transactions) (1) involving consideration in excess of $1,000,000 but less than $5,000,000 if such transaction (or series of related transactions) is on fair and reasonable terms that, taken as a whole, are no less favorable to the Company or the applicable Subsidiary of the Company than could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Company or (2) involving consideration less than $1,000,000, in each case, other than any transaction (or series of related transactions) described in clauses (xi)(2) or (xiii) below;

(ii)          transactions among the Company and any Wholly Owned Subsidiary or among Wholly Owned Subsidiaries;

(iii)         transactions among the Company and any Non-Wholly Owned Subsidiary or among Non-Wholly Owned Subsidiaries, other than any Non-Wholly Owned Subsidiary in which the Harbinger Affiliates own directly or indirectly (other than through ownership of Equity Securities of the Company) any of the Capital Stock of such Non-Wholly Owned Subsidiary unless any such transaction (or series of related transactions) involves aggregate consideration of less than $15,000,000;

(iv)         (1) the payment of reasonable and customary regular fees and compensation of the type and in the amounts paid to directors of other public companies of similar size to, and reasonable and customary indemnification arrangements and similar payments on behalf of, directors of the Company who are not employees of the Company, its Subsidiaries or the Harbinger Affiliates and (2) entering into indemnification agreements substantially in the form of the indemnification agreements for directors of the Company in effect on the Closing (and the making of payments pursuant thereto);

(v)          the declaration or payment of any pro rata dividend or distribution in respect of the Capital Stock of the Company;

(vi)         the purchase, redemption, or other acquisition or retirement for value of any Capital Stock of the Company, in each case on a pro rata basis;

(vii)        the declaration or payment of any dividend or distribution in respect of the Capital Stock of any Subsidiary of the Company; provided that if the Subsidiary is a Non-Wholly Owned Subsidiary then such dividend or distribution must be made on a pro rata basis or be approved by disinterested members of such Non-Wholly Owned Subsidiary's board of directors (or similar governing body);

(viii)       the purchase, redemption, or other acquisition or retirement for value of any Capital Stock of any Subsidiary of the Company; provided that if the Subsidiary is Non-Wholly Owned Subsidiary then such acquisition or retirement must be made on a pro rata basis or be approved by disinterested members of such Non-Wholly Owned Subsidiary's board of directors (or similar governing body);

(ix)         the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value, or the payment on or with respect to (including payment at maturity and interest thereon), any Debt of the Company or any Subsidiary of the Company, in each case on a pro rata basis;

(x)           the purchase, redemption or other acquisition or retirement for value of Capital Stock of the Company held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates), in each case, of the Company, upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the equity interests were issued; provided that the aggregate cash consideration paid therefor in any twelve-month period after the Original Issue Date does not exceed an aggregate amount of $5,000,000;

(xi)          (1) the repurchase of Capital Stock of the Company deemed to occur upon the exercise of stock options or warrants if the Capital Stock of the Company represents all or a portion of the exercise price thereof (or related withholding taxes) and (2) the making of Restricted Payments by the Company to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Equity Securities of the Company in an aggregate amount under this clause (2) not to exceed $1,000,000 ;

(xii)         the payment of dividends or distributions on any Equity Securities other than Common Stock and payment of any redemption price or liquidation value of any such interests when due in accordance with the terms of such Equity Securities, in each case, to the extent that such Equity Securities were permitted to be incurred in accordance with the provisions of the Preferred Stock;

(xiii)        in connection with the hiring of officers, directors or employees that are, or during the previous two years were, employed by a Harbinger Affiliate, annual base salaries and/or guaranteed cash bonuses to such officers, directors or employees with an aggregate value (which amount shall, for the avoidance of doubt, exclude (x) any payments permitted pursuant to clause (xxi) below, (y) any contingent bonuses paid to officers, directors or employees that devote all or a majority of their time to the Company (whether performance based or otherwise) and which are approved by a committee comprised solely of independent directors of the Company, and (z) the value of any securities awarded to such persons) of less than $10,000,000 per annum (provided, that in the case of any agreement relating to more than one year, only the amounts payable in the applicable year shall be included for purposes of this calculation), reduced by the amount of any management fees paid or payable pursuant to Section 7.3 of the Securities Purchase Agreement in the same year (provided, however, that if the Market Capitalization/Liquidity Threshold is satisfied, such $10,000,000 limitation shall cease to apply), in each case entered into in the ordinary course of business, or approved by the Company’s Board or an authorized committee thereof; provided, that the annual base salaries and/or guaranteed cash bonuses of any such officer, director or employee will only be applied against the $10,000,000 limitation until the later of (i) the second anniversary of the date such officer, director or employee was initially hired by the Company and (ii) the date any employment agreement executed by such officer, director or employee in connection with their hiring by the Company is scheduled to expire (disregarding any renewal or extension of such agreement); provided, further, that any management fees or incentive fees paid in connection with any FS/OM Permitted Activities shall be disregarded for purposes of this calculation; provided, further, that any base salary and/or guaranteed cash bonuses for which a Harbinger Affiliate reimburses the Company in any year will increase availability in the $10,000,000 basket in the applicable year and any base salary and/or guaranteed cash bonuses for which the Company reimburses a Harbinger Affiliate in any year will decrease availability in the $10,000,000 basket in the applicable year;

(xiv)       any transaction pursuant to any contract or agreement set forth on a schedule, as amended, modified or replaced from time to time so long as (1) the terms of any such amended, modified or new agreement, taken as a whole, are no less favorable to the Company and its subsidiaries than those in effect on the date hereof and (2) if a Harbinger Affiliate is a counterparty to such transaction, then such transaction does not involve aggregate consideration in excess of $5,000,000;

(xv)         the performance of any obligations under existing registration rights agreements and the entering into and performance of any registration rights agreements granted to stockholders (other than Harbinger Affiliates) in the future and the amendment of any registration rights agreement; provided that if such amendment is of a registration rights agreement to which a Harbinger Affiliate is party, then such amendment is no less favorable to the Company or the Fortress Investor than the registration rights agreement being amended;

(xvi)        the issuance of any Debt or Equity Securities where the Fortress Investor has participation, preemptive or other similar rights and where Harbinger Affiliates acquire less than 30% of the Debt or Equity Securities being issued;

(xvii)       transactions between the Company or any of its Subsidiaries and any Person that is an Affiliate solely because one (but not more than one) of such Affiliate's non-employee directors is also a director of the Company; provided that such director abstains from voting as a director of the Company on any matter involving such other Person;

(xviii)      the sale or contribution by a Harbinger Affiliate to the Company or any Subsidiary of the Company of shares of Capital Stock of Spectrum on commercially reasonable terms at prevailing market prices using the Thirty Day VWAP for the purpose of ensuring that the Company's holdings in Spectrum do not constitute investment securities under the Investment Company Act of 1940, as amended;

(xix)        any FS/OM Permitted Activities and any management fees not prohibited by Section 7.3 of the Securities Purchase Agreement;

(xx)         any transactions specifically contemplated by the Transaction Agreements;

(xxi)        the payment of any annual salaries and/or bonuses paid or payable to support staff employed by the Company that are, or previously were, employed by a Harbinger Affiliate, in an aggregate amount per annum less than $500,000; or

(xxii)       any Going Private Event.

Notwithstanding anything to the contrary contained in this definition of "Specified Related Party Transaction," in the event the Market Capitalization/Liquidity Threshold is satisfied, the dollar thresholds set forth in clauses (i) through (xxi) above that equal the dollar thresholds in Sections 4.13(a) and 4.13(b) of the Indenture (as in effect on the date hereof) shall be deemed to increase to any higher thresholds in the corresponding provisions of the Indenture (as in effect from time to time).

(eeee)     "Specified Sections" means SECTION 1(b), SECTION 2, SECTION 3, SECTION 4(a), SECTION 4(b)(i), SECTION 4(b)(iv), SECTION 4(e), SECTION 5, SECTION 6, SECTION 9(e), SECTION 11(a), SECTION 11(b), SECTION 11(c), SECTION11(d), SECTION 11(f) or the definition of Majority Holders.

(ffff)        "Spectrum" means Spectrum Brands Holdings, Inc., a Delaware corporation.

(gggg)    "Subsidiary" means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or of which more than 50% of the economic value accrues to, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof).  Unless otherwise specified, "Subsidiary" means a Subsidiary of the Company.

(hhhh)    "Subsidiary Guarantor" means any entity that is a "Guarantor" pursuant to the Indenture.

(iiii)         "Tag-Along Sales" has the meaning ascribed to such term in the Tag-Along Rights Letter, by and among the Fortress Investor and certain Harbinger Affiliates, in connection with the original issuance of Preferred Shares to the Fortress Investor.

(jjjj)         "Thirty Day VWAP" means, with respect to a security, the average of the Daily VWAP of such security for each day during a thirty (30) consecutive Trading Day period ending immediately prior to the date of determination.  Unless otherwise specified, "Thirty Day VWAP" means the Thirty Day VWAP of the Common Stock.

(kkkk)     "Total Secured Debt" means, with respect to any Person, all outstanding Debt of such Person that is secured by Liens on the assets of such Person.

(llll)         "Total Current Voting Power" shall mean, with respect to any entity, at the time of determination of Total Current Voting Power, the total number of votes which may be cast in the general election of directors of such entity (or, in the event the entity is not a corporation, the governing members, board or other similar body of such entity).

(mmmm) "Trading Day" means any day on which (i) there is no Market Disruption Event and (ii) The New York Stock Exchange or, if the Common Stock (or Reference Property, to the extent applicable) is not listed on The New York Stock Exchange, the principal national securities exchange on which the Common Stock (or Reference Property, to the extent applicable) is listed and is open for trading or, if the Common Stock (or Reference Property, to the extent applicable) is not so listed, admitted for trading or quoted, any Business Day.  A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

(nnnn)    "Transaction Agreements" shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(oooo)    "U.S. Government Obligations" means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

(pppp)    "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

(qqqq)    "Wholly Owned Subsidiary" means (x) any Subsidiary of the Company of which the Company owns, either directly or indirectly, 100% of the commons stock or other common equity interests of such Subsidiary (excluding qualifying shares held by directors), and (y) Zap.Com Corporation, a corporation formed under the Laws of the State of Nevada.

(rrrr)        Each of the following terms is defined in the SECTION set forth opposite such term:

Term	Section
Accreting Dividend	2(b)
Accreting Dividend Rate	2(b)
Additional Preferred Directors	9(c)(iii)
Additional Preferred Directors Ownership Threshold	9(c)(ii)
Additional Preferred Securities	9(b)(ii)
Additional Permitted Preferred Stock	9(b)
Basic Accreting Dividend	2(b)
Board	Preamble
Breach Period	8(c)
Cash Accretion Dividends	2(a)
Cash Dividends	2(a)
Cash Maintenance Ratio	9(a)
Certificate of Incorporation	Recitals
Change of Control Offer	6(c)(ii)
Change of Control Payment	6(c)(i)
Change of Control Payment Date	6(c)(ii)
Combined Voting Power Threshold	5
Common Dividend	2(c)
Common Stock Limit	5
Company	Preamble
Conversion Amount	5(d)(i)
Conversion Date	5(a)
Director Replacement Observer	7(a)
DGCL	Preamble

Term	Section
Dividend Period	2(g)
Dividend Record Date	2(f)
Dividends	2(b)
Election Notice	6(a)
Excluded Committee	7(a)
Excluded Meetings	7(c)
Forced Conversion Trigger Date	5(b)
Fortress Board Observer	7(b)
Fortress Director Representation Amount	8(c)
Holder Redemption Notice Period	6(a)
Incurrence Based Issuance Limits	9(b)
In-Kind Accretion Dividends	2(d)
In-Kind Common Dividend	2(d)
In-Kind Participating Dividend	2(d)
Investor Director	7(a)
Junior Securities	1(b)(i)
Liquidation Preference	3(a)
Maturity Date	6(a)
Optional Redemption Date	6(b)
Parity Securities	1(b)(ii)
Participating Accreting Dividends	2(c)
Participating Cash Dividend	2(c)
Participating Dividends	2(d)
Participating Liquidation Preference	3(a)
Plan	9(c)(i)
Preferred Stock	Recitals
Proportionate Representation Amount	8(e)
Reference Property	5(g)(v)
Regular Liquidation Preference	3(a)
Regulated Shares	5
Retained Share	5
Senior Securities	1(b)(iii)
Series A Preferred Stock	1(a)
Specified Breach Director	8(c)
Specified Non-Disclosure Agreement	7(d)
Transaction	5(g)(v)
Trigger Event	5(g)(ii)

SECTION 11.        Miscellaneous.  For purposes of this Certificate of Designation, the following provisions shall apply:

(a)           Share Certificates.  If any certificates representing Preferred Shares shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the lost, stolen or destroyed certificate, a new Preferred Share certificate of like tenor and representing an equivalent number of Preferred Shares, but only upon receipt of evidence of such loss, theft or destruction of such certificate and indemnity by the holder thereof, if requested, reasonably satisfactory to the Company.

(b)           Status of Cancelled Shares.  Preferred Shares which have been converted, redeemed, repurchased or otherwise cancelled shall be retired and, following the filing of any certificate required by the DGCL, have the status of authorized and unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated by the Board as part of a particular series of Preferred Stock of the Company.

(c)           Severability.  If any right, preference or limitation of the Series A Preferred Stock set forth in this Certificate of Designation is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designation which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(d)           Remedies.

(i)           Except with respect to the Specified Breach Events specified in SECTIONS 7(a)(v) and 7(a)(vi), the remedies set forth in SECTIONS 7(b), 7(c) and 7(d) shall be the sole remedies available to any Person upon the occurrence of a Specified Breach Event.  In addition to the remedies provided for in SECTIONS 7(b), 7(c) and 7(d), the Holders shall retain all rights and remedies available to them at law or in equity as provided in SECTION 11(e)(ii) below in connection with any Specified Breach Event specified in SECTIONS 7(a)(v) and 7(a)(vi).  With respect to a Specified Breach in SECTION 8(a)(iii), for the avoidance of doubt, Holders retain all rights and remedies available at law or in equity as provided in SECTION 11(e)(ii) for any failure to pay any Dividends when and to the extent required in connection with the conversion of any Preferred Shares, in connection with a redemption of Preferred Shares on the Maturity Date, on an Optional Redemption Date or in connection with a Change of Control, upon any Liquidation Event or otherwise in connection with the redemption, repayment, repurchase, retirement, conversion or maturity of Preferred Shares, and such events do not constitute a Specified Breach within the meaning of SECTION 8(a)(iii)).

(ii)     The Company acknowledges that the obligations imposed on it in this Certificate of Designation are special, unique and of an extraordinary character, and irreparable damages, for which money damages, even if available, would be an inadequate remedy, would occur in the event that the Company does not perform the provisions of this Agreement in accordance with its specified terms or otherwise breaches such provisions.  Except as specifically provided in SECTION 11(e)(i), the Holders shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Certificate of Designation and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled, at law or in equity, including without limitation money damages.

(e)           Renunciation under DGCL Section 122(17).  Pursuant to Section 122(17) of the Delaware General Corporation Law, the Company renounces any interest or expectancy of the Company in, or being offered an opportunity to participate in, business opportunities that are presented to one or more of the Specified Breach Directors, the Additional Preferred Directors or the Purchaser Director, in each case other than any business opportunities that are presented to any such Specified Breach Director, Additional Preferred Directors or Purchaser Director solely in their capacity as a director of the Company.

(f)            Headings.  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(g)           Notices.  All notices or communications in respect of Preferred Stock shall be in writing and shall be deemed delivered (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, (c) on the date of delivery if delivered personally, or (d) if by facsimile, upon written confirmation of receipt by facsimile.  Notwithstanding the foregoing, if Preferred Stock is issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the beneficial holders of Preferred Stock in any manner permitted by such facility.

(h)           Other Rights.  The shares of Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law and regulation.

[Rest of page intentionally left blank.]

EXECUTION COPY

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be executed by a duly authorized officer of the Company as of May [   ], 2011.

HARBINGER GROUP INC.

By:
Name:
Title:

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION]

Exhibit B

Form of Registration Rights Agreement

EXECUTION COPY

REGISTRATION RIGHTS AGREEMENT

by and among

HARBINGER GROUP INC.

and the HOLDERS party hereto

Dated:  May [   ], 2011

TABLE OF CONTENTS

Page

1.	(a)	Definitions	1
	(b)	Interpretation	6

2.	General; Securities Subject to this Agreement		6
	(a)	Grant of Rights	6
	(b)	Transfer of Registration Rights	6

3.	Shelf Registrations		6
	(a)	Filings	6
	(b)	Additional Electing Holders	7
	(c)	Suspension Periods	8
	(d)	Holder Underwritten Offering	8

4.	Piggyback Takedowns		9
	(a)	Right to Piggyback	9
	(b)	Priority on Piggyback Takedowns	9
	(c)	Selection of Underwriters	10

5.	Holdback in Connection with a Piggyback Takedown		10

6.	Registration Procedures		11
	(a)	Obligations of the Company	11
	(b)	Additional Obligations of the Company	12
	(c)	Seller Requirements	16

7.	Registration Expenses		17

8.	Indemnification; Contribution		17
	(a)	Indemnification by the Company	17
	(b)	Indemnification by Holders	18
	(c)	Conduct of Indemnification Proceedings	18
	(d)	Contribution	19

9.	Participation in Underwritten Offering/Sale of Registrable Securities		20

10.	Rule 144		20

11.	Subsequent Registration Rights		21

12.	Miscellaneous		21
	(a)	Stock Splits, etc.	21
	(b)	No Inconsistent Agreements	21
	(c)	Amendments and Waivers	21
	(d)	Notices	22

Page

(e)	Successors and Assigns: Third Party Beneficiaries	22
(f)	Headings	23
(g)	GOVERNING LAW	23
(h)	Jurisdiction	23
(i)	WAIVER OF JURY TRIAL	23
(j)	Remedies	24
(k)	Severability	24
(l)	Rules of Construction	24
(m)	Entire Agreement	24
(n)	Further Assurances	24
(o)	Other Agreements	24

Annex A	Notice and Questionnaire	A-1
Annex B	Form of Joinder	B-1

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of May [  ], 2011, by and among Harbinger Group Inc., a Delaware corporation (the ”Company”), and any parties purchasing Series A Shares (as defined below) pursuant to the Purchase Agreement (as defined below) and such other persons as may become parties hereto from time to time in accordance with the terms hereof.

WHEREAS, the Company has issued 280,000 shares of Series A Convertible Preferred Stock (the “Series A Shares”) pursuant to the Securities Purchase Agreement, dated the date hereof, by and between the Company and CF Turul LLC, Providence TMT Debt Opportunity Fund II, L.P., PECM Strategic Funding L.P., and Wilton Re Holdings Limited (the “Purchase Agreement”).  The Series A Shares are convertible into shares of Common Stock of the Company in accordance with the terms set forth in the certificate of designation of the terms of the Series A Shares, dated May 15, 2011 (the “Certificate of Designation”).  Under the terms of the Certificate of Designation the Company may issue additional Series A Shares from time to time to additional investors (“Additional Purchasers”).

WHEREAS, the parties hereto desire to provide for, among other things, the grant of registration rights with respect to the Registrable Securities (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.           (a)           Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to a Person, any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, without regard to whether such right is currently exercisable, is exercisable only after the passage of time or is exercisable only upon the satisfaction of certain conditions.  The terms “beneficially owns” and beneficially owned” have a corresponding meaning.

“Board of Directors” means the board of directors of the Company (or any duly authorized committee thereof).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Certificate of Designation” has the meaning set forth in the recitals to this Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means (i) the common stock, par value $0.01 per share, of the Company, (ii) any securities of the Company or any successor or assign of the Company into which such stock is reclassified or reconstituted or into which such stock is converted or otherwise exchanged in connection with a combination of shares, recapitalization, merger, sale of assets, consolidation or other reorganization or otherwise or (iii) any securities received as a dividend or distribution in respect of the securities described in clauses (i) and (ii) above.

“Company” has the meaning set forth in the preamble to this Agreement.

“control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means, unless otherwise noted, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Price” has the meaning set forth in the Certificate of Designation.

“Counsel to the Holders” means, with respect to any Piggyback Takedown, one (1) counsel selected by the Holders of a majority of the Registrable Securities requested to be included in such Piggyback Takedown.

“Disclosure Package” means the following, collectively, with respect to any offering of Registrable Securities, (i) the preliminary Prospectus, in the form provided to the Holders for delivery to purchasers of Registrable Securities, (ii) each Free Writing Prospectus, in the form provided to the Holders for delivery to purchasers of Registrable Securities and (iii) all other information, in each case, that is deemed, under Rule 159 promulgated under the Securities Act, to have been conveyed to purchasers of securities at the time of sale of such securities (including, without limitation, a contract of sale).

“Electing Holder” means a Holder of Registrable Securities who has provided the Company with a Notice and Questionnaire.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the Commission thereunder.

“FINRA” means the Financial Industry Regulatory Authority.

“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Harbinger Holders” means the persons entitled to piggyback registration rights under the terms of the Registration Rights Agreement, dated as of September 10, 2010, among the Company, Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway, Ltd., as in effect from time to time.

“Hedging Counterparty” means a broker-dealer registered under Section 15(b) of the Exchange Act or an Affiliate thereof.

“Hedging Transaction” means any transaction involving a security linked to the Registrable Securities or any security that would be deemed to be a “derivative security” (as defined in Rule 16a-1(c) promulgated under the Exchange Act) with respect to the Registrable Securities or transaction (even if not a security) which would (were it a security) be considered such a derivative security, or which transfers some or all of the economic risk of ownership of the Registrable Securities, including, without limitation, any forward contract, equity swap, put or call, put or call equivalent position, collar, non-recourse loan, sale of an exchangeable security or similar transaction.  For the avoidance of doubt, the following transactions shall be deemed to be Hedging Transactions:

(i)           transactions by a Holder in which a Hedging Counterparty engages in short sales of Registrable Securities pursuant to a Prospectus and may use Registrable Securities to close out its short position;

(ii)           transactions pursuant to which a Holder engages in a short sale of Registrable Securities pursuant to a Prospectus and delivers Registrable Securities to close out its short position;

(iii)           transactions by a Holder in which the Holder delivers, in a transaction exempt from registration under the Securities Act, Registrable Securities to the Hedging Counterparty who will then publicly resell or otherwise transfer such Registrable Securities pursuant to a Prospectus or an exemption from registration under the Securities Act; and

(iv)           a loan or pledge of Registrable Securities to a Hedging Counterparty who may then become a selling stockholder and sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities, in each case, in a public transaction pursuant to a Prospectus.

“Holdback Period” has the meaning set forth in Section 5 hereof.

“Holder” (collectively, the “Holders”) shall mean each Person who is a purchaser of Series A Shares pursuant to the Purchase Agreement or an Additional Purchaser who executes a Joinder to this Agreement in the form of Annex B hereto for so long as it holds any Registrable Securities and each of its successors and assigns and direct and indirect transferees who Beneficially Own Registrable Securities.

“Holder Underwritten Offering” means an underwritten offering takedown to be conducted by one or more Electing Holders in accordance with Section 3(d).

“Indemnified Party” has the meaning set forth in Section 8(c) hereof.

“Indemnifying Party” has the meaning set forth in Section 8(c) hereof.

“Liability” has the meaning set forth in Section 8(a) hereof.

“Notice and Questionnaire” means a written notice delivered to the Company in the form attached as Annex A hereto.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Piggyback Takedown” has the meaning set forth in Section 4(a) hereof.

“Prospectus” means the prospectus related to any Registration Statement (whether preliminary or final or any prospectus supplement, including, without limitation, a prospectus or prospectus supplement that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance on Rule 415, 424, 430A, 430B or 430C under the Securities Act, as amended or supplemented by any amendment or prospectus supplement), including post-effective amendments, and all materials incorporated by reference in such prospectus.

“Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Registrable Securities” means:  (i) any and all shares of Common Stock issuable or issued upon conversion of the Series A Shares; (ii) any and all other securities issuable or issued upon conversion of the Series A Shares; and (iii) any and all other Common Stock of the Company beneficially owned by a Holder or its Affiliates at any time when such beneficial owner is or has been within the preceding ninety (90) days an “affiliate” of the Company for purposes of Rule 144 of the Securities Act; provided, that Registrable Securities held by any Holder will cease to be Registrable Securities, when (A) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (B) such securities have been disposed of pursuant to Rule 144 promulgated under the Securities

Act, (C) the entire amount of the Registrable Securities held by any Holder may be sold by such Holder in a single sale without, in the opinion of counsel reasonably satisfactory to the Company, any limitation as to volume or manner of sale requirements pursuant to Rule 144 promulgated under the Securities Act and the Company removes any restrictive legend borne by the Registrable Securities or (D) such securities have ceased to be outstanding.

“Registration Expenses” means all expenses (other than Selling Expenses) arising from or incident to the registration of the sale of Registrable Securities in compliance with this Agreement, including, without limitation, (i) Commission, stock exchanges, FINRA (including, without limitation, fees, charges and disbursements of counsel in connection with FINRA registration) and other registration and filing fees, (ii) all fees and expenses incurred in connection with complying with any securities or blue sky laws (including, without limitation, fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any special audits or “comfort letters” required in connection with or incident to any registration), (v) with respect to Registrable Securities that are listed on a national securities exchange, the fees and expenses incurred in connection with the listing of such Registrable Securities, and (vi) reasonable fees, charges and disbursements of Counsel to the Holders not to exceed $25,000 in connection with the Shelf Registration Statement called for by Section 3(a), and $50,000 in connection with any Piggyback Takedown or any Holder Underwritten Offering.

“Registration Statement” means any registration statement filed pursuant to the Securities Act.

“Requesting Holders” has the meaning set forth in Section 4(a) hereof.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.

“Selling Expenses” means underwriting fees, discounts, selling commissions, underwriter expenses and stock transfer taxes relating to the registration and sale of a Holder’s Registrable Securities and, subject to clause (vi) of the definition of Registration Expenses, the fees and expenses of Holder’s own counsel.

“Series A Shares” has the meaning set forth in the recitals to this Agreement.

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Registration Statement” has the meaning set forth in Section 3 hereof.

“Suspension Period” has the meaning set forth in Section 3(c) hereof.

“underwriter” means the underwriter, placement agent or other similar intermediary participating in an underwritten offering.

“underwritten offering” of securities means a public offering of securities registered under the Securities Act in which an underwriter, placement agent or other similar intermediary participates in the distribution of such securities.

(b)           Interpretation.  Unless otherwise noted:

(i)           All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor laws, rules, regulations and forms thereto in effect at the time.

(ii)           All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed to be references to the comparable successor thereto.

(iii)           All references to agreements and other contractual instruments shall be deemed to be references to such agreements or other instruments as they may be amended, waived, supplemented or modified from time to time.

2.           General; Securities Subject to this Agreement.

(a)           Grant of Rights.  The Company hereby grants registration rights with respect to the Registrable Securities to the Holders upon the terms and conditions set forth in this Agreement.

(b)           Transfer of Registration Rights.  Any Registrable Securities that are pledged or made the subject of a Hedging Transaction, which Registrable Securities are not ultimately disposed of by the Holder pursuant to such pledge or Hedging Transaction shall be deemed to remain “Registrable Securities,” notwithstanding the release of such pledge or the completion of such Hedging Transaction.

3.           Shelf Registrations.

(a)           Filings.  For so long as there are Registrable Securities outstanding, the Company shall use its commercially reasonable efforts to ensure that from and after January 25, 2012 the Company shall at all times have and maintain an effective Registration Statement for a Shelf Registration covering the resale of all of the Registrable Securities requested to be included by the Electing Holders, on a delayed or continuous basis (the “Shelf Registration Statement”).  In furtherance of such obligation, the Company shall use its commercially reasonable efforts to file on or prior to October

10, 2011 an initial Shelf Registration Statement.  The Company shall give written notice of the filing of any Shelf Registration Statement at least fifteen (15) days prior to filing such Shelf Registration Statement to all Holders of Registrable Securities and shall include in such Shelf Registration Statement all Registrable Securities of Electing Holders.  The Company shall use its commercially reasonable efforts to cause the initial Shelf Registration Statement to become effective on or prior to January 25, 2012 and shall use its commercially reasonable efforts to maintain the effectiveness of such Shelf Registration Statement in accordance with the terms hereof.

(b)           Additional Electing Holders.  From and after the date that the Shelf Registration Statement is initially effective, as promptly as is practicable after receipt of a proper Notice and Questionnaire, and in any event within (x) ten (10) Business Days after the date such Notice and Questionnaire is received by the Company or (y) if a Notice and Questionnaire is so received during a Suspension Period, five (5) Business Days after the expiration of such Suspension Period, the Company shall take all necessary action to cause the Electing Holder to be named as a selling securityholder in the Shelf Registration Statement and the related Prospectus in such a manner as to permit such Holder to deliver such Prospectus in connection with sales of such Registrable Securities to the purchasers thereof in accordance with applicable law, which action may include:  (i) if required by applicable law, filing with the Commission a post-effective amendment to the Shelf Registration Statement; (ii) preparing and, if required by applicable law, filing a supplement or supplements to the related Prospectus or a supplement or amendment to any document incorporated therein by reference; (iii) filing any other required document; or (iv)   with respect to a post-effective amendment to the Shelf Registration Statement that is not automatically effective, using its commercially reasonable efforts to cause such post-effective amendment to be declared or to otherwise become effective under the Securities Act as promptly as is practicable; provided that:

(i)           the Company may delay such filing until the date that is twenty (20) Business Days after any prior such filing;

(ii)           if the Shelf Registration Statement is not an Automatic Shelf Registration Statement and the Company has already made such a filing during the calendar quarter in which such filing would otherwise be required to be made, the Company may delay such filing until the tenth (10th) Business Day of the following calendar quarter; and

(iii)           if such Notice and Questionnaire is delivered during a Suspension Period, the Company shall so inform the Holder delivering such Notice and Questionnaire and shall take the actions set forth above upon expiration of the Suspension Period in accordance with Section 3(c).

Notwithstanding anything contained herein to the contrary, the Company shall be under no obligation to name any Holder as a selling securityholder in any Shelf Registration Statement or related Prospectus until such Holder has returned a duly completed and signed Notice and Questionnaire to the Company.

(c)           Suspension Periods.  Upon written notice to the Holders of Registrable Securities, (x) the Company shall be entitled to suspend, for a period of time, the use of any Registration Statement or Prospectus if the Board of Directors determines in its good faith judgment, after consultation with counsel, that the Registration Statement or any Prospectus may contain an untrue statement of a material fact or omits any fact necessary to make the statements in the Registration Statement or Prospectus not misleading and (y) the Company shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference if the Board of Directors determines in its good faith judgment, after consultation with counsel, that such amendment would reasonably be expected to have a material adverse effect on any proposal or plan of the Company to effect a merger, acquisition, disposition, financing, reorganization, recapitalization or similar transaction, in each case that is material to the Company (in case of each clause (x) and (y), a “Suspension Period”); provided that (A) the duration of all Suspension Periods may not exceed one hundred and twenty (120) days in the aggregate in any 12-month period and (B) the Company shall use its commercially reasonable efforts to amend the Registration Statement and/or Prospectus to correct such untrue statement or omission as soon as reasonably practicable.

(d)           Holder Underwritten Offering.

(i)           At any time after the first anniversary of this Agreement one or more Electing Holders holding at least 25% of the outstanding Registrable Securities may request that the Company effect an underwritten takedown under the Shelf Registration Statement of at least $50 million in Registrable Securities, based on the closing market price on the trading day immediately prior to the initial request of the Electing Holders.  Within five (5) business days of receipt of such request, the Company shall notify all other Holders of such request and shall (except as provided in clause (iii) below) include in such Holder Underwritten Offering all Registrable Securities requested to be included therein by Holders who respond within five (5) Business Days of the Company’s notification described above (such Holders who are not Electing Holders shall participate in the Holder Underwritten Offering only if they also become Electing Holders).

(ii)           For any Holder Underwritten Offering, the managing underwriter or underwriters shall be selected by Electing Holders participating in such offering holding a majority of the Registrable Securities to be disposed of pursuant to such offering and shall be reasonably acceptable to the Company.

(iii)           If the managing underwriter or underwriters for the Holder Underwritten Offering advise the Company that in their reasonable opinion the number of securities requested to be included in such underwritten offering takedown exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company shall include in such Holder Underwritten Offering the number which can be so sold in the following order of priority: (A) first, the securities requested to be included by the Electing Holders (pro rata among the holders of such securities on the basis of the number of securities requested to be included therein by each such holder), (B) second, the securities requested to be included in such Holder Underwritten Offering by holders exercising piggyback registration rights (pro rata among the holders of such securities on the basis of the number of securities requested to be included therein by each such holder), (C)  third, the securities the Company proposes to sell, (D) fourth, other securities requesting to be included in such Holder Underwritten Offering (pro rata among the holders of such securities on the basis of the number of securities requested to be included therein by each such holder).

(iv)           The company shall not be required to effect a Holder Underwritten Offering: (A) more than once in any twelve (12) month period or (B) if it shall have already made three (3) Holder Underwritten Offerings pursuant to this Agreement.

4.           Piggyback Takedowns.

(a)           Right to Piggyback.  If the Company proposes to undertake the marketing of a registered underwritten offering of its Common Stock for its own account (other than a Registration Statement on Form S-4 or S-8 or a Registration Statement connection with a rights offering) or for the account of any other stockholder or stockholders of the Company not party hereto (the “Requesting Holders”), the Company shall give prompt written notice of its intention to effect such offering (a “Piggyback Takedown”) to all Holders of Registrable Securities.  In the case of a Piggyback Takedown that is an offering under a Shelf Registration, such notice shall be given not less than five (5) Business Days prior to the expected date of commencement of marketing efforts for such Piggyback Takedown.  In the case of a Piggyback Takedown that is an offering under a Registration Statement that is not a Shelf Registration, such notice shall be given not less than five (5) Business Days prior to the expected date of filing of such Registration Statement.  The Company shall, subject to the provisions of Section 0 below, include in such Piggyback Takedown, as applicable, all Registrable Securities with respect to which the Company has received written requests for inclusion therein on or before the date that is three (3) Business Days prior to the expected date of commencement of marketing efforts or the filing of the Registration Statement, as applicable.  Notwithstanding anything to the contrary contained herein, the Company may determine not to proceed with any Piggyback Takedown upon written notice to the Holders of Registrable Securities requesting to include their Registrable Securities in such Piggyback Takedown.

(b)           Priority on Piggyback Takedowns.

(i)  If a Piggyback Takedown is an underwritten primary registration on behalf of the Company, and the managing underwriters for a Piggyback Takedown advise the Company that in their reasonable opinion the number of securities requested to be included in such Piggyback Takedown exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company shall include in such Piggyback Takedown the number which can be so sold in the following order of priority: (A) first, the securities the Company proposes to sell, (B) second, securities requested to be included in such Piggyback Takedown by Holders exercising piggyback registration rights in accordance with this Agreement and Harbinger Holders exercising piggyback registration rights, in accordance with any agreement among such holders and the Company (pro rata among the holders of such securities on the basis of the number of securities requested to be included therein by each such holder), (C) third, securities requested to be included in such Piggyback Takedown by any other security holders exercising piggyback registration rights (pro rata among the holders of such securities on the basis of the number of securities requested to be included therein by each such holder) and (D) fourth, other securities requested to be included in such Piggyback Takedown (pro rata among the holders of such securities on the basis of the number of securities requested to be included therein by each such holder).

(ii)  If a Piggyback Takedown is an underwritten registration on behalf of one or more Requesting Holders, and the managing underwriters for a Piggyback Takedown advise the Company that in their reasonable opinion the number of securities requested to be included in such Piggyback Takedown exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company shall include in such Piggyback Takedown the number which can be so sold in the following order of priority: (A) first, the securities requested to be included by the Requesting Holders, (B) second, securities requested to be included in such Piggyback Takedown by Holders exercising piggyback registration rights in accordance with this Agreement (pro rata among the holders of such securities on the basis of the number of securities requested to be included therein by each such holder), (C)  third, securities requested to be included in such Piggyback Takedown by any other security holders exercising piggyback registration rights (pro rata among the holders of such securities on the basis of the number of securities requested to be included therein by each such holder), (D) fourth, the securities the Company proposes to sell, and (E) fifth, other securities requested to be included in such Piggyback Takedown (pro rata among the holders of such securities on the basis of the number of securities requested to be included therein by each such holder).

(c)           Selection of Underwriters.  Except as otherwise provided in any agreement between the Company and Requesting Holders, the Company will have the sole right to select the investment banker(s) and manager(s) for any Piggyback Takedown.

5.           Holdback in Connection with a Piggyback Takedown.

In connection with any Piggyback Takedown or Holder Underwritten Offering, no Holder who Beneficially Owns five percent (5%) or more of the outstanding shares of Common Stock on as converted basis who was provided with the notice called for by Section 4(a) hereof, shall, except as part of the Piggyback Takedown and subject to reasonable and customary exceptions, effect any sale or distribution of equity securities of the Company, as applicable, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to and the 90-day period beginning on the date of pricing of such Piggyback

Takedown (the “Holdback Period”), (i) unless the Company and the underwriters managing the Piggyback Takedown otherwise agree, and (ii) only if such Holdback Period is applicable on substantially similar terms to the Company and the executive officers and directors of the Company.  If (x) the Company issues an earnings release or other material news or a material event relating to the Company and its subsidiaries occurs during the last 17 days of the Holdback Period or (y) prior to the expiration of the Holdback Period, the Company announces that it will release earnings results during the 16-day period beginning upon the expiration of the Holdback Period, then to the extent necessary for a managing or co-managing underwriter of an underwritten offering required hereunder to comply with FINRA Rule 2711(f)(4), the Holdback Period shall be extended until 18 days after the earnings release or the occurrence of the material news or event, as the case may be (such period the “Holdback Extension”).  The Company may impose stop-transfer instructions with respect to its securities that are subject to the forgoing restriction until the end of such period, including any period of Holdback Extension.  Each Holder who was offered the opportunity to sell Registrable Securities in connection with such Piggyback Takedown or Holder Underwritten Offering agrees to execute a lock-up agreement in favor of the Company’s underwriters to such effect, subject to reasonable and customary exceptions, and other exceptions as may be agreed by the Holders and the underwriters that are reasonably acceptable to the Company, and, in any event, that the Company’s underwriters in any relevant Piggyback Takedown or Holder Underwritten Offering shall be third party beneficiaries of this Section 5.

6.           Registration Procedures.

(a)           Obligations of the Company.  Whenever registration of Registrable Securities has been requested pursuant to Section 3 or Section 4 hereof, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof and the following provisions shall apply in connection therewith:

(i)           No Holder shall be entitled to be named as a selling securityholder in the Registration Statement as of the time of its initial effectiveness or at any time thereafter, and no Holder shall be entitled to use the Prospectus for resales of Registrable Securities at any time, unless such Holder has become an “Electing Holder” by returning a duly completed and signed Notice and Questionnaire to the Company by the deadline for response set forth therein (or the Holder has delivered a Notice and Questionnaire after the deadline for response and the Company has named such Holder as a selling securityholder in the Registration Statement) and has provided any other information reasonably requested in writing by the Company.

(ii)           Each Electing Holder agrees to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished by such Electing Holder to the Company or of the occurrence of any event in either case as a result of which any Prospectus relating to such registration contains or would contain an untrue statement of a material fact regarding such Electing Holder or such Electing Holder’s intended method of disposition of such Registrable Securities or omits to state any material fact regarding such Electing Holder or such Electing Holder’s intended method of disposition of such Registrable Securities required to be stated therein or necessary to make the statements therein not misleading, and promptly to furnish to the Company (i) any additional information required to correct and update any previously furnished information or required so that such Prospectus shall not contain, with respect to such Electing Holder or the disposition of such Registrable Securities, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) any other information regarding such Electing Holder and the distribution of such Registrable Securities as may be required to be disclosed in any Registration Statement under applicable law, pursuant to Commission comments or as the Company may request from time to time in writing.

(b)           Additional Obligations of the Company.  The Company shall:

(i)           before filing a Registration Statement or a Prospectus or any amendments or supplements thereto in connection with any Piggyback Takedown, at the Company’s expense, furnish to the Electing Holders upon written request from such Electing Holder whose securities are covered by the Registration Statement, copies of all such documents, other than documents that are incorporated by reference and that are publicly available through the Commission’s EDGAR system, proposed to be filed, and provide Counsel to such Holders a reasonable opportunity to review and comment on such documents;

(ii)           notify each Electing Holder of Registrable Securities whose securities are covered by the Registration Statement of the filing and effectiveness of the Registration Statement and prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period ending on the date on which all Registrable Securities have been sold under the Registration Statement applicable to such Shelf Registration or have otherwise ceased to be Registrable Securities and notify each Electing Holder of the filing and effectiveness of such amendments and supplements, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(iii)           furnish to each Electing Holder selling Registrable Securities without charge, such number of copies of the applicable Registration Statement, each amendment and supplement thereto, each Prospectus prepared in connection with such Registration Statement (including each preliminary Prospectus, final Prospectus, and any other Prospectus (including any Prospectus filed under Rule 424, Rule 430A or Rule 430B promulgated under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act)), all exhibits and other documents filed therewith and such other documents as such seller may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such Holder, and upon request, a copy of any and all transmittal letters or other correspondence to or received from, the Commission or any other governmental authority relating to such offer;

(iv)           use its commercially reasonable efforts to:  (A)  register or qualify, or obtain exemption from registration or qualification for, such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any seller reasonably requests, (B)  keep such registration, qualification or exemption in effect for so long as such Registration Statement remains in effect and (C)  do any and all other acts and things which may be reasonably necessary or advisable to enable such Electing Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Electing Holder (provided that the Company shall not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction);

(v)           notify each Electing Holder selling Registrable Securities at any time when a Prospectus relating to the applicable Registration Statement is required to be delivered under the Securities Act:

(A)           as promptly as practicable upon discovery that, or upon the happening of any event as a result of which, such Registration Statement, or the Prospectus or Free Writing Prospectus relating to such Registration Statement, or any document incorporated or deemed to be incorporated therein by reference contains an untrue statement of a material fact or omits any fact necessary to make the statements in the Registration Statement, the Prospectus or Free Writing Prospectus relating thereto not misleading or otherwise requires the making of any changes in such Registration Statement, Prospectus, Free Writing Prospectus or document, and, at the request of any such Electing Holder and subject to the Company’s ability to declare Suspension Periods pursuant to Section 0, the Company shall promptly prepare a supplement or amendment to such Prospectus or Free Writing Prospectus, furnish a reasonable number of copies of such supplement or amendment to each such seller of such Registrable Securities, and file such supplement or amendment with the Commission so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus or Free Writing Prospectus as so amended or supplemented shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading,

(B)           as promptly as practicable after the Company becomes aware of any request by the Commission or any Federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or Free Writing Prospectus covering Registrable Securities or for additional information relating thereto,

(C)           as promptly as practicable after the Company becomes aware of the issuance or threatened issuance by the Commission of any stop order suspending or threatening to suspend the effectiveness of a Registration Statement covering the Registrable Securities or

(D)           as promptly as practicable after the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any Registrable Security for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose;

(vi)           use its commercially reasonable efforts to cause all Registrable Securities to be listed on The New York Stock Exchange or such other securities exchange on which the Company’s Common Stock is then listed so listed;

(vii)           provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities from and after the effective date of the applicable Registration Statement;

(viii)           provide Counsel to the Holders a reasonable opportunity to review and comment upon any Registration Statement and any Prospectus supplements;

(ix)           in the event of the issuance or threatened issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction, use its commercially reasonable efforts promptly to (A) prevent the issuance of any such stop order, and in the event of such issuance, to obtain the withdrawal of such order and (B) obtain, at the earliest practicable date, the withdrawal of any order suspending or preventing the use of any related Prospectus or Free Writing Prospectus or suspending qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction;

(x)           if requested by any participating Electing Holder promptly include in a Prospectus supplement or amendment such information as the Holder may reasonably request, including in order to permit the intended method of distribution of such securities, and make all required filings of such Prospectus supplement or such amendment as soon as reasonably practicable after the Company has received such request;

(xi)           in the case of certificated Registrable Securities, cooperate with the participating Holders of Registrable Securities and the managing underwriters to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities sold pursuant to a Shelf Registration Statement;

(xii)           cause the Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities, as may be reasonably necessary by virtue of the business and operations of the Company to enable the seller or sellers of Registrable Securities to consummate the disposition of such Registrable Securities;

(xiii)           in the case of a Holder Underwritten Offering, enter into an underwriting agreement in customary form and reasonably satisfactory to the Company and perform its obligations thereunder and take such other commercially reasonable actions as are required in order to expedite or facilitate each disposition of Registrable Securities included in such Holder Underwritten Offering (including causing appropriate officers to attend and participate in “road shows” and other informational meetings organize by the underwriters), and causing counsel to the Company to deliver customary legal opinions in connection with any such underwriting agreements;

(xiv)           provide a CUSIP number for all Registrable Securities not later than the effective date of the Shelf Registration Statement;

(xv)           make available at reasonable times for inspection by any seller of Registrable Securities, any managing underwriter participating in any disposition of such Registrable Securities pursuant to the Shelf Registration Statement, Counsel to the Holders and any attorney, accountant or other agent retained by the selling Holder or any managing underwriters (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s and its subsidiaries’ officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspector in connection with such Registration Statement.  Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors (and the Inspectors shall confirm their agreement in writing in advance to the Company if the Company shall so request) unless (A) the disclosure of such Records is necessary, in the Inspector’s judgment and with the concurrence of counsel to the Company, to avoid or correct a misstatement or omission in the Registration Statement, (B) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after exhaustion of all appeals therefrom or (C) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Company or has been made generally available to the public.  Each seller of Registrable Securities agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction or by any other person, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(xvi)           in the case of a Holder Underwritten Offering, use its commercially reasonable efforts to obtain a “comfort” letter or letters, dated as of such date or dates as the Counsel to the Holders or the managing underwriters reasonably requests, from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “comfort” letters as Counsel to the Holders or any managing underwriter reasonably requests;

(xvii)           in the case of a Holder Underwritten Offering, furnish, at the request of any managing underwriter for such offering an opinion with respect to legal matters and a negative assurance letter with respect to disclosure matters, dated as of each closing date of such offering of counsel representing the Company for the purposes of such registration, addressed to the underwriters, covering such matters with respect to the registration in respect of which such opinion and letter are being delivered as the underwriters, may reasonably request and are customarily included in such opinions and negative assurance letters;

(xviii)           in the case of a Holder Underwritten Offering, use its commercially reasonable efforts to cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter and its counsel (including any “qualified independent underwriter,” if applicable) that is (A) required or requested by FINRA in order to obtain written confirmation from FINRA that FINRA does not object to the fairness and reasonableness of the underwriting terms and arrangements (or any deemed underwriting terms and arrangements) relating to the resale of Registrable Securities pursuant to the Shelf Registration Statement, including, without limitation, information provided to FINRA through its COBRADesk system or (B) required to be retained in accordance with the rules and regulations of FINRA;

(xix)           if requested by the managing underwriters, if any, or by any Holder of Registrable Securities being sold in a Holder Underwritten Offering, promptly incorporate in a Prospectus supplement or post-effective amendment to the Shelf Registration Statement such information as the managing underwriters, if any, or such Holders indicate relates to them or that they reasonably request be included therein;

(xx)           within the deadlines specified by the Securities Act and the rules promulgated thereunder, make all required filings of all Prospectuses and Free Writing Prospectuses with the Commission; and

(xxi)           within the deadlines specified by the Securities Act and the rules promulgated thereunder, make all required filing fee payments in respect of any Registration Statement or Prospectus used under this Agreement (and any offering covered thereby).

(c)           Seller Requirements.  In connection with any offering under any Registration Statement under this Agreement, each Electing Holder (i) shall promptly furnish to the Company in writing such information with respect to such Holder and the intended method of disposition of its Registrable Securities as the Company may reasonably request or as may be required by law or regulations for use in connection with any related Registration Statement or Prospectus (or amendment or supplement thereto) and all information required to be disclosed in order to make the information previously furnished to the Company by such Holder not contain a material misstatement of fact or necessary to cause such Registration Statement or Prospectus (or amendment or supplement thereto) not to omit a material fact with respect to such Holder necessary in order to make the statements therein not misleading; (ii) shall comply with the Securities Act and the Exchange Act and all applicable state securities laws and comply with all applicable regulations in connection with the registration and the disposition of the Registrable Securities; and (iii) shall not use any Free Writing Prospectus without the prior written consent of the Company.  If any Electing Holder of Registrable Securities fails to provide such information required to be included in such Registration Statement by applicable securities laws or otherwise necessary or desirable in connection with the disposition of such Registrable Securities in a timely manner after written request therefor, the Company may exclude such Electing Holder’s Registrable Securities from a registration under Sections 3 or 4 hereof.

Each Person that has securities registered for resale on a Registration Statement filed hereunder agrees that, prior to each disposition of securities pursuant to a Registration Statement filed hereunder, it shall give the Company three (3) Business Day’s notice of its intention to make such disposition and that upon receipt of any notice contemplated in Section 3(c), such Person will forthwith discontinue the disposition of its Registrable Securities pursuant to the applicable Registration Statement.

7.           Registration Expenses.  All Registration Expenses shall be borne by the Company.  All Selling Expenses relating to Registrable Securities registered shall be borne by the Holders of such Registrable Securities pro rata on the basis of the number of Registrable Securities sold.

8.           Indemnification; Contribution.

(a)           Indemnification by the Company.  The Company agrees to indemnify and hold harmless each Holder, its partners, directors, officers, employees, agents, trustees and each Person who controls such Holder from and against any and all losses, claims, damages, liabilities and expenses, or any action or proceeding in respect thereof (including any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, whether or not the indemnified party is a party to any proceeding) (each, a “Liability” and collectively, “Liabilities”), arising out of or based upon (a) any untrue, or allegedly untrue, statement of a material fact contained in any Disclosure Package, any Registration Statement, any Prospectus, or in any amendment or supplement thereto, and (b) the omission or alleged omission to state in any Disclosure Package, any Registration Statement, any Prospectus, or in any amendment or supplement thereto any material fact required to be stated therein or necessary to make the statements therein not misleading under the circumstances in which such statements were made; provided, however, that the Company shall not be held liable in any such case to the extent that any such Liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission contained in such Disclosure Package, Registration Statement, Prospectus, or such amendment or supplement thereto in reliance upon and in conformity with information concerning such Holder furnished in writing to the Company by or on behalf of such Holder expressly for inclusion therein, including, without limitation, the information furnished to the Company pursuant to Sections 6(a) and 6(c) hereof.  The Company shall also provide customary indemnities to any underwriters of the Registrable Securities, their officers, directors and employees and each Person who controls such underwriters (within the meaning of Section 15 of the Securities Act) to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities.

(b)           Indemnification by Holders.  In connection with any offering in which a Holder is participating pursuant to Section 3 or 4 hereof, such Holder agrees severally (and not jointly) to indemnify and hold harmless the Company and each other Holder and their respective partners, directors, officers, managers, employees, agents, trustees, the other Holders, any underwriter retained by the Company and each Person who controls the Company, the other Holders or such underwriter (within the meaning of Section 15 of the Securities Act) to the same extent as the foregoing indemnity from the Company to the Holders (including indemnification of their respective partners, directors, officers, Affiliates, stockholders, members, employees, trustees and controlling Persons), but only to the extent that Liabilities arise out of or are based upon a statement or alleged statement or an omission or alleged omission that was made in reliance upon and in conformity with information with respect to such Holder furnished in writing to the Company by or on behalf of such Holder expressly for use in such Disclosure Package, Registration Statement, Prospectus, or such amendment or supplement thereto, including, without limitation, the information furnished to the Company pursuant to Sections 6(a) and (6(c) hereof; provided, however, that the aggregate amount to be indemnified by any Holder pursuant to this Section 8(b) and contributed by any Holder pursuant to Section 8(d) shall be limited to the net proceeds (after deducting underwriters’ discounts and commissions) received by such Holder in the offering to which such Disclosure Package, Registration Statement, Prospectus or such amendment or supplement thereto relates.

(c)           Conduct of Indemnification Proceedings.  Any Person entitled to indemnification or contribution hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure).  If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party.  Each Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the reasonable and documented out-of-pocket fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay such fees and expenses, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and such parties have been advised by such counsel that either (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party.  In any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not be liable for the reasonably incurred and documented out-of-pocket fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Parties and all such reasonably incurred and documented out-of-pocket fees and expenses shall be reimbursed as incurred.  No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld.  No Indemnifying Party shall, without the consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is or may be a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.

(d)           Contribution.  If the indemnification provided for in this Section 8 from the Indemnifying Party is unavailable to an Indemnified Party hereunder or insufficient to hold harmless an Indemnified Party in respect of any Liabilities referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Liabilities, as well as any other relevant equitable considerations.  The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 8(a), 8(b) and 8(c) hereof, any documented out-of-pocket legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided, that the aggregate amount to be contributed by any Holder pursuant to this Section 8(d) and indemnified by such Holder pursuant to Section 8(b) shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Holder in the offering.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11 of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

9.           Participation in Underwritten Offering/Sale of Registrable Securities.  No Person may participate in any underwritten offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements in customary form entered into pursuant to this Agreement and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, that the Holders included in any underwritten registration shall make only those representations and warranties to the Company or the underwriters as are customary for similar transactions and such other representations and warranties that the underwriters may reasonably request that are agreed by any such Holder.

10.           Rule 144.  With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 promulgated under the Securities Act the Company covenants that for so long as the Company is subject to the reporting requirements of the Exchange Act it will use its commercially reasonable efforts to (i) file all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder, (ii) make available information necessary to comply with Rule 144 at all times, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144 and (iii) deliver, upon the reasonable request of any Holder of Registrable Securities, a written certification to such Holder as to whether the Company has complied with the information requirements of Rule 144.  If at any time the Company is not subject to the reporting requirements of the Exchange Act, it will make available other information as required by, and so long as necessary to permit sales of Registrable Securities pursuant to, Rule 144 or Rule 144A.

11.           Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of Holders beneficially owning not less than a majority of the then outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include such securities in the Shelf Registration Statement unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such Shelf Registration Statement only to the extent that the inclusion of its securities will not reduce the amount of Registrable Securities of the Holders that are included on such Shelf Registration Statement.

12.           Miscellaneous.

(a)           Stock Splits, etc.   The provisions of this Agreement shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations recapitalizations and the like occurring after the date hereof.

(b)           No Inconsistent Agreements.  The Company shall not enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Holders in this Agreement and shall take all commercially reasonable efforts to amend any agreements existing as of the date hereof so that such agreements shall not be inconsistent with the rights granted to the Holders in this Agreement.

(c)           Amendments and Waivers.  This Agreement may be amended with the consent of the Company and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained a written consent to such amendment, action or omission to act of the Holders of at least a majority of the Registrable Securities then outstanding, provided however, that any modification, alteration, waiver or change that has a disproportionate and adverse effect on any right of any Holder under this Agreement shall not be effective against such Holder without the prior written consent of such Holder.

No waiver of any terms or conditions of this Agreement shall operate as a waiver of any other breach of such terms and conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. No written waiver hereunder, unless it by its own terms explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provisions being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.  The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms.

(d)           Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be made by registered or certified first-class mail, return receipt requested, telecopy, electronic transmission, courier service or personal delivery:

(i)             If to the Company:

450 Park Avenue, 27th Floor
New York, NY 10022
Telecopy: (212) 906-8559
Attention: Chief Financial Officer

With a copy to (which shall not constitute notice hereunder):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Telecopy: (212) 757-3990
Attention:   Jeffery D. Marell
                     Kelley D. Parker
                     Raphael M. Russo

(ii)
If to any Holder, at its address as it appears in the Notice and Questionnaire of such Holder delivered to the Company or, prior to the delivery of a Notice and Questionnaire, at the Holder’s address as it appears in the records of the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied or electronically transmitted.  Any party may by notice given in accordance with this Section 12(d) designate another address or Person for receipt of notices hereunder.

(e)           Successors and Assigns: Third Party Beneficiaries.  This Agreement shall inure, as hereinafter provided, to the benefit of and be binding upon the successors and permitted assigns of each of the parties, including each Holder of any Registrable Securities, who executes a Joinder in the form attached as Annex B hereto, provided that nothing herein shall be deemed to permit any assignment, transfer or other disposition of Registrable Securities in violation of the terms of the Certificate of Designation, applicable law and any applicable agreement.  If any transferee of any Holder shall acquire Registrable Securities, in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to and benefit from all of the terms of this Agreement, and by taking and holding such Registrable Securities, such person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement and such person shall be entitled to receive the benefits hereof.

(f)           Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(g)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(h)           Jurisdiction.  Any action or proceeding against any party hereto relating in any way to this Agreement or the transactions contemplated hereby may be brought and enforced in any United States federal court or New York State Court located in the Borough of Manhattan in The City of New York, and each party, on behalf of itself and its respective successors and assigns, irrevocably consents to the jurisdiction of each such court in respect of any such action or proceeding.  Each party, on behalf of itself and its respective successors and assigns, irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to such person or entity at the address for such person or entity set forth in Section 12(d) hereof of this Agreement or such other address such person or entity shall notify the other in writing.  The foregoing shall not limit the right of any person or entity to serve process in any other manner permitted by law or to bring any action or proceeding, or to obtain execution of any judgment, in any other jurisdiction.

Each party, on behalf of itself and its respective successors and assigns, hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising under or relating to this Agreement or the transactions contemplated hereby in any court located in the Borough of Manhattan in The City of New York.  Each party, on behalf of itself and its respective successors and assigns, hereby irrevocably waives any claim that a court located in the State of New York is not a convenient forum for any such action or proceeding.

Each party, on behalf of itself and its respective successors and assigns, hereby irrevocably waives, to the fullest extent permitted by applicable United States federal and state law, all immunity from jurisdiction, service of process, attachment (both before and after judgment) and execution to which he might otherwise be entitled in any action or proceeding relating in any way to this Agreement or the transactions contemplated hereby in the courts of the State of New York, of the United States or of any other country or jurisdiction, and hereby waives any right he might otherwise have to raise or claim or cause to be pleaded any such immunity at or in respect of any such action or proceeding.

(i)           WAIVER OF JURY TRIAL.  EACH PARTY, ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS AND ASSIGNS, HEREBY IRREVOCABLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL

BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BY CONTRACT, TORT OR OTHERWISE) BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(j)           Remedies.  The Company acknowledges that the obligations imposed on it in this Agreement are special, unique and of an extraordinary character, and irreparable damages, for which money damages, even if available, would be an inadequate remedy, would occur in the event that the Company does not perform the provisions of this Agreement in accordance with its specified terms or otherwise breaches such provisions.  Therefore, the Holders shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled, at law or in equity, including without limitation money damages.

(k)           Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired.

(l)           Rules of Construction.  Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.  Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(m)           Entire Agreement.  This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein.  There are no restrictions, promises, representations, warranties or undertakings with respect to the subject matter contained herein, other than those set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

(n)           Further Assurances.  Each of the parties shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

(o)           Other Agreements.  Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under, or any restrictions on the transfer of Registrable Securities or other securities of the Company imposed by, any other agreement.

(p)           Termination.  This Agreement shall terminate when all shares that were Registrable Securities cease to be Registrable Securities, provided that the indemnification and contribution provisions of Section 8 shall survive such termination.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Registration Rights Agreement on the date first written above.

COMPANY:

HARBINGER GROUP INC.

By:
Name:
Title:

CF TURUL LLC

By:
Name:
Title:

PROVIDENCE TMT DEBT OPPORTUNITY FUND II, L.P.

By:
Name:
Title:

PECM STRATEGIC FUNDING L.P.

By:
Name:
Title:

WILTON RE HOLDINGS LIMITED

By:
Name:
Title:

Annex A

Notice and Questionnaire

The undersigned beneficial holder of Series A Convertible Preferred Stock (the “Series A Shares”) of Harbinger Group Inc. (the “Company”) and/or common stock, par value $0.01 per share, of the Company (including common stock issuable upon the conversion of the Series A Shares) which are Registrable Securities understands that the Company intends to file or has filed with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Shelf Registration Statement”) for the registration and resale under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of the Registrable Securities, in accordance with the terms of the registration rights agreement (the “Registration Rights Agreement”), among the Company and the Holders named therein. A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Registration Rights Agreement.

Each beneficial holder of Registrable Securities (each a “beneficial owner”) is entitled to the benefits of the Registration Rights Agreement. In order to sell, or otherwise dispose of, any Registrable Securities pursuant to the Shelf Registration Statement, a beneficial owner of Registrable Securities generally will be required to be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers of Registrable Securities and be bound by those provisions of the Registration Rights Agreement applicable to such beneficial owner (including certain indemnification provisions as described below).  Beneficial owners that do not complete this Notice and Questionnaire and deliver it to the Company as provided below will not be named as selling securityholders in the prospectus and, therefore, will not be permitted to sell any Registrable Securities pursuant to the Shelf Registration Statement.

Certain legal consequences arise from being named as a selling securityholder in the Shelf Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities legal counsel regarding the consequences of being named or not being named as a selling securityholder in the Shelf Registration Statement and the related prospectus.

NOTICE

The undersigned beneficial owner (the “Selling Securityholder”) of Registrable Securities hereby gives notice to the Company of its intention to sell or otherwise dispose of Registrable Securities beneficially owned by it and listed below in Item 3 (unless otherwise specified under such Item 3) pursuant to the Shelf Registration Statement. The undersigned, by signing and returning this Notice and Questionnaire, understands that it will be bound by the terms and conditions of this Notice and Questionnaire and the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, the undersigned has agreed to indemnify and hold harmless the Company’s directors and officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from and against certain losses arising in connection with statements concerning the undersigned that are made in the Shelf Registration Statement or the related prospectus in reliance upon the information provided in this Notice and Questionnaire.

If the Selling Securityholder transfers all or any portion of the Registrable Securities listed in Item 3 below after the date on which such information is provided to the Company, the Selling Securityholder agrees to notify the transferee(s) at the time of the transfer of its rights and obligations under this Notice and Questionnaire and the Registration Rights Agreement.

QUESTIONNAIRE

Please respond to every item, even if your response is “none.” If you need more space for any response, please attach additional sheets of paper. Please be sure to indicate your name and the number of the item being responded to on each such additional sheet of paper, and to sign each such additional sheet of paper before attaching it to this Questionnaire. Please note that you may be asked to answer additional questions depending on your responses to the following questions.

If you have any questions about the contents of this Questionnaire or as to who should complete this Questionnaire, please contact the Chief Financial Officer of the Company at telephone number:  (212) 906-8555.

The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate and complete:

1.	Your Identity and Background as the Beneficial Owner of the Registrable Securities.

(a)           Your full legal name:

(b)	Your business address (including street address) (or residence if no business address), telephone number and facsimile number:

Address:

Telephone No.:

Fax No.:

(c)	Are you a broker-dealer registered pursuant to Section 15 of the Exchange Act?

☐	Yes.

☐	No.

(d)	If your response to Item 1(c) above is no, are you an “affiliate” of a broker-dealer registered pursuant to Section 15 of the Exchange Act?

☐	Yes.

☐	No.

For the purposes of this Item 1(d), an “affiliate” of a registered broker-dealer includes any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such broker-dealer, and does not include any individuals employed by such broker-dealer or its affiliates.

(e)
Full legal name of the person, if any, through which you hold the Registrable Securities (i.e., name of your broker or the DTC participant, if applicable, through which your Registrable Securities are held):

Name of Broker:

DTC No.:

Contact person:

Telephone No.:

2.	Your Relationship with the Company.

(a)
Have you or any of your affiliates, officers, directors or principal equity holders (owners of 5% or more of the equity securities of the undersigned) held any position or office or have you had any other material relationship with the Company (or its predecessors or affiliates) within the past three years?

☐	Yes.

☐	No.

(b)	If your response to Item 2(a) above is yes, please state the nature and duration of your relationship with the Company:

3.	Your Interest in the Registrable Securities.

(a)	State the type and amount of Registrable Securities beneficially owned by you:

(b)	Other than as set forth in your response to Item 3(a) above, do you beneficially own any other securities of the Company?

☐	Yes.

☐	No.

(c)	If your answer to Item 3(b) above is yes, state the type and the aggregate amount of such other securities of the Company beneficially owned by you:

Type:

Aggregate amount:

(d)	Did you acquire the securities listed in Item 3(a) above in the ordinary course of business?

☐	Yes.

☐	No.

(e)	At the time of your purchase of the securities listed in Item 3(a) above, did you have any agreements or understandings, direct or indirect, with any person to distribute the securities?

☐	Yes.

☐	No.

(f)	If your response to Item 3(e) above is yes, please describe such agreements or understandings:

4.	Nature of your Beneficial Ownership.

(a)	Check if the beneficial owner set forth in your response to Item 1(a) is any of the below:

(i)	A reporting company under the Exchange Act. ☐

(ii)	A majority-owned subsidiary of a reporting company under the Exchange Act. ☐

(iii)	A registered investment fund under the 1940 Act. ☐

(b)	If the beneficial owner of the Registrable Securities set forth in your response to Item 1 (a) above is a limited partnership, state the names of the general partner(s) of such limited partnership:

(i)
With respect to each general partner listed in Item 4(b) above who is not a natural person and is not publicly-held, name each shareholder (or holder of partnership interests, if applicable) of such general partner. If any of these named shareholders are not natural persons or publicly-held entities, please provide the same information. This process should be repeated until you reach natural persons or a publicly-held entity.

(c)
Name your controlling shareholder(s) (the “Controlling Entity”). If the Controlling Entity is not a natural person and is not a publicly-held entity, name each shareholder of such Controlling Entity. If any of these named shareholders are not natural persons or publicly-held entities, please provide the same information. This process should be repeated until you reach natural persons or a publicly-held entity.

(i)	(A) Full legal name of Controlling Entity(ies) or natural person(s) who has/have sole or shared voting or dispositive power over the Registrable Securities:

(B) Business address (including street address) (or residence if no business address), telephone number and facsimile number of such person(s):

Address:

Telephone No.:

Fax No.:

             (C) Name of shareholders:

(ii)	(A) Full legal name of Controlling Entity(ies):

(B) Business address (including street address) (or residence if no business address), telephone number and facsimile number of such person(s):

Address:

Telephone No.:

Fax No.:

(iii)	Name of shareholders:

5.	Plan of Distribution.

Except as set forth below, the undersigned Selling Securityholder intends to distribute the Registrable Securities listed above in Item (3) only as follows (if at all):  All or any portion of such Registrable Securities may be sold from time to time directly by the undersigned Selling Securityholder or, alternatively, through one or more underwriters, broker-dealers or agents.  Such Registrable Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices.  Such sales may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Registrable Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market, (iv) through the writing of options, whether such options are listed on an options exchange or otherwise, (v) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers, (vi) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (vii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account, (viii) an exchange distribution in accordance with the rules of the applicable exchange, (ix) privately negotiated transactions, (x) short sales, (xi) sales pursuant to Rule 144, (xii) with broker-dealers who may agree with the selling securityholder to sell a specified number of shares at a stipulated price per share, (xiii) in an underwritten offering, (xiv) a combination of any such methods of sale and (xv) any other method permitted pursuant to applicable law.  In connection with sales of the Registrable Securities or otherwise, the Selling Securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Registrable Securities in the course of hedging the positions they assume.  The Selling Securityholder may also sell Registrable Securities short and deliver Registrable Securities to close out such short positions, or loan or pledge Registrable Securities to broker-dealers that in turn may sell such Registrable Securities.

State any exceptions here:

Note: In no event will such method(s) of distribution take the form of an underwritten offering of the Registrable Securities except in accordance with the terms of the Registration Rights Agreement.

The undersigned acknowledges its obligation to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offering of Registrable Securities pursuant to the Registration Rights Agreement. The undersigned agrees that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

The undersigned beneficial owner and selling securityholder hereby acknowledges its obligations under the Registration Rights Agreement to indemnify and hold harmless certain persons as set forth therein. Pursuant to the Registration Rights Agreement, the Company has agreed under certain circumstances to indemnify the undersigned beneficial owner and selling securityholder against certain liabilities.

In accordance with the undersigned’s obligation under the Registration Rights Agreement to provide such information as may be required by law for inclusion in the Shelf Registration Statement, the undersigned agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Shelf Registration Statement remains effective.

All notices to the beneficial owner hereunder and pursuant to the Registration Rights Agreement shall be made in writing to the undersigned at the address set forth in Item 1(b) of this Notice and Questionnaire.

By signing below, the undersigned acknowledges that it is the beneficial owner of the Registrable Securities set forth herein, represents that the information provided herein is accurate, consents to the disclosure of the information contained in this Notice and Questionnaire and the inclusion of such information in the Shelf Registration Statement and the related prospectus. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Shelf Registration Statement and the related prospectus.

Once this Notice and Questionnaire is executed by the undersigned beneficial owner and received by the Company, the terms of this Notice and Questionnaire, and the representations and warranties contained herein, shall be binding on, shall inure to the benefit of and shall be enforceable by the respective successors, heirs, personal representatives and assigns of the Company and the undersigned beneficial owner. This Notice and Questionnaire shall be governed, adjudicated and enforced in accordance with terms of the Registration Rights Agreement.

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

NAME OF BENEFICIAL OWNER:

(Please Print)

Signature:

Date:

PLEASE RETURN THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE TO HARBINGER GROUP INC. AS FOLLOWS:

Harbinger Group Inc.
450 Park Avenue, 27th Floor
New York, NY 10022
Telecopy: 212-906-8559
Attention:  Chief Financial Officer

This Notice and Questionnaire must be returned in the manner and within the time period set forth in the Registration Rights Agreement in order to include Registrable Securities in such Shelf Registration Statement.

Annex B

FORM OF JOINDER

THIS JOINDER is made on the                           day of

BETWEEN

 (1)            [  ] of [  ] (the “New Party”);

AND

 (2) THE PERSONS WHOSE NAMES ARE SET OUT IN ANNEX A HERETO

(collectively, the “Current Parties” and individually, a “Current Party”);

AND

 (3) HARBINGER GROUP INC., (the “Company”).

WHEREAS a Registration Rights Agreement was entered into on May [ ], 2011 by and among, inter alia, certain of the Current Parties and the Company (the “Registration Rights Agreement”), a copy of which the New Party hereby confirms that it has been supplied with and acknowledges the terms therein.

NOW IT IS AGREED as follows:

1. In this Joinder, unless the context otherwise requires, words and expressions respectively defined or construed in the Registration Rights Agreement shall have the same meanings when used or referred to herein.

2. The New Party hereby accedes to and ratifies the Registration Rights Agreement and covenants and agrees with the Current Parties and the Company to be bound by the terms of the Registration Rights Agreement as a “Holder” and to duly and punctually perform and discharge all liabilities and obligations whatsoever from time to time to be performed or discharged by it under or by virtue of the Registration Rights Agreement in all respects as if named as a party therein.

3. The Company covenants and agrees that the New Party shall be entitled to all the benefits of the terms and conditions of the Registration Rights Agreement to the intent and effect that the New Party shall be deemed, with effect from the date on which the New Party executes this Joinder, to be a party to the Registration Rights Agreement as a “Holder.”

4. This Joinder shall hereafter be read and construed in conjunction and as one document with the Registration Rights Agreement and references in the Registration

 Rights Agreement to “the Agreement” or “this Agreement,” and references in all other instruments and documents executed thereunder or pursuant thereto to the Registration Rights Agreement, shall for all purposes refer to the Registration Rights Agreement incorporating and as supplemented by this Joinder.

5. THIS JOINDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

6.  Any action or proceeding against any party hereto relating in any way to this Joinder or the transactions contemplated hereby may be brought and enforced in any United States federal court or New York State Court located in the Borough of Manhattan in The City of New York, and each party, on behalf of itself and its respective successors and assigns, irrevocably consents to the jurisdiction of each such court in respect of any such action or proceeding.  Each party, on behalf of itself and its respective successors and assigns, irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to such person or entity at the address for such person or entity set forth in Section 120 of the Registration Rights Agreement or such other address such person or entity shall notify the other in writing.  The foregoing shall not limit the right of any person or entity to serve process in any other manner permitted by law or to bring any action or proceeding, or to obtain execution of any judgment, in any other jurisdiction.

Each party, on behalf of itself and its respective successors and assigns, hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising under or relating to this Joinder or the transactions contemplated hereby in any court located in the Borough of Manhattan in The City of New York.  Each party, on behalf of itself and its respective successors and assigns, hereby irrevocably waives any claim that a court located in the State of New York is not a convenient forum for any such action or proceeding.

Each party, on behalf of itself and its respective successors and assigns, hereby irrevocably waives, to the fullest extent permitted by applicable United States federal and state law, all immunity from jurisdiction, service of process, attachment (both before and after judgment) and execution to which he might otherwise be entitled in any action or proceeding relating in any way to this Joinder or the transactions contemplated hereby in the courts of the State of New York, of the United States or of any other country or jurisdiction, and hereby waives any right he might otherwise have to raise or claim or cause to be pleaded any such immunity at or in respect of any such action or proceeding.

7. Section 12(i) of the Registration Rights Agreement shall apply to this Joinder and shall be incorporated herein by reference.

8. The address of the undersigned for purposes of all notices under the Registration Rights Agreement is: [               ].

[NEW PARTY]

By:
Name:
Title:

Exhibit C

EXECUTION COPY

Harbinger Capital Partners Master Fund I, Ltd.
Harbinger Capital Partners Special Situations Fund, L.P.
Global Opportunities Breakaway Ltd.

May [ ], 2011

CF Turul LLC
c/o Fortress Investment Group LLC
1345 Avenue of the Americas, 46th Floor
New York, NY 10105
Attention:  Constantine M. Dakolias
Facsimile:  (212) 798-6099

PECM Strategic Funding L.P.
Providence TMT Debt Opportunity Fund II, L.P.
c/o Providence Equity Capital Markets, LLC
9 West 57th Street, Suite 4700
New York, NY 10019
Attention:  Michael E. Paasche; David Ren
Facsimile:  (212) 588-6701

Wilton Re Holdings Limited
Parlaville Place, 14 Par-la-Ville Road
Hamilton, Bermuda HM 08
Attn:  Chief Executive Officer
Fax:  (441) 295-6821
Re:  Tag-Along Rights

Ladies and Gentlemen:

Reference is hereby made to that certain Securities Purchase Agreement, dated as of May 12, 2011 (as amended or modified from time to time in accordance with its terms, the “Purchase Agreement”), by and among CF Turul LLC (the “Fortress Purchaser”), Wilton Re Holdings Limited (the “Wilton Purchaser”), PECM Strategic Funding L.P., Providence TMT Debt Opportunity Fund II, L.P. (and together with PECM Strategic Funding L.P., each a “PECM Purchaser” and collectively, the “PECM Purchasers”, and together with the Fortress Purchaser and the Wilton Purchaser, the “Purchasers”), and Harbinger Group Inc., a Delaware corporation (the “Company”), pursuant to which, on the date hereof, the Company has issued to the Purchasers, and the Purchasers have collectively purchased from the Company (such transaction, the “Preferred Sale”), in the aggregate, two hundred eighty thousand (280,000) shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”).

As an inducement to each of the Purchasers to consummate the Preferred Sale and as required pursuant to Sections 6.1, 6.2 and 6.3 of the Purchase Agreement, each of Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands limited company, Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership, and Global Opportunities Breakaway Ltd., a Cayman Islands limited company (together, the “Harbinger Stockholders”), hereby covenants and agrees, severally, and not jointly or jointly and severally, as follows:

1.
At any time prior to the achievement of the Public Float Hurdle (as defined in the Certificate of Designation (as defined in the Purchase Agreement)) and, with respect to each Purchaser, for so long as such Purchaser owns greater than seventy-five percent (75%) of the Preferred Stock purchased by such Purchaser on the date of the Closing (as defined in the Purchase Agreement) (provided, that any shares of Preferred Stock purchased by such Purchaser on the date of the Closing and subsequently sold pursuant to such Purchaser’s exercise of Tag-Along Rights (as defined below) shall be considered to still be held by such Purchaser for purposes of calculating such percentage), if the Harbinger Affiliates, individually or as a group (the “Proposed Sellers”), shall sell, assign, exchange, transfer or otherwise dispose of (each, a “Transfer”), (x) in one or a series of related transactions not involving a public offering (within the meaning of the Securities Act of 1933 (as amended, the “Securities Act”)) and that is not a sale to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act or (y) pursuant to a registered direct offering to one or more purchasers (other than to or through brokers, dealers, underwriters or market makers, in each case purchasing for resale to investors) in an aggregate amount greater than the lesser of $5 million and 1% of the shares the then outstanding shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), shares of Common Stock to a third party or third parties (other than any Harbinger Excluded Transferee (as defined below)) (a “Proposed Buyer”) (any such Transfer, a “Tag-Along Sale”), such Purchaser and any of its Permitted Transferees (as defined below) (each, a “Tag-Along Party” and, collectively, the “Tag-Along Parties”) shall each have the right and option (“Tag-Along Rights”), but not the obligation, to sell in such Tag-Along Sale a number of shares of Common Stock held by such Tag-Along Party (after giving effect to any conversion of Preferred Stock held by such Tag-Along Party) equal to the Requisite Percentage (as defined below) of all Common Stock held by such Tag Along Party (calculated assuming all Preferred Stock held by such Tag-Along Party is fully converted on a cashless basis (herein, an “as-converted basis”)), on the terms and conditions set forth in this letter agreement (this “Agreement”); provided, that, for the avoidance of doubt, no sale, assignment, exchange, transfer or other disposition of ownership interests in a Harbinger Affiliate (as defined below), if substantially all of the assets of such Harbinger Affiliate do not consist of an investment in the Common Stock, shall be deemed a Tag-Along Sale; provided, further, that the forgoing proviso shall not be utilized by any Harbinger Affiliate with the intent of circumventing the Tag-Along Rights granted hereunder.  As used in this Agreement, the term “Harbinger Excluded Transferee” means (i) any other Harbinger Affiliate and (ii) any partner, limited partner or member of any Harbinger Affiliate.  For the avoidance of doubt, except in the case of a distribution of Common Stock by a Harbinger Affiliate to any member, partner or limited partner thereof that is not a Harbinger Affiliate, no Harbinger Affiliate may Transfer any Common Stock to a Harbinger Excluded Transferee unless such Harbinger Excluded Transferee shall have agreed, prior to such Transfer, to be bound by the terms of this Agreement (on a several and not joint or joint and several basis) in the same manner and to the same extent as such Harbinger Affiliate and shall have signed a joinder hereto at such time.  As used in this Agreement, the term “Harbinger Affiliate” means, as of any date of determination, Harbinger Capital Partners LLC, a Delaware limited liability company, Harbinger Capital Partners II LP, a Delaware limited partnership and Philip A. Falcone, and any limited partnership, limited liability company, corporation or other entity that Harbinger Capital Partners LLC, Harbinger Capital Partners II LP, or Philip A. Falcone directly or indirectly manages, controls, is controlled by or is under common control with (other than the Company and its subsidiaries), and shall include the Harbinger Stockholders.  The Harbinger Stockholders signatory hereto are the only Harbinger Affiliates holding shares of Common Stock as of the date hereof.

2.
The Proposed Sellers shall notify the Tag-Along Parties in writing of any proposed Tag-Along Sale at least twenty (20) days prior to the effective date of such proposed Tag-Along Sale (a “Tag-Along Notice”).  Any such Tag-Along Notice delivered to the Tag-Along Parties in connection with a proposed Tag-Along Sale shall set forth:  (i) the number of shares of Common Stock the Proposed Sellers are selling in connection with such Tag-Along Sale (the “Offered Tag-Along Sale Shares”), (ii) the identity of the Proposed Buyer in such Tag-Along Sale, (iii) the material terms and conditions of such proposed Tag-Along Sale (including the per share purchase price (or a reasonable estimate of the maximum and minimum per share purchase price)) (it being understood that the terms and conditions contained in the Tag-Along Notice shall be in all material respects (or all respects in the case of the amount, form and timing of payment of consideration) the same as, or not less favorable than, the terms and conditions applicable in the Tag-Along Sale to the Proposed Sellers with respect to the Offered Tag-Along Sale Shares and (iv) the proposed effective date of the proposed Tag-Along Sale.

3.
Each Tag-Along Party shall have the right to sell to the Proposed Buyer, upon the terms and conditions as set forth in the Tag-Along Notice, that number of shares of Common Stock equal to a percentage of the Offered Tag-Along Sale Shares determined by dividing (A) the total number of shares of Common Stock then owned by such Tag-Along Party by (B) the sum of (x) the total number of shares of Common Stock then owned by such Tag-Along Party and (y) the total shares of Common Stock owned by the Proposed Sellers and each other Tag-Along Party, in each case determined on an as-converted basis (the “Requisite Percentage”).  The Tag-Along Parties may exercise their Tag-Along Rights in connection with a Tag-Along Sale described in a Tag-Along Notice by delivery of a written notice (an “Election Notice”) to the Proposed Sellers within ten (10) days following receipt of a Tag-Along Notice from such Proposed Sellers (which Election Notice shall be irrevocable when given until the ninetieth (90th) day after the Tag-Along Notice (and revocable thereafter if the Tag-Along Sale does not close on such date)).  In the event that one or more of the Tag-Along Parties shall elect to exercise their Tag-Along Rights in connection with a proposed Tag-Along Sale, the number of Offered Tag-Along Sale Shares to be Transferred by the Proposed Sellers to the Proposed Buyer will be reduced by the applicable number of shares of Common Stock (determined on an as-converted basis) to be included in the Transfer by the Tag-Along Parties, and the Transfer to the Proposed Buyer will otherwise proceed in accordance with the terms of this Agreement and the Tag-Along Notice.  Any required conversion of Preferred Stock by a Tag-Along Party in connection with a Tag-Along Sale by such Tag-Along Party may be made concurrently with (and shall not be required to be made prior to), and be conditioned upon, the concurrent closing of the Tag-Along Sale.

4.
To the extent that the Tag-Along Parties have not provided the Proposed Sellers with an Election Notice within the time period specified in paragraph 3 above, the Proposed Sellers have shall have a period of ninety (90) days from delivery of such Tag-Along Notice in which to sell the Offered Tag-Along Sale Shares, upon terms and conditions (including the purchase price) that are not materially more favorable (in the aggregate) than those specified in the Tag-Along Notice.  In the event the Proposed Sellers do not consummate the sale or disposition of the Offered Tag Along Shares within such ninety (90) day period or if the terms and conditions of the Tag-Along Sale change in a manner that they become materially more favorable (in the aggregate) to the Proposed Sellers, then the Tag-Along Parties’ Tag-Along Rights shall continue to be applicable to any subsequent proposed disposition of the Offered Tag Along Shares by the Proposed Seller.  Furthermore, the exercise or non-exercise of the rights of the Tag-Along Parties under this Agreement to participate in Tag-Along Sales shall not adversely affect their rights to subsequently participate in Tag-Along Sales by the Proposed Sellers.

5.
In the event that the Tag-Along Parties shall timely elect to exercise Tag-Along Rights in connection with a proposed Tag-Along Sale, the Tag-Along Parties shall take, or cause to be taken, all commercially reasonable action, and do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective such Tag-Along Sale, including (i) together with the Proposed Seller, execute any purchase agreement or other certificates, instruments and other agreement required to exercise its conversion rights and consummate the proposed Transfer to the Proposed Buyer in accordance with the terms in the Tag-Along Notice, and (ii) use commercially reasonable efforts to obtain all necessary consents from third parties and take such other commercially reasonable actions as may be reasonably necessary to effectuate the intent of the foregoing.  At the closing of any such proposed Tag-Along Sale, the Tag-Along Parties shall deliver to the Proposed Buyer (A) such instruments of transfer as shall be reasonably requested by the Proposed Buyer with respect to the shares of Common Stock to be Transferred, against receipt of the payment therefor and (B) the Purchaser’s shares of Common Stock, free and clear of any liens. At the closing of any proposed Tag-Along Sale, the Proposed Buyer shall deliver payment for the shares of Common Stock purchased by such Proposed Buyer.

6.
In connection with any Tag-Along Sale, each Tag-Along Party shall receive for the sale of its shares of Preferred Stock its pro rata portion (determined on an as-converted basis) of the aggregate consideration paid by the Proposed Buyer.

7.
If at any time any Harbinger Affiliate proposes to purchase any shares of Preferred Stock (or any shares of Common Stock issued upon conversion of the Preferred Stock) from the Fortress Purchaser or any of its Permitted Transferees, as defined below (a “Fortress Sale”), each PECM Purchaser, the Wilton Purchaser and their respective Permitted Transferees (each, an “Additional Seller”) shall have the right, subject to the consummation of the Fortress Sale, to, concurrently with such Fortress Sale, sell to such Harbinger Affiliate (and such Harbinger Affiliate shall purchase) a pro rata percentage of the shares of Preferred Stock (or any shares of Common Stock issued upon conversion of the Preferred Stock) held by such Additional Seller at the same price and subject to the same terms and conditions as in the Fortress Sale, where such pro rata percentage is determined based on the number of shares of Common Stock subject to the Fortress Sale (calculated on an as converted basis) divided by the number of shares of Common Stock owned by the Fortress Purchaser and its Permitted Transferees (calculated on an as converted basis).

8.
The applicable Harbinger Affiliate shall notify each Additional Seller in writing of any proposed Fortress Sale at least twenty (20) days prior to the effective date of such proposed Fortress Sale (a “Fortress Sale Notice”).  Any such Fortress Sale Notice delivered in connection with a proposed Fortress Sale shall set forth:  (i) the number of shares of Preferred Stock (or shares of Common Stock issued upon conversion of the Preferred Stock) the Fortress Purchaser and its Permitted Transferees are selling in connection with such Fortress Sale, (ii) the material terms and conditions of such proposed Fortress Sale (including the per share purchase price (or a reasonable estimate of the maximum and minimum per share purchase price)) (it being understood that the terms and conditions contained in the Fortress Sale Notice shall be in all material respects (or all respects in the case of the amount, form and timing of payment of consideration) the same as, or not less favorable than, the terms and conditions applicable in the Fortress Sale to the applicable Harbinger Affiliate and (iii) the proposed effective date of the proposed Fortress Sale.

9.
The Additional Sellers may exercise their rights under Section 7 in connection with a Fortress Sale described in a Fortress Sale Notice by delivery of a written notice (an “Additional Seller Election Notice”) to the applicable Harbinger Affiliate within ten (10) days following receipt of a Fortress Sale Notice (which Election Notice shall be irrevocable when given until the ninetieth (90th) day after the Fortress Sale Notice (and revocable thereafter if the Fortress Sale does not close on such date)).

10.
To the extent that the Additional Sellers have not provided the applicable Harbinger Affiliate with an Additional Seller Election Notice within the time period specified in paragraph 9 above, the applicable Harbinger Affiliate shall have a period of ninety

(90) days from delivery of such Fortress Sale Notice to consummate the Fortress Sale, upon terms and conditions (including the purchase price) that are not materially more favorable (in the aggregate) than those specified in the Fortress Sale Notice.  In the event the applicable Harbinger Affiliate does not consummate the Fortress Sale within such ninety (90) day period or if the terms and conditions of the Fortress Sale change in a manner that they become materially more favorable (in the aggregate) to such Harbinger Affiliate, then the Additional Sellers' rights under Section 7 in connection with a Fortress Sale shall continue to be applicable to any subsequent proposed purchase by a Harbinger Affiliate of any shares of Preferred Stock (or any shares of Common Stock issued upon conversion of the Preferred Stock) from the Fortress Purchaser or any of its Permitted Transferees.  Furthermore, the exercise or non-exercise of the rights of the Additional Sellers under this Agreement to participate in any Fortress Sale shall not adversely affect their rights to subsequently participate in any future Fortress Sales.

11.
In the event that the Additional Sellers shall timely elect to exercise their rights in connection with a proposed Fortress Sale, the Additional Sellers shall take, or cause to be taken, all commercially reasonable action, and do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective the sale of their Preferred Stock (or shares of Common Stock issued upon conversion of the Preferred Stock), including (i)  together with the Fortress Purchaser or its Permitted Transferees and the Harbinger Affiliates party to such Fortress Sale, execute any purchase agreement or other certificates, instruments and other agreement required to exercise its conversion rights (if applicable) and consummate the proposed sale to the Harbinger Affiliate in accordance with the same terms in the Fortress Sale Notice, and (ii) use commercially reasonable efforts to obtain all necessary consents from third parties and take such other commercially reasonable actions as may be reasonably necessary to effectuate the intent of the foregoing.  At the closing of any such proposed sale, the Additional Sellers shall deliver to the applicable Harbinger Affiliate (A) such instruments of transfer as shall be reasonably requested by such Harbinger Affiliate with respect to the shares to be Transferred, against receipt of the payment therefor and (B) such Additional Seller's shares of Preferred Stock (or shares of Common Stock issued upon conversion of the Preferred Stock), free and clear of any liens. At the closing of any such sale, the applicable Harbinger Affiliate shall deliver payment for the shares of Preferred Stock (or shares of Common Stock issued upon conversion of the Preferred Stock) purchased by such Harbinger Affiliate.

12.
Notwithstanding anything to the contrary herein, there shall be no liability on the part of the Company, the board of directors of the Company or, subject to its having complied with its obligations under this Agreement, the Proposed Sellers to the Tag-Along Parties or any of their respective affiliates if any Tag-Along Sale or Fortress Sale is not consummated for whatever reason.  For the avoidance of doubt, the determination of whether to effect a Tag-Along Sale or a Fortress Sale shall be in the sole and absolute discretion of the Proposed Sellers (provided, however, that the foregoing shall not relieve the Proposed Sellers of their obligations under this Agreement in connection with any Tag-Along Sale or Fortress Sale).

13.	The Harbinger Stockholders shall be severally and not jointly or jointly and severally liable for any non-performance of any Harbinger Affiliates not party hereto.

14.
Each Harbinger Stockholder represents that it has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and that the execution, delivery and performance of this Agreement by each of them has been duly authorized by all necessary corporate action.

15.
Each Harbinger Stockholder represents that the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and that this Agreement constitutes a legal, valid and binding obligation of such Harbinger Stockholder enforceable against it in accordance with its terms.

The Harbinger Stockholders agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Harbinger Stockholders or any other Harbinger Affiliate in accordance with the terms hereof or were otherwise breached and that the Purchasers shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

This Agreement contains all of the terms and conditions agreed to by the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the Harbinger Stockholders (in the case of any assignment by any Purchaser) or the Purchasers (in the case of any assignment by the Harbinger Stockholders); provided, however, that (x) a Purchaser may assign this Agreement without the prior written consent of the Harbinger Stockholders to any of its Affiliates (as defined in the Purchase Agreement) that assumes such Purchaser’s obligations under the Securities Purchase Agreement (each, a “Permitted Transferee”) (provided, further, that any assignment to a Permitted Transferee shall only be effective for so long as such Permitted Transferee remains an Affiliate of the applicable Purchaser and the rights and obligations assigned to such Person shall cease to be of further force and effect when such Permitted Transferee ceases to be an Affiliate of the applicable Purchaser), (y) subject to compliance with the penultimate sentence of Section 1 hereof, the Harbinger Stockholders may assign this Agreement without the prior written consent of the Purchasers to any of their respective Affiliates; provided, however, that if any Harbinger Stockholder Transfers any shares of Common Stock held by it to any of its Affiliates, such Affiliate must agree to be bound by the terms of this Agreement and unless such Transfer is a Transfer of all shares of Common Stock held by such Harbinger Stockholder, the assignment shall not relieve the assignor from its obligations under this Agreement with respect to the shares of Common Stock that it continues to hold, and (z) upon any Change of Control (as defined in the Certificate of Designation) of a Purchaser or a Permitted Transferee thereof (treating for this purpose such Purchaser or Permitted Transferee as the Company and each equity holder of such Purchaser or Permitted Transferee as of the date such Purchaser or Permitted Transferee acquires shares of Preferred Stock as persons listed in clause (1) of the definition of “Permitted Holders” used in such Change of Control definition), the Purchaser or such Permitted Transferee shall not, solely for purposes of Section 1 hereof, be deemed to own any shares of Preferred Stock.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns.  Any purported assignment other than in compliance with the terms hereof shall be void ab initio.

Nothing in this Agreement shall confer any rights, remedies or claims upon any person or entity other than the undersigned parties to this Agreement or a permitted assignee thereof.

This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of New York without giving effect to the conflicts of laws principles thereof.

Any action seeking to enforce any provision of, or, directly or indirectly arising out of or in any way relating to, this Agreement or the transactions contemplated hereby shall be brought in any New York state or federal court located in New York County, in the State of New York, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any such action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action brought in any such court has been brought in an inconvenient forum.  Process in any such action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be effected as originally contemplated to the fullest extent possible.

This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.  This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement to be executed, as of the date first written above.

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By: Harbinger Capital Partners LLC, its investment manager

By:
Name:
Title:

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

By: Harbinger Capital Partners Special Situations GP, LLC, its general partner

By:
Name:
Title:

GLOBAL OPPORTUNITIES BREAKAWAY LTD.

By: Harbinger Capital Partners II LP, its investment manager

By:
Name:
Title:

Accepted and Agreed:

CF TURUL LLC

By:
Name:
Title:

[Signature Page to Tag-Along Rights Letter Agreement]

PECM STRATEGIC FUNDING L.P.

By:
Name:
Title:

PROVIDENCE TMT DEBT OPPORTUNITY FUND II, L.P.

By:
Name:
Title:

WILTON RE HOLDINGS LIMITED

By:
Name:
Title:

[Signature Page to Tag-Along Rights Letter Agreement]

Exhibit D

EXECUTION COPY

Harbinger Capital Partners Master Fund I, Ltd.
Harbinger Capital Partners Special Situations Fund, L.P.
Global Opportunities Breakaway Ltd.

May [  ], 2011

CF Turul LLC
c/o Fortress Investment Group LLC
1345 Avenue of the Americas, 46th Floor
New York, NY 10105
Attention:Constantine M. Dakolias
Facsimile:        (212) 798-6099

Re: Corporate Opportunities

Ladies and Gentlemen:

Reference is hereby made to that certain Securities Purchase Agreement, dated as of May 12, 2011 (as amended or modified from time to time in accordance with its terms, the “Purchase Agreement”), by and among CF Turul LLC (the “Purchaser”), PECM Strategic Funding L.P., Providence TMT Debt Opportunity Fund II, L.P., Wilton RE Holdings Limited and Harbinger Group Inc., a Delaware corporation (the “Company”), pursuant to which, on the date hereof, the Company has issued to the Purchaser, and the Purchaser has purchased from the Company (such transaction, the “Preferred Sale”), 205,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”).

As an inducement to the Purchaser to consummate the Preferred Sale and as required pursuant to Sections 6.1 and 6.3 of the Purchase Agreement, each of Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands limited company, Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership, and Credit Global Opportunities Breakaway Ltd., a Cayman Islands limited company, (together, the “Harbinger Stockholders”) hereby covenants and agrees severally, and not jointly or jointly and severally,  as follows:

1.
So long as (x) the Purchaser owns at least ten percent (10%) of the Preferred Stock purchased by the Purchaser on the date of the closing of the Preferred Sale (whether held in the form of Preferred or Common Stock issued upon conversion of the Preferred Stock) and (y) the Harbinger Affiliates (i)

collectively beneficially own at least a 35% of the Company’s outstanding common stock or voting power (unless a greater percentage of the common stock or voting power is owned by a third party or “group” (within the meaning of Section 13(d) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder)) or (ii) beneficially own at least 10% of the Company’s outstanding common stock or voting power and any of them are party to an investment management agreement with the Company or any of its subsidiaries (which shall exclude, for the avoidance of doubt, (x) any expense reimbursement agreement or (y) any management agreement between any Harbinger Affiliate and Harbinger F&G, LLC or any of its subsidiaries, including Front Street Re. or any other affilate of the Company to the extent such management agreements are permitted pursuant to the Purchase Agreement and the Certificate of Designation relating to the Preferred Stock)), if any of the Harbinger Affiliates, as defined below, (other than any Portfolio Company (as defined in the Certificate of Designation relating to the Preferred Stock) of the Harbinger Affiliates) (each, a “Subject Person”) desires to pursue any Restricted Potential Corporate Opportunity (as defined below) then such Subject Person shall first present such Restricted Potential Corporate Opportunity to the Company, provide the Company with a reasonable period of time to consider such Restricted Potential Corporate Opportunity and present such Restricted Potential Corporate Opportunity to the board of directors of the Company (the “Board of Directors”), including the Independent Directors (as defined below), for consideration and provide reasonable detail regarding such Restricted Potential Corporate Opportunity including the expected timing for such investment.

2.
If the Board of Directors, including a majority of the Independent Directors, declines to pursue such Restricted Potential Corporate Opportunity substantially in accordance with the terms and timing as outlined in such offer (a “Declined Opportunity”), any Subject Person shall, unless the Board of Directors or the Independent Directors have declined the Restricted Potential Corporate Opportunity in reliance on Article X of the Company’s Certificate of Incorporation (as now in effect or as hereafter amended, and including any successor provision thereto, “Article X”) (in which event a Restricted Potential Corporate Opportunity shall not be a Declined Opportunity), be free to pursue such Declined Opportunity itself or offer, refer or present such Declined Opportunity to any other person or entity, and, in either case, the Company and its subsidiaries shall not have any interest, expectancy or right in or to such Declined Opportunity or to receive any income or proceeds derived from such Declined Opportunity.  For the avoidance of doubt, it is understood and agreed that (a) unless and until  a Restricted Potential Corporate Opportunity that is required to be presented to the Board of Directors under paragraph 1 becomes a Declined Opportunity, no Subject Person shall be permitted to pursue such Restricted Potential Corporate Opportunity for itself or offer, refer or present such Restricted Potential Corporate Opportunity to any other person or entity other than the Company and (b) if any Subject Person desires to pursue a Restricted Potential Corporate Opportunity on terms that are materially more favorable (in the aggregate) to it  than were outlined in a Declined Offer, such Restricted Potential Corporate Opportunity shall not be considered a Declined Offer unless and until offered and declined again by the Company as a new Restricted Potential Corporate Opportunity in accordance with  paragraphs 1 and 2 hereof.  For purposes hereof, “Independent Director” means any member of the Board of Directors who is "independent" as defined in Section 303A of The New York Stock Exchange Listed Company Manual and not, and within the last two years prior to any determination has not been, a director, officer, partner, manager, representative, agent or employee of any of the Harbinger Affiliates, the Purchaser or any of their respective Affiliates.

3.
In the event that the Board of Directors does not decline (in accordance with the foregoing paragraph) to pursue any Restricted Potential Corporate Opportunity within the time period for consideration specified as contemplated by paragraph 1, then the Company shall be entitled to fully exploit such Restricted Potential Corporate Opportunity on substantially the terms and conditions presented as described in paragraph 1 hereof; provided, however, that notwithstanding anything to the contrary contained in Section (1) above, in such event, each entity managed by a Harbinger Affiliate and listed on Schedule A hereto (each a “Harbinger Fund”) shall be entitled to invest (or otherwise participate) in such Restricted Potential Corporate Opportunity on a pro rata basis with the Company (and/or one or more of its subsidiaries, as the case may be) based on the relative capital of such Harbinger Funds and the Company (and/or one or more of its subsidiaries, as the case may be) available to invest in such Restricted Potential Corporate Opportunity, subject to appropriate adjustments or arrangements (including voting agreements if appropriate) so that the investment of the Company is treated as a majority owned entity for purposes of the Investment Company Act of 1940, as amended.  In determining the pro rata allocations among the Company (and/or one or more of its subsidiaries, as the case may be) and the Harbinger Funds for any Restricted Potential Corporate Opportunity, the direct and indirect ownership of the Harbinger Affiliates in the Company shall be taken into account, as further illustrated in the hypothetical example contained on Schedule A hereto.

4.
So long as the Purchaser owns at least ten percent (10%) of the Preferred Stock purchased by the Purchaser on the date of the closing of the Preferred Sale (whether held in the form of Preferred or Common Stock issued upon conversion of the Preferred Stock), the Harbinger Affiliates shall not, without the written consent of the Purchaser, amend or enter into any management agreement with the Company or any of its subsidiaries that provides for the payment of management fees by the Company and its subsidiaries to the Harbinger Affiliates in excess of $10,000,000 in the aggregate per annum, reduced by any amounts paid or payable per annum pursuant to a transaction of the type described in clause (xiii) of the definition of Specified Related Party Transaction contained in the Certificate of Designation; provided, however, that any management fees or incentive fees paid to a Harbinger Affiliate in connection with any FS/OM Permitted Activities (as defined in the Certificate of Designation) shall be disregarded for purposes of the foregoing calculation; provided, further, that if the Market Capitalization/Liquidity Threshold (as defined in the Certificate of Designation) is satisfied, the provisions contained in this Section 6 shall immediately terminate and thereafter be of no further force or effect.

5.
The Harbinger Stockholders shall severally indemnify and hold the Purchaser harmless from and against any  Losses (as defined in the Purchase Agreement) arising as a result of the failure to comply with any provision of this Agreement by any Harbinger Affiliate that is not party hereto that are controlled by such Harbinger Stockholders.

6.	For purposes of this Agreement:

“Charter” means the Company’s certificate of incorporation.

“Control Investment” means (a)  the acquisition of an equity interest in a Person operating primarily in the Specified Industries, provided that such interest entitles the holder thereof to elect a majority of the members of the board of directors, general partner, managing member or similar governing body of such Person; (b) the acquisition of operating assets comprising a whole company,  operating division or a line of business within the Specified Industry;  or (c) the acquisition of any debt of any Person that is (i) in bankruptcy, (ii) insolvent, (ii) known by a Subject Person to be in the zone of insolvency or to have defaulted on payment of any debt for borrowed money; provided, that such debt investment is intended to result in a Control Investment as described in clause (a) or (b) above.  For the avoidance of doubt, any Restricted Potential Corporate Opportunity that would be a Control Investment, but for any pro rata allocations made pursuant to Section (3) above, shall nonetheless be a Control Investment for purposes hereof even if, after giving effect to such pro rata allocations, such Restricted Potential Corporate Opportunity may no longer meet the criteria set forth in (a), (b) or (c) of this definition of Control Investment.

“Harbinger Affiliate” means, as of any date of determination, Harbinger Capital Partners LLC, a Delaware limited liability company, Harbinger Capital Partners II LP, a Delaware limited partnership and Philip A. Falcone, and any limited partnership, limited liability company, corporation or other entity that Harbinger Capital Partners LLC, Harbinger Capital Partners II LP, or Philip A. Falcone directly or indirectly controls, is controlled by or is under common control with (other than the Company and its subsidiaries) and shall include the Harbinger Stockholders.

“Person” means an individual, corporation, partnership, unincorporated association or other entity.

“Potential Corporate Opportunity”  means any potential transaction or matter (and any such actual or potential business opportunity) that may constitute or present a business opportunity for the Company or any of its subsidiaries, in which the Company or any of its subsidiaries could, but for the provisions in Article X of the Company’s Charter, have an interest or expectancy.

“Restricted Potential Corporate Opportunity” means a Potential Corporate Opportunity that satisfies all of the following conditions:

(A) the Company and its subsidiaries possess, or would reasonably be expected to be able to possess, the resources, including cash, necessary to exploit such Potential Corporate Opportunity (after taking into account reasonable expectations of financing, and any pro rata allocation made pursuant to paragraph 3 above); and

(B) such Potential Corporate Opportunity is a Control Investment in one or more of the Specified Industries.

“Specified Industries” means the consumer products, insurance and financial products, agriculture, power generation and water and natural resources industries.

In addition,  Harbinger Capital Partners LLC, a Delaware limited liability company, and Harbinger Capital Partners II LP, a Delaware limited partnership, each hereby covenants and agrees to jointly and severally indemnify and hold the Purchaser harmless from and against any Losses arising in connection with the failure to comply  with any provision of this Agreement by either of them or by any other Harbinger Affiliate that is not a party hereto (other than any of such Harbinger Affiliates as which the Harbinger Stockholders are responsible in accordance with paragraph 5).

Each Harbinger Stockholder and each of the other parties hereto (other than Purchaser) represents that it has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and that the execution, delivery and performance of this Agreement by each of them has been duly authorized by all necessary corporate action.  Each Harbinger Stockholder and each of the other parties hereto (other than Purchaser) represents that the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and that this Agreement constitutes a legal, valid and binding obligation of such party enforceable against it in accordance with its terms.

Each of the Harbinger Stockholders and the other parties hereto (other than Purchaser) agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Subject Persons in accordance with the terms hereof or were otherwise breached and that the Purchaser shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the undersigned parties to this Agreement (other than the Company); provided that the Agreement may not be amended in any way that would expand or impose any additional obligations on the Company without the Company’s prior written consent.

This Agreement contains all of the terms and conditions agreed to by the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the Harbinger Stockholders (in the case of any assignment by the Purchaser) or the Purchaser (in the case of any assignment by the Harbinger Stockholders), and any purported assignment or other transfer (including by operation of law) without such consent shall be void and unenforceable; provided, however, that the Purchaser may assign its rights and interests hereunder to an affiliate of the Purchaser that assumes the Purchaser’s obligations under the Purchase Agreement (each, a “Permitted Transferee”); provided, further, that any assignment to a Permitted Transferee shall only be effective for so long as such Permitted Transferee remains an affiliate of the applicable Purchaser and the rights and obligations assigned to such Person shall cease to be of further force and effect when such Permitted Transferee ceases to be an affiliate of the applicable Purchaser; provided further, upon any Change of Control (as defined in the Certificate of Designation) of a Purchaser or a Permitted Transferee thereof (treating for this purpose such Purchaser or Permitted Transferee as the Company and each equity holder of such Purchaser or Permitted Transferee as of the date such Purchaser or Permitted Transferee acquires shares of Preferred Stock as persons listed in clause (1) of the definition of "Permitted Holders" used in such Change of Control definition), the Purchaser or such Permitted Transferee shall not, solely for purposes of Sections 1 and 6 hereof, be deemed to own any shares of Preferred Stock or Common Stock.

Nothing in this Agreement shall confer any rights, remedies or claims upon any person or entity other than the undersigned parties to this Agreement or a permitted assignee thereof.  For the avoidance of doubt, the Company is not a third party beneficiary hereof and shall have no rights hereunder.

This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of New York without regard to conflicts of law principles thereof.

Any action seeking to enforce any provision of, or, directly or indirectly arising out of or in any way relating to, this Agreement or the transactions contemplated hereby shall be brought in any New York state or federal court located in New York County, in the State of New York, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any such action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action brought in any such court has been brought in an inconvenient forum.  Process in any such action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the Harbinger Stockholders and the Purchaser shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be effected as originally contemplated to the fullest extent possible.

This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.  This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement to be executed, as of the date first written above.

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By: Harbinger Capital Partners LLC, its investment manager

By:
Name:
Title:

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

By: Harbinger Capital Partners Special Situations GP, LLC, its general partner

By:
Name:
Title:

GLOBAL OPPORTUNITIES BREAKAWAY LTD.

By: Harbinger Capital Partners II LP, its investment manager

By:
Name:
Title:

Solely for purpose of the first, second and third paragraphs following paragraph 6:

HARBINGER CAPITAL PARTNERS LLC

By:
Name:
Title:

[Signature Page to Corporate Opportunities Letter Agreement]

Solely for purpose of the first, second and third paragraphs following paragraph 6:

HARBINGER CAPITAL PARTNERS II LP

By:
Name:
Title:

Accepted and Agreed:

CF TURUL LLC

By:
Name:
Title:

[Signature Page to Corporate Opportunities Letter Agreement]

Schedule A

Corporate Opportunity Allocation Example

Assumptions

Total Corporate Opportunity Investment Amount:	$10,000,000
HRG capital available for investment:	$5,000,000
Funds capital available for investment:	$5,000,000

HRG Ownership (pro forma after Series A issuance)
Harbinger Capital Partners Master Fund I, Ltd.	56.00%
Harbinger Capital Partners Special Situations Fund, L.P.	12.00%
Global Opportunities Breakaway Ltd	6.00%
Series A Holders	20.00%
Public Shareholders	6.00%
	100.00%

Harbinger Funds Collective HRG Ownership	74.00%

Pro Rata Participation	Unadjusted Relative Pro Rata Percentage	Adjustment for Indirect HRG Percentage	Adjusted Relative Pro Rata Percentage	Pro Rata Investment Amount
Harbinger Group Inc.	50.00%		87.00%	$8,700,000

Harbinger Funds Collectively*	50.00%	37.00%	13.00%	$1,300,000
	100.00%		100.00%	$10,000,000

*Pro Rata Investment Amount to be allocated among existing Harbinger Funds (listed below) at discretion of HCP

Existing Harbinger Funds
Harbinger Capital Partners Master Fund I, Ltd.
Harbinger Capital Partners Special Situations Fund, L.P.
Global Opportunities Breakaway Ltd.
Credit Distressed Blue Line Master Fund, Ltd.
Harbinger Dedicated Investor Intermediate Fund L.P.
Harbinger China Dragon Trading Vehicle Pte Ltd.

*Pro Rata Investment Amount to be allocated among existing Harbinger Funds (listed below) at discretion of HCP

Exhibit E

Form of Legal Opinion

[LEGAL OPINION OF PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP]

Exhibit F

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is made on _______ __, 2011, by and between Harbinger Group Inc., a Delaware corporation (the “Company”), and ____________ (“Indemnitee”).

RECITALS

The Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company and its affiliates, including but not limited to Zap.com Corporation.

In order to induce Indemnitee to continue to provide services to the Company and its affiliates the Company wishes to provide for the indemnification of, and advancement of expenses to, Indemnitee to the maximum extent permitted by law.

The Certificate of Incorporation (the “Charter”) and the Bylaws (the “Bylaws”) of the Company provide for indemnification of the officers and directors of the Company, and Indemnitee may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).

The Charter, Bylaws and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the board of directors, officers and other persons with respect to indemnification.

The Company and Indemnitee recognize the continued difficulty in obtaining liability insurance for the Company’s directors, officers, employees, agents and fiduciaries, the significant and continual increases in the cost of such insurance and the general trend of insurance companies to reduce the scope of coverage of such insurance.

The Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting directors, officers, employees, agents and fiduciaries to expensive litigation risks at the same time as the availability and scope of coverage of liability insurance provide increasing challenges for the Company.

Indemnitee does not regard the protection currently provided by applicable law, the Company’s governing documents and available insurance as adequate under the present circumstances, and Indemnitee may not be willing to continue to serve in such capacity without additional protection.

The Board of Directors of the Company (the “Board”) has determined that the increased difficulty in attracting and retaining highly qualified persons such as Indemnitee is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure Indemnitee that there will be increased certainty of such protection in the future.

It is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law, regardless of any amendment or revocation of the Charter or Bylaws, so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified.

The Company and Indemnitee acknowledge and agree that, as contemplated by 6 Del. C. § 2708 (“Section 2708”) this Agreement involves at least $100,000 and, therefore, the Company and Indemnitee intend for Section 2708 and the related legislative commentary, which specifies that Section 2708 was intended to supersede all Delaware common law limitations on the enforceability of choice of law provisions (including any restrictions contained in the Restatement (Second) of Conflict of Laws), as well as limitations on contractual consent to jurisdiction or service of process, to apply to this Agreement.

This Agreement is a supplement to and in furtherance of the indemnification provided in the Charter, Bylaws and the DGCL and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

The Company and Indemnitee hereby as follows:

Section 1.        Services to the Company.  Indemnitee agrees to serve as [a director/officer] of the Company.  [Subject to the terms and conditions of any employment agreement between Indemnitee and the Company,] Indemnitee may at any time and for any reason resign from such position, in which event the Company shall have no obligation under this Agreement to continue Indemnitee in such position.  This Agreement shall not be deemed an employment contract between the Company (or any of its subsidiaries or any Enterprise) and Indemnitee.  The foregoing notwithstanding, this Agreement shall be effective as of the date the Indemnitee commenced services as a [director/officer] and continue in force after Indemnitee has ceased to serve as [a director/officer] of the Company and its affiliates.

Section 2.        Definitions.

As used in this Agreement:

(a)        “Corporate Status” describes the status of a person as a current or former director, officer, employee, agent, fiduciary or trustee of the Company or of any other Enterprise which such person is or was serving at the request of the Company.

(b)        “Enforcement Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with an action to enforce indemnification or advancement rights, or an appeal from such action, including, without limitation, the premium, security for and other costs relating to any cost bond, supersedas bond or other appeal bond or its equivalent.

(c)        “Enterprise” shall mean any corporation (other than the Company), partnership, joint venture, trust, employee benefit plan or other legal entity of which Indemnitee is or was serving at the request of the Company as a director, officer, employee, agent, trustee, fiduciary or other Corporate Status.

(d)        “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding or an appeal resulting from a Proceeding, including, without limitation, the premium, security for and other costs relating to any cost bond, supersedas bond or other appeal bond or its equivalent.  Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(e)        “Independent Counsel” means a law firm, or a partner (or, if applicable, member) of such a law firm, that is experienced in matters of Delaware corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company, Harbinger Holdings, LLC, any Enterprise or Indemnitee or any of their affiliates in any matter material to any such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.  Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.  The Company agrees to pay the reasonable fees and expenses of the Independent Counsel and to fully indemnify such counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(f)         The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, in which Indemnitee was, is or will be involved as a party or otherwise by reason of the fact that Indemnitee is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee, agent, fiduciary or trustee of any Enterprise or by reason of any action taken by him or of any action taken on his part while acting as director or officer of the Company or while serving at the request of the Company as a director, officer, employee, agent, fiduciary or trustee of any Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement or advancement of expenses can be provided under this Agreement; provided, however, that the term “Proceeding” shall not include any action, suit or arbitration, or part thereof, initiated by Indemnitee to enforce Indemnitee’s rights under this Agreement as provided for in Section 13(e) of this Agreement.

Section 3.         Indemnity in Third-Party Proceedings.  The Company shall indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor.  Pursuant to this Section 3, Indemnitee shall be indemnified against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

Section 4.         Indemnity in Proceedings by or in the Right of the Company.  The Company shall indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor.  Pursuant to this Section 4, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.  No indemnification for Expenses shall be made under this Section 4 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that the Delaware Court of Chancery (the “Delaware Court”) or any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the Delaware Court or such other court shall deem proper.

Section 5.         Indemnification for Expenses of a Party Who is Wholly or Partly Successful.  Notwithstanding any other provisions of this Agreement and except as provided in Section 8, to the extent that Indemnitee is a party to or a participant in and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.  If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter.  For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 6.         Indemnification For Expenses of a Witness.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness, or is made (or asked to) respond to discovery requests, in any Proceeding to which Indemnitee is not a party and is not threatened to be made a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

Section 7.         Additional Indemnification.

(a)        Except as provided in Section 8, notwithstanding any limitation in Sections 3, 4 or 5, the Company shall indemnify Indemnitee to the fullest extent permitted by law if Indemnitee is a party to or is threatened to be made a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with the Proceeding.

(b)        For purposes of Section 7(a), the meaning of the phrase “to the fullest extent permitted by law” shall include, but not be limited to:

(i)           to the fullest extent permitted by the provision of the DGCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL or such provision thereof; and

(ii)           to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.

Section 8.        Exclusions.  Notwithstanding any provision in this Agreement to the contrary, the Company shall not be obligated under this Agreement:

(a)        to make any indemnity for amounts otherwise indemnifiable hereunder (or for which advancement is provided hereunder) if and to the extent that Indemnitee has otherwise actually received such amounts under any insurance policy, contract, agreement or otherwise;

(b)        to make any indemnity for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; or

(c)        to make any indemnity or advancement that is prohibited by applicable law.

Section 9.        Advances of Expenses.  The Company shall advance the Expenses incurred by Indemnitee in connection with any Proceeding, and such advancement shall be made within twenty (20) days after the receipt by the Company of a statement or statements requesting such advances (which shall include invoices received by Indemnitee in connection with such Expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditures made that would cause Indemnitee to waive any privilege accorded by applicable law shall not be included with the invoice) from time to time, whether prior to or after final disposition of any Proceeding.  Advances shall be unsecured and interest free.  Advances shall be made without regard to Indemnitee’s ability to repay the expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement.  Indemnitee shall qualify for advances upon the execution and delivery to the Company of this Agreement which shall constitute an undertaking providing that Indemnitee undertakes to the fullest extent required by law to repay the advance if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Indemnitee is not entitled to be indemnified by the Company.  The right to advances under this paragraph shall in all events continue until final disposition of any Proceeding, including any appeal therein.  Nothing in this Section 9 shall limit Indemnitee’s right to advancement pursuant to Section 13(e) of this Agreement.

Section 10.       Procedure for Notification and Defense of Claim.

(a)        To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request therefor and, if Indemnitee so chooses pursuant to Section 11 of this Agreement, such written request shall also include a request for Indemnitee to have the right to indemnification determined by Independent Counsel.

(b)        The Company will be entitled to participate in the Proceeding at its own expense.

Section 11.       Procedure Upon Application for Indemnification.

(a)        Upon written request by Indemnitee for indemnification pursuant to Section 10(a), a determination, if such determination is required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case: (i) by Independent Counsel in a written opinion to the Board if Indemnitee so requests in such written request for indemnification pursuant to Section 10(a), or (ii) by the Company in accordance with applicable law if Indemnitee does not so request such determination be made by Independent Counsel.  In the case that such determination is made by Independent Counsel, a copy of Independent Counsel’s written opinion shall be delivered to Indemnitee and, if it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination.  Indemnitee shall cooperate with the Independent Counsel or the Company, as applicable, making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such counsel or the Company, upon reasonable advance request, any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination.  Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the Independent Counsel or the Company shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(b)        In the event that Indemnitee exercises his right to have his entitlement to indemnification determined by Independent Counsel pursuant to Sections 10(a) and 11(a)(i), the Independent Counsel shall be selected by Indemnitee.  The Company may, within ten (10) days after written notice of such selection, deliver to Indemnitee a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion.  Absent a proper and timely objection, the person so selected shall act as Independent Counsel.  If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit.  If, within twenty (20) days after the later of (i) submission by Indemnitee of a written request for indemnification and Independent Counsel pursuant to Sections 10(a) and 11(a)(i) hereof, respectively, and (ii) the final disposition of the Proceeding, including any appeal therein, no Independent Counsel shall have been selected without objection, Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Company to the selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate.  The person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 11(a) hereof.  Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 13(a) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

Section 12.    Presumptions and Effect of Certain Proceedings.

(a)        In making a determination with respect to entitlement to indemnification hereunder, it shall be presumed that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 10(a) of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making of any determination contrary to that presumption.  In an action to enforce this Agreement, neither (i) the failure of the Company or of Independent Counsel to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor (ii) an actual determination by the Company or by Independent Counsel that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(b)        Indemnitee shall be deemed to have acted in good faith to the extent Indemnitee’s action is based on the records or books of account of the Company or any other Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of the Company or any other Enterprise in the course of their duties, or on the advice of legal counsel for the Company or any other Enterprise, or for any committee of the Board or the board of directors of any other Enterprise, or on information or records given or reports made to the Company or any other Enterprise, or to any committee of the Board or the board of directors of any other Enterprise, by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or any other Enterprise, or by any committee of the Board or the board of directors of any other Enterprise.

(c)        The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of guilty, nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith or in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.  The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty.

(d)        The knowledge and/or actions, or failure to act, of any director, officer, agent, fiduciary or employee of the Company or any Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.  Whether or not the foregoing provisions of this Section 12 are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.  Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

Section 13.       Remedies of Indemnitee.

(a)        Subject to Section 13(f), in the event that (i) a determination is made pursuant to Section 11 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 9 of this Agreement, (iii) Indemnitee has submitted a request for indemnification that does not include a request for Independent Counsel and no determination of entitlement to indemnification shall have been made pursuant to Section 11(a) of this Agreement within sixty (60) days after receipt by the Company of such request, (iv) Indemnitee has submitted a request for indemnification that does include a request for Independent Counsel and no determination of entitlement to indemnification shall have been made pursuant to Section 11(a) of this Agreement within sixty (60) days after either (A) the ten (10) day period for objection to the selection of Independent Counsel has expired with no objection made or (B), if such an objection has been made, resolution of any such objection, (v) payment of indemnification is not made pursuant to Section 5 or 6 or the last sentence of Section 11(a) of this Agreement within ten (10) days after receipt by the Company of a written request therefor, or (vi) payment of indemnification pursuant to Section 3, 4 or 7 of this Agreement is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication by a court of his entitlement to such indemnification or advancement.  Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association.  Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 13(a); provided, however, that the foregoing time limitation shall not apply in respect of a proceeding brought by Indemnitee to enforce his rights under Section 5 of this Agreement.  The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b)        In the event that a determination shall have been made pursuant to Section 11(a) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 13 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination.  In any judicial proceeding or arbitration commenced pursuant to this Section 13, the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement, as the case may be.

(c)        If a determination shall have been made pursuant to Section 11(a) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 13, to the fullest extent permitted by law.

(d)        The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 13 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

(e)        The Company shall indemnify Indemnitee against any and all Enforcement Expenses and, if requested by Indemnitee, subject to Section 9, shall (within ten (10) days after receipt by the Company of a written request therefor) advance, to the extent not prohibited by law, such Enforcement Expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advancement from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement or insurance recovery, as the case may be, in the suit for which indemnification or advancement is being sought.

(f)         Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding, including any appeal therein.

Section 14.    Non-exclusivity; Survival of Rights; Insurance.

(a)       The rights of indemnification and to receive advancement as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Charter, the Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise.  No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal.  To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement than would be afforded currently under the Charter, Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.  No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b)        To the extent that the Company or any of its affiliates maintains an insurance policy or policies providing liability insurance for directors, officers, employees, agents, fiduciaries or trustees of the Company or of any other Enterprise, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee, agent, fiduciaries or trustee under such policy or policies.  If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies.  The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

 (c)       The Company’s obligation to provide indemnification or advancement hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee, agent, fiduciary or trustee of any other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement from such other Enterprise.

Section 15.       Duration of Agreement.  This Agreement shall continue until and terminate upon the later of: (a) ten (10) years after the date that Indemnitee shall have ceased to serve as a director or officer (or in any other Corporate Status) of any of the Company or its affiliates or (b) one (1) year after the final termination of any Proceeding, including any appeal, then pending in respect of which Indemnitee is granted rights of indemnification or advancement hereunder and of any proceeding, including any appeal, commenced by Indemnitee pursuant to Section 13 of this Agreement relating thereto.  This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and his heirs, executors and administrators.  The Company shall require and cause any successor, and any direct or indirect parent of any successor, whether direct or indirect by purchase, merger, consolidation or otherwise, to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Section 16.       Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 17.       Enforcement.

(a)        The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a [director/officer] of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a [director/officer] of the Company.

(b)        This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Charter, the Bylaws, applicable law and prior agreements, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.  For the avoidance of doubt, this Agreement shall not diminish or abrogate any rights of Indemnitee with regard to indemnification or advancement agreements undertaken with Zapata.

Section 18.       Modification and Waiver.  No supplement, modification or amendment, or waiver of any provision, of this Agreement shall be binding unless executed in writing by the parties thereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

Section 19.       Notice by Indemnitee.  Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement as provided hereunder.  The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise.

Section 20.       Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (c) mailed by reputable overnight courier and receipted for by the party to whom said notice or other communication shall have been directed or (d) sent by facsimile transmission, with receipt of oral confirmation that such transmission has been received:

(a)        If to Indemnitee, to:

Attn:  [INDEMNITEE]

(b)        If to the Company to:

Harbinger Group Inc.
450 Park Avenue, 27th Floor
New York, NY  10022

or to any other address as may have been furnished to Indemnitee by the Company.

Section 21.       Contribution.

(a)        Whether or not the indemnification provided for in this Agreement is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall pay, in the first instance, the entire amount of any  judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and Expenses without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee.  The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

(b)        Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall contribute to the amount of judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and Expenses actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and  Indemnitee, on the other hand, in connection with the events that resulted in such Expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which applicable law may require to be considered.  The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(c)        The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company or its affiliates, other than Indemnitee, who may be jointly liable with Indemnitee.

Section 22.       Applicable Law and Consent to Jurisdiction.  This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules.  Except with respect to any arbitration commenced by Indemnitee pursuant to Section 13(a) of this Agreement, the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Delaware Court, and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) consent to service of process at the address set forth in Section 20 of this Agreement with the same legal force and validity as if served upon such party personally within the State of Delaware, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

Section 23.       Identical Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.  Only one such counterpart signed by the party against whom enforceability is sought needs to be produced in order to evidence the existence of this Agreement.

Section 24.       Miscellaneous.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

HARBINGER GROUP INC.

By:
Name:
Office:

[INDEMNITEE]
Name:

Exhibit G

EXECUTION COPY

WRITTEN CONSENT
OF
THE HOLDERS OF A MAJORITY OF THE COMMON STOCK
OF
HARBINGER GROUP INC.

The undersigned, as of May [  ], 2011, being collectively the record holders (the “Stockholders”) of a majority of the issued and outstanding shares of common stock, par value $0.01 per share (the “Company Common Stock”), of Harbinger Group Inc., a Delaware corporation (the “Company”), acting pursuant to Section 228(a) of the General Corporation Law of the State of Delaware do hereby irrevocably consent to the adoption of the following resolution and agree that said resolution shall have the same effect as if duly adopted at a meeting of the holders of Company Common Stock:

WHEREAS, the Stockholders hold a majority of the issued and outstanding shares of the Company Common Stock;

WHEREAS, pursuant to the Securities Purchase Agreement, dated as of May 12, 2011 (the “Purchase Agreement”), by and among the Company and CF Turul LLC, a Delaware limited liability company, PECM Strategic Funding L.P., a Cayman Islands limited partnership, Providence TMT Debt Opportunity Fund II, L.P., a Cayman Islands limited partnership, and Wilton Re Holdings Limited, a Bermuda limited company (each, a “Purchaser” and together, the “Purchasers”), the Company issued and sold to the Purchasers, 280,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company;

WHEREAS, the Company may issue and sell additional shares of such Series A Convertible Preferred Stock in an amount up to 400,000, in the aggregate, when added to the shares sold to the Purchasers (the “Convertible Preferred Stock”);

WHEREAS, the shares of Convertible Preferred Stock shall be convertible into shares of Company Common Stock in accordance with the Certificate of Designation of Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on May [  ], 2011; and

WHEREAS, pursuant to the requirements of Sections 312.03 and 312.04 of the NYSE Listed Company Manual, approval of the Stockholders holding a majority of the issued and outstanding shares of Company Common Stock is required to (a) permit the holders of the Convertible Preferred Stock to (i) vote on an as-converted basis with the Company Common Stock such that the Convertible Preferred Stock will have voting power equal to or in excess of twenty percent (20%) of the voting power outstanding before such grant of voting power and (ii) convert shares of Convertible Preferred Stock into a number of shares of Company Common Stock equal to or in excess of twenty percent (20%) of the number of shares of Company Common Stock outstanding before such conversion, and (b) permit (i) the holders of the Convertible Preferred Stock issued pursuant to the Purchase Agreement to exercise Securities Participation Rights and (ii) the issuance of Company Equity Securities pursuant to such exercise of Securities Participation Rights, in each of the cases of clauses (i) and (ii), pursuant to, and in accordance with, Section 5.5 of the Purchase Agreement (clauses (a) and (b), together, the “Convertible Preferred Rights”).

NOW THEREFORE BE IT

RESOLVED, that, as required by Sections 312.03 and 312.04 of the NYSE Listed Company Manual, each of the undersigned hereby authorizes and approves the Convertible Preferred Rights.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned, as the record holder of 36,885,401 shares of Company Common Stock, has executed this Action by Written Consent effective as of May [  ], 2011.

Date of Signature:

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD. By: Harbinger Capital Partners LLC, its investment manager

May [ ], 2011	By:
Name:
Title:

[Signature Page to Stockholder Written Consent]

IN WITNESS WHEREOF, the undersigned, as the record holder of 12,434,660 shares of Company Common Stock, has executed this Action by Written Consent effective as of May [  ], 2011.

Date of Signature:

GLOBAL OPPORTUNITIES BREAKAWY LTD. By: Harbinger Capital Partners II LP, its investment manager

May [ ], 2011	By:
Name:
Title:

[Signature Page to Stockholder Written Consent]

IN WITNESS WHEREOF, the undersigned, as the record holder of 21,493,161 shares of Company Common Stock, has executed this Action by Written Consent effective as of May [  ], 2011.

Date of Signature:

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P. By: Harbinger Capital Partners Special Situations GP, LLC, its general partner

May [ ], 2011	By:
Name:
Title:

[Signature Page to Stockholder Written Consent]

IN WITNESS WHEREOF, the undersigned, as the record holder of 59,046,668 shares of Company Common Stock, has executed this Action by Written Consent effective as of May [  ], 2011.

Date of Signature:

WILMINGTON TRUST COMPANY

May [ ], 2011	By:
Name:
Title:

[Signature Page to Stockholder Written Consent]